As submitted to the Securities and Exchange Commission on December 9, 2024

Registration No. 333-238883

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 16 TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KRAIG BIOCRAFT LABORATORIES, INC.

(Exact name of registrant as specified in its charter)

Wyoming	7372	83-0459707
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2723 South State St. Suite 150

Ann Arbor, Michigan 48104

Tel. (734) 619-8066

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kim Thompson, CEO

Kraig Biocraft Laboratories, Inc.

2723 South State St., Suite 150, Ann Arbor, Michigan 48104

(734) 619-8066

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Louis Taubman, Esq. Hunter Taubman Fischer & Li LLC 950 Third Avenue, 19th Floor New York, New York 10022 (212) 530-2210	Barry I. Grossman, Esq. Sarah E. Williams, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105 (212) 370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Exchange Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell or accept an offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED November 22, 2023

KRAIG BIOCRAFT LABORATORIES, INC.

1,904,762 Units

Each Unit Consisting of One Share of Class A Common Stock

One Warrant to Purchase One Share of Class A Common Stock

1,904,762 Shares of Class A Common Stock underlying the Warrants

138,528 Representative Warrants

138,528 Shares of Class A Common Stock underlying the Representative Warrants

This is a firm commitment underwritten public offering by Kraig Biocraft Laboratories, Inc., a Wyoming corporation (the “Company”) of 1,904,762 units (the “Units”), based on an assumed initial offering price of $5.25 per Unit, the midpoint of the anticipated price range of the Units. We anticipate a public offering price between $4.25 and $6.25 per Unit.

Each Unit consists of 1 share of our Class A common stock, no par value (the “Common Stock”) and one warrant (a “Purchase Warrant”) to purchase one share of our Common Stock at an exercise price of $5.25 per share (100% of the price of each Unit sold in this offering based on an assumed initial offering price of $5.25 per Unit, the midpoint of the anticipated price range). The Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The shares of Common Stock and Purchase Warrants comprising the Units are immediately separable and will be issued separately in this offering. Each Purchase Warrant offered hereby is immediately exercisable on the date of issuance and will expire five years from the date of issuance. The public offering price will be determined by us and Maxim Group LLC (“Maxim”), as representatives of the underwriters, taking into consideration several factors as described in “Underwriting – Determination of Offering Price”, and will not be based upon the price of our Common Stock on the OTCQB Marketplace (the “OTCQB”).

As of December 10, 2020, we are a fully reporting company under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Common Stock is currently quoted on the OTCQB under the symbol “KBLB.” As of December 5, 2024, the last reported sales price for our Common Stock as quoted on the OTCQB was $0.11 per share. There is no established trading market for the Purchase Warrants. Quotes of stock trading prices on an over-the-counter marketplace may not be indicative of the market price on a national securities exchange. There is a limited public trading market for our Common Stock. We have applied to list our Common Stock and the Purchase Warrants on NASDAQ, but may apply for it be listed on a different national exchange under the symbols “KBLB” and “KBLBW,” respectively. We believe that upon the completion of the offering contemplated by this prospectus, we will meet the standards for listing on a national exchange. We cannot guarantee that we will be successful in listing our Common Stock or our Purchase Warrants on a national exchange, or, if successful, that an active trading market for our Common Stock or Purchase Warrants will develop or be sustained. If we are unable to list our Common Stock on a national exchange, the Company will not consummate this offering.

The offering price of the Units will be determined between the underwriters and us at the time of pricing, considering our historical performance and capital structure, prevailing market conditions, and overall assessment of our business, and may be at a discount to the current market price. Therefore, the assumed public offering price used throughout this prospectus may not be indicative of the actual public offering price for our Common Stock and the Purchase Warrants.

Investing in our securities involves a high degree of risk. You should purchase Units only if you can afford a complete loss of your investment. You should carefully consider the risk factors described under the heading “Risk Factors” beginning on page 16 of this prospectus and under similar headings in any amendments or supplements before purchasing shares of our Common Stock.

	Price to Public(3)	Total (No Exercise Of Over- Allotment)	Total (Full Exercise of Over-Allotment)
Public Offering Price Per Unit	$	$	$
Underwriting Discounts (1)(2)	$	$	$
Proceeds to the Company (before expenses)	$	$	$

(1) We refer you to the section of this prospectus entitled “Underwriting” for additional information regarding underwriter compensation.

(2) We estimate the total expenses payable by us, excluding the underwriting discount, will be approximately $[●].

(3) Based on an assumed price to the public in this Offering of $5.25 per Unit, the midpoint of the price range set forth on the cover page of this prospectus.

We have granted the underwriters a 45-day option to purchase up to an additional 285,715 shares of Common Stock and/or Purchase Warrants to purchase 285,715 shares of Common Stock from us at the assumed public offering price, less the underwriting discount, to cover over-allotments, if any, within forty-five (45) days from the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of Common Stock and Purchase Warrants to purchasers on or about [●], 2024, subject to customary closing conditions, including that, upon the closing of the offering, the Common Stock would qualify for listing on a national exchange.

Sole-Book Running Manager

Maxim Group LLC

The date of this prospectus is December 9, 2024

EXPLANATORY NOTE

We are filing this Amendment No. 16 to our registration statement on Form S-1, initially filed on June 2, 2020, as amended on August 24, 2020, February 8, 2021, February 18, 2021, May 26, 2021, August 25, 2021, December 3, 2021, April 14, 2022, May 25, 2022, December 1, 2022, April 14, 2023, April 27, 2023, May 9, 2023, June 6, 2023, September 1, 2023, November 22, 2023 (File No. 333-238883) (as amended, the “Registration Statement”), to include information contained in the registrant’s Annual Report on Form 10-K for the year ended December 31, 2023 which was filed with the SEC on April 1, 2024 and Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, which was filed with the SEC on November 13, 2024.

No additional securities are being registered under this Amendment No. 16. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

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About this Prospectus

We and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the Units offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. The information contained in this prospectus is current only as of the date on the front cover of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Persons who come into possession of this prospectus and any applicable free writing prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus and any such free writing prospectus applicable to that jurisdiction. See “Underwriting” for additional information on these restrictions.

Industry and Market Data

Unless otherwise indicated, information in this prospectus concerning economic conditions, our industry, our markets and our competitive position is based on a variety of sources, including information from third-party industry analysts and publications and our own estimates and research. Some of the industry and market data contained in this prospectus are based on third-party industry publications. This information involves a number of assumptions, estimates and limitations.

The industry publications, surveys and forecasts and other public information generally indicate or suggest that their information has been obtained from sources believed to be reliable. None of the third-party industry publications used in this prospectus were prepared on our behalf. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” in this prospectus. These and other factors could cause results to differ materially from those expressed in these publications.

Trademarks

This prospectus contains references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by any other companies.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our Units, you should carefully read this entire prospectus, including our financial statements and the related notes and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus and our consolidated financial statements and the accompanying notes included in this prospectus. Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus to “Kraig.” “Kraig Labs,” “the Company,” “we,” “us,” and “our” refer to Kraig Biocraft Laboratories, Inc. together with its wholly-owned subsidiary Prodigy Textiles Co., Ltd., a Vietnamese corporation (“Prodigy Textiles”).

Company Overview

Kraig Biocraft Laboratories, Inc., a Wyoming corporation, is a corporation organized to develop high strength fibers using recombinant DNA technology for commercial applications in technical textile. We use genetically engineered silkworms that produce spider silk protein analogs to create our recombinant spider silk. Applications include performance apparel, workwear, filtration, luxury fashion, flexible composites, medical implants, cosmetics and more. We believe that we have been a leader in the research and development of commercially scalable and cost-effective spider silk for technical textile and non-fibrous applications. Our primary proprietary fiber technology includes natural and engineered variants of spider silk produced in domesticated mulberry silkworms. Our business brings twenty-first century biotechnology to the historical silk industry, permitting us to introduce materials with innovative properties and claims into an established commercial ecosystem of silkworm rearing, silk spinning and weaving, and manufacture of garments and other products that can include our specialty fibers and textiles. Specialty fibers are engineered for specific uses that require exceptional strength, flexibility, heat resistance and/or chemical resistance. The specialty fiber market is exemplified by two synthetic fiber products that come from petroleum derivatives: (1) aramid fibers; and (2) ultra-high molecular weight polyethylene fibers. The technical textile industry involves products for both industrial and consumer products, such as filtration fabrics, medical textiles (e.g., sutures and artificial ligaments), safety and protective clothing and fabrics used in military and aerospace applications (e.g., high-strength composite materials).

We are using genetic engineering technologies to develop fibers with greater strength, resiliency and flexibility for use in our target markets, namely the specialty fiber and technical textile industries. We believe that the genetically engineered protein-based fibers we seek to produce have properties that are in some ways superior to the materials currently available in the marketplace. Production of our product in commercial quantities holds what we believe to be potential life-saving ballistic resistant material, which we believe is lighter, thinner, more flexible, and tougher than steel. Other potential applications for spider silk based recombinant fibers include use as structural material and for any application in which light weight and high strength are required. We believe that fibers made with recombinant protein-based polymers will make significant inroads into the specialty fiber and technical textile markets.

Through our technologies, the introduction of the gene sequence based on those found in native spider silk, results in a germline transformation and is therefore self-perpetuating. This technology is in essence a protein expression platform which has other potential applications including diagnostics and pharmaceutical production. Moreover, our technologies are “green” in as much as our fibers and textiles are derived from nature and do not use any petrochemicals as an input into the fibers.

The Report of Independent Registered Public Accounting Firm to our financial statements as of December 31, 2022 and as of December 31, 2023 include an explanatory paragraph stating that our net loss from operations and net capital deficiency at December 31, 2023 raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

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Products

Our products exploit the unique characteristics of spider silk, specifically dragline silk from Nephila clavipes (golden orb-web spider) and variants thereof. Such fibers possess unique mechanical properties in terms of strength, resilience and flexibility. Through the use of genetic engineering, we have produced a variety of unique transgenic silkworm strains that produce recombinant spider silk. Our recombinant spider silk fibers incorporate the silk proteins found in spider silk with the native silkworm silk proteins. This combination of native silkworm proteins combined with spider silk protein structures results in a new and unique recombinant silk fiber.

Monster Silk®

Monster Silk® was the first recombinant spider silk fiber product we developed. Monster Silk incorporates the natural elasticity of spider silk to make a silk fiber which is more flexible that conventional silk fibers and textiles. We have produced sample products using Monster Silk® including knit fabrics, gloves, and shirts in collaboration with textile mills. We expect that Monster Silk® will have market applications across the traditional textile markets where its increased flexibility will provide increased durability and comfort.

Dragon SilkTM

Dragon SilkTM is the next evolution in recombinant spider silk, combining the elasticity of Monster Silk® with additional high strength elements of native spider silk. Some samples of Dragon SilkTM have demonstrated strength beyond that of native spider silk. This combination of strength and elasticity results in a silk fiber which is soft and flexible, yet tougher than leading synthetic fiber available on the market. Based on inquires we have received from end market leaders, we believe that Dragon SilkTM- will have applications in performance apparel, durable workwear, luxury goods and apparel, and composites.

Other Products

We are continuing to develop new recombinant silks and other protein-based fibers and materials using our genetic engineering capabilities. The Company leverages the latest in genetic engineering technology to develop new silk and protein technologies that it believes will have significant advantages over our legacy technology which created Dragon Silk and Monster Silk. Chief among these is the potential to produce spider silks with greatly increased purity and performance. Due to the biocompatible and biodegradable properties of silk, we believe that the materials developed using this process will create opportunities for products in the medical industry, including sutures, grafts, and implants.

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Strengths

We have developed a method for the production of high-performance bio-degradable, bio-compatible, and ecologically friendly recombinant spider silk materials to replace the existing global infrastructure for mundane silk manufacturing. This system of operations utilizes genetically modified silkworms that have been engineered to produce silks based on the proteins and physical characteristics of native spider silk, a material that has been prized for its physical and chemical properties. By adapting the common silkworm and the production process for the manufacture of traditional silk, we are able to leverage a global production model which currently processes more than 150,000 metric tons of silk per year. Our technology is a direct drop-in replacement for traditional silk manufacturing, allowing any silk operation employing our silkworm technology to immediately be converted, without any additional need for capital investment. We have been granted patent protection in numerous international markets and continue to pursue additional patent protection for our technologies in silk producing and silk consuming countries.

In 2020, we developed a new technology platform, based on a non-CRISPR Cas9 gene editing knock-in knock-out technology. This is our first knock-in knock-out technology which we are now using for the development of advanced materials. This system is built on our eco-friendly and cost-effective silkworm production system, which we believe is more advanced than current competing methods. Knock-in knock-out technology allows for the targeting of specific locations and genetic traits for modification, addition, and removal. This capability should allow us to accelerate new product developments and bring products to market more quickly. This capability also allows for genetic trait modifications that were previously impractical, creating opportunities for products outside of silk fibers and increased flexibility in production location.

Based on our internal analysis, management believes that this new platform technology will allow us to outpace and surpass Dragon Silk, a fiber that we developed with our previous tools. Samples of Dragon Silk have already demonstrated to be tougher than many fibers used in bullet proof vests. We expect that this new approach will yield materials beyond those capabilities based upon its potential for significantly improved purity.

Strategies

Our approach to disrupting the performance and technical textile market is to adapt existing silk industry infrastructure and capacity to produce our high-performance silk with minimal capital investment. Our proprietary recombinant spider silkworms are designed as direct drop-in replacement for existing commercial silk producing operations. Our genetically engineered silks are produced using the same equipment and processes that traditional silk uses. In designing our technologies in this manner, we have minimized our need for expansion capital, limiting our direct investment and contracting with existing secondary fiber processors where the majority of large-scale equipment is needed. Through our subsidiary, Prodigy Textiles in Vietnam, we have established the relationships necessary to secure these contracted secondary services.

We are actively pursuing relationships within our targeted end markets to secure product collaborations with key market channel leaders, but no definitive agreements have been entered into as of the date hereof. We have received numerous unsolicited requests from leading businesses across a range of attractive end markets requesting materials for applications development, which is most likely due to the unique nature of our product. This substantial interest in spider silk materials across abroad spectrum of applications for high performance fibers and textiles, combined with the limited initial production capacity, provides the potential to be selective in choosing the market channel partners best able to quickly bring our product to market at scale. We are working under non-disclosure agreements to secure these collaborative development agreements and to establish limited channel exclusivity for firms we believe mirror our culture of innovation. In January 2021, we entered into a partnership and exclusive purchase agreement with M the Movement by Kings Group, pursuant to which they committed to purchase up to $40 million worth of product. This partnership will establish a jointly owned apparel and fashion brand headquarter in Singapore focuses on sales to the ASEAN region. With recent advancements in our manufacturing capacity, we expect to generate revenues from these relationships in 2023.

Additionally, we are currently focused on building production capacity in Vietnam. A significant part of that operation is our work to increase the robustness of our silkworms within the production environment by developing new hybrids We are currently utilizing a mix of direct staffing and contract labor to support its in-house operations. We are exploring a production expansion model utilizing contract production consistent with the distributed model used for mundane silk production. We will also consider technology licensing models with companies, regions, or countries where its silkworms could be produced under exclusive license.

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Recent Developments

In January 2022, we completed production of the first Dragon Silk yarn produced entirely in Vietnam. The finished recombinant spider silk yarn was spun from raw recombinant spider silk produced at Prodigy Textiles. While Prodigy Textiles remains focused on ramping up the output of silk cocoons, supporting vendors will play an essential role in processing that silk into finished goods for a wide range of consumer markets. Once we achieve commercial scale production, we plan to ship some of this Dragon Silk yarn to SpydaSilk Enterprises in Singapore, a joint venture partially owned by the Company for weaving into fabrics and finished garments. The Company expects that Prodigy Textiles will leverage any expanding silk production to address the material needs of SpydaSilk and make additional materials available for purchase to fill the numerous and backlogged material requests it has received.

In 2023 the Company implemented a concentrated program to strengthen our production silkworm strains with the goal of increasing their robustness and tolerance for the commercial production environment. We undertook this program because our study of previous attempts to increase production indicated that our laboratory strains may have lacked the necessary robustness to carry out our production objectives. This process involved selective breeding over many generations and isolating target traits while crossbreeding with more robust specimens. The ultimate goal is to create two, and ultimately four, separate strains of our silkworm, which, when crossed with each other, would produce significant hybrid vigor. We are now concentrated on six strains, half of which are ready or nearly ready for field trials. As of December 2023, we achieved homozygous for the transgene in one of those strains. We achieved homozygosity of a second strain in the first quarter of 2024.

On January 24, 2024, we signed a memorandum of understand with the Vietnam Sericulture Association (VSA) and the Lam Dong Agro-Forestry Research & Experiment Center (LAREC) to enhance sericulture in Vietnam through the expanded application of the Company’s spider silk silkworm technology.

On April 2, 2024, the Company signed final agreements with the VSA and LAREC. Under these agreements the VSA will provide support and guidance to the Company as it integrates its recombinant silk technology into its operations in Vietnam. The VSA will assist the Company is setting up limited egg production and hatching operations. Under the terms of these agreements the LAREC will provide assistance in selective breeding as necessary and raise one generation of the Company’s specialized silkworms in the LAREC. All eggs and cocoons produced by the LAREC will be returned to the Company for use in production.

Strategic Partnership

On November 23, 2020, we entered into a Strategic Partnership Agreement (as amended in January 2021, the “SPA”) with Mthemovement Kings Pte Ltd (“Kings”). Kings is an eco-friendly luxury streetwear apparel line, part of the Kings Group of Companies and its affiliated companies.

Pursuant to the SPA, the parties have formed a joint venture to develop and sell the Company’s spider silk fibers under the new innovative apparel and fashion brand, trade named SpydaSilk™ and potential other trademarks to be announced. All trademarks and branding related intellectual property related to the SpydaSilk™ brand name, will be jointly owned by the Company and Kings. Under the terms of the Agreement, the Company granted the joint venture and the SpydaSilk Enterprises Pte. Ltd. brand an exclusive geographic license for distribution of the Company’s products for the Association of Southeast Asian Nations.

The Agreement has a 60-month term, which can be terminated at any time by mutual agreement following a consultation period of 120 days, or such other period as agreed by the parties. If applicable, the parties will honor their share of committed expenditures of the joint venture and King will repay the Company any unused brand funds.

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Yorkville Transactions

2022 Yorkville Transaction

On January 18, 2022, we entered into a securities purchase agreement with YA II PN, LTD., a Cayman Islands exempt company (“Yorkville”), pursuant to which Yorkville purchased secured convertible debentures (the “Securities Purchase Agreement”) in the aggregate principal amount of USD$3,000,000 (the “Convertible Debentures”), which are convertible into shares of Common Stock (as converted, the “Conversion Shares”), of which a secured convertible debenture (the “First Convertible Debenture”) in the principal amount of $1,500,000 (the “First Convertible Debenture Purchase Price”) shall be issued upon signing the Securities Purchase Agreement and a secured convertible debenture (the “Second Convertible Debenture,” together with the First Convertible Debenture, each a “Convertible Debenture” and collectively, the “Convertible Debentures”) in the principal amount of $1,500,000 (the “Second Convertible Debenture Purchase Price”) shall be issued on or about the date that the Securities and Exchange Commission declares the registration statement registering the shares of common stock underlying the notes effective (collectively, the First Convertible Debenture Purchase Price and the Second Convertible Debenture Purchase Price shall collectively be referred to as the “Purchase Price”) (the “2022 Yorkville Transaction”). These additional funds, together with those from the previously completed transactions we conducted with Yorkville between December 2020 and March 2021, account for an $8 million total Yorkville investment; as of November 17, 2022, all debentures to Yorkville pursuant thereto have been satisfied. The Company also issued Yorkville a warrant to purchase 12,500,000 shares of the Company’s Common Stock, at an initial exercise price of $0.12 per share and a warrant to purchase 4,285,714 shares of the Company’s Common Stock, at an initial exercise price of $0.14 per share. The warrants have a term of five (5) years and can be exercised via cashless exercise. If the Company issues or sells securities at a price less than the applicable warrant exercise price, the exercise price of the applicable warrant shall be reduced to such lower price. The warrants also have the same ownership cap as set forth in the Convertible Debentures, as described below. The Company is also required to reserve no less than 300% of the maximum number of shares of Common Stock issuable upon conversion of all the outstanding Convertible Debentures. Pursuant to the Securities Purchase Agreement, the Company is prohibited from incurring specified indebtedness, liens, except with the prior written consent from the holders of at least 75% of the then outstanding principal amount of Convertible Debentures.

Each Convertible Debenture shall mature thirteen (13) months after the date of issuance, unless extended by the Yorkville, and accrues interest at the rate of 10% per annum. Principal, interest and any other payments due under the Convertible Debentures shall be paid in cash. The debenture holder may convert all or part of the Convertible Debentures into shares of common stock at any time after issuance at a conversion rate equal to 85% of the lowest daily volume weighted average price of the Common Stock during the 10 consecutive trading days immediately preceding the conversion date or other date of determination. The debenture holder may not convert the Convertible Debenture if such conversion would result in such holder holding in excess of in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion or receipt of shares as payment of interest, unless waived by the holder with at least 65 days prior notice to the Company (the “Ownership Cap”). The Company also has the option to redeem, in part or in whole, the outstanding principal and interest under a Convertible Debenture prior to the maturity date. The Company shall pay an amount equal to the principal and interest amount being redeemed plus a redemption premium equal to 15% of the outstanding principal amount. Standard events of default are included in the Convertible Debenture, pursuant to which the holder may declare it immediately due and payable. During an event of default, the interest rate shall increase to 15% per annum until the event of default is cured; the holder also has the right to convert the Convertible Debenture into shares of common stock during an event of default.

The Convertible Debentures are secured by all assets of the Company and its subsidiaries subject to (i) that certain amended and restated security agreement by and between Yorkville, the Company and the Company’s subsidiaries (all such security agreements shall be referred to as the “Security Agreement”) pursuant to which the Company and its wholly owned subsidiaries agree to provide Yorkville a security interest in all personal property of the Prodigy Textiles, the Company’s subsidiary organized under the laws of Vietnam (“Prodigy”), (ii) the amended and restated intellectual property security agreement by and between Yorkville, the Company and the Company’s subsidiaries referenced therein dated January 18, 2022 (all such security agreements shall be referred to as the “IP Security Agreement”), pursuant to which the Company and its wholly owned subsidiaries agree to provide Yorkville a security interest in the intellectual property collateral (as this term is defined in the IP Security Agreement), and (iii) the amended and restated global guaranty by and between Prodigy, in favor of Yorkville, with respect to all of the Company’s obligations to Yorkville dated January 18, 2022 (the “Guaranty” and collectively with the Security Agreement and the IP Security Agreement shall be referred to as the “Security Documents”). Pursuant to the Guaranty, Prodigy guarantees the payment and performance of all of the Company’s obligations under the Convertible Debentures, Warrants and related transaction documents.

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In connection with the Securities Purchase Agreement, the Company also entered into a Registration Rights Agreement with Yorkville, pursuant to which the Company agreed to register all of the shares of Common Stock underlying the Convertible Debentures and warrants and with respect to subsequent Registration Statements, if any, such number of shares of Common Stock as requested by Yorkville not to exceed 300% of the maximum number of shares of Common Stock issuable upon conversion of all Convertible Debentures then outstanding (assuming for purposes hereof that (x) such Convertible Debentures are convertible at the then current conversion price and (y) any such conversion shall not take into account any limitations on the conversion of the Convertible Debentures set forth therein, in each case subject to any cutbacks set forth in the Registration Rights Agreement.

 Upon signing the letter of intent for the 2022 Yorkville Transaction, the Company paid $10,000 to an affiliate of Yorkville, for due diligence and structuring.

The Securities Purchase Agreement also contains customary representation and warranties of the Company and the Investor, indemnification obligations of the Company, termination provisions, and other obligations and rights of the parties.

The foregoing description of the Securities Purchase Agreement, Convertible Debentures, Warrant, Security Agreement, IP Security Agreement, Registration Rights Agreement and Guaranty Agreement is qualified by reference to the full text of the forms of Securities Purchase Agreement, Convertible Debenture and Warrant, which are filed as Exhibits hereto and incorporated herein by reference.

Maxim Group LLC shall receive a cash placement agent fee of $230,000.

2021 Yorkville Transaction

On March 26, 2021, we entered into a securities purchase agreement with Yorkville, pursuant to which Yorkville purchased secured convertible debentures (the “2021 Securities Purchase Agreement”) in the aggregate principal amount of USD$4,000,000 (the “2021 Convertible Debentures”), which are convertible into shares of Common Stock (as converted, the “2021 Conversion Shares”), of which a secured convertible debenture (the “2021 First Convertible Debenture”) in the principal amount of $500,000 (the “2021 First Convertible Debenture Purchase Price”) shall be issued within 1 business day following the initial closing, a secured convertible debenture (the “2021 Second Convertible Debenture”) in the principal amount of $500,000 (the “2021 Second Convertible Debenture Purchase Price”) shall be issued within 1 business day following the satisfaction of conditions for a second closing and a secured convertible debenture (the “2021 Third Convertible Debenture,” together with the First Convertible Debenture and the Second Convertible Debenture, each a “2021 Convertible Debenture”) in the principal amount of $3,000,000 (the “2021 Third Convertible Debenture Purchase Price”) shall be issued within 1 business day following satisfaction of conditions for a third closing (the first closing, second closing and third closing are each referred to as a “2021 Closing” or collectively as the “2021 Closings) and (collectively, the 2021 First Convertible Debenture Purchase Price, the 2021 Second Convertible Debenture Purchase Price and the 2021 Third Convertible Debenture Purchase Price shall collectively be referred to as the “2021 Purchase Price”) (the “2021 Yorkville Transaction,” together with the 2022 Yorkville Transaction, the “Yorkville Transactions”). Pursuant to the 2021 Securities Purchase Agreement, so long as any portion of the 2021 Convertible Debentures is outstanding, Yorkville maintains the right of first refusal with the respect to any issuance or sale by the Company of common stock or securities exercisable into shares of common stock to raise additional capital.

Each 2021 Convertible Debenture shall mature twelve (12) months after the date of issuance and accrues interest at the rate of 10% per annum. The principal must be paid in cash, but the Company has the right to extend the maturity date by 30 days, during which time interest will continue to accrue, upon written notice of same to the holder. Interest shall be provided in cash, unless certain conditions as specified in the 2021 Convertible Debenture are satisfied, in which case the company has the right to pay interest in shares of common stock at the then applicable conversion price on the trading day immediately prior to the pay date. The debenture holder may convert each 2021 Convertible Debenture into shares of common stock at any time after issuance at a price equal to 80% of the lowest volume weighted average price of the Company’s Common Stock during the 10 trading days immediately preceding the date, they convert the debenture; provided, however if the Company’s Common Stock is uplisted to the Nasdaq, the conversion price shall not be less than 20% of the conversion price used in the first conversion thereunder. The debenture holder may not convert the 2021 Convertible Debenture if such conversion would result in such holder holding in excess of in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion or receipt of shares as payment of interest, unless waived by the holder with at least 65 days prior notice to the Company (the “Ownership Cap”). The Company also has the option to redeem, in part or in whole, the outstanding principal and interest under a Convertible Debenture prior to the maturity date. The Company shall pay an amount equal to the principal amount being redeemed plus a redemption premium equal to 15% of the outstanding principal amount plus outstanding and accrued interest. The 2021 Convertible Debenture also provides for certain purchase rights if the Company issues certain securities. Standard events of default are included in the 2021 Convertible Debenture, pursuant to which the holder may declare it immediately due and payable. During an event of default, the interest rate shall increase to 15% per annum until the event of default is cured; the holder also has the right to convert the 2021 Convertible Debenture into shares of common stock during an event of default.

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The 2021 Convertible Debentures are secured by all assets of the Company and its subsidiaries subject to (i) that certain security agreement by and between Yorkville, the Company and the Company’s subsidiaries (all such security agreements shall be referred to as the “2021 Security Agreement”) pursuant to which the Company and its wholly owned subsidiaries agree to provide Yorkville a security interest in Pledged Property (as this term is defined in the 2021 Security Agreement), (ii) the intellectual property security agreement by and between Yorkville, the Company and the Company’s subsidiaries referenced therein dated the date hereof (all such security agreements shall be referred to as the “2021 IP Security Agreement”) pursuant to which the Company and its wholly owned subsidiaries agree to provide Yorkville a security interest in the intellectual property collateral (as this term is defined in the IP Security Agreement), and (iii) the global guaranty by and between Yorkville, the Company and the Company’s subsidiaries dated as of the first Closing (the “2021 Guaranty” and collectively with the Security Agreement and the IP Security Agreement shall be referred to as the “2021 Security Documents”). Pursuant to the Guaranty, the Company’s wholly-owned subsidiary, in favor of Yorkville with respect to all of the Company’s obligations under the 2021 Convertible Debentures, 2021 Warrants and related transaction documents, agreed to guaranty the payment and performance of all of the Company’s obligations under all such documents.

Contemporaneously with the first closing, the Company issued Yorkville a warrant (the “2021 Yorkville Warrant”) to purchase 8,000,000 shares of the Company’s Common Stock (the “2021 Warrant Shares”). The Yorkville Warrant has a term of five (5) years and is initially exercisable at $0.25 per share, subject to adjustment and can be exercise via cashless exercise. If the Company issues or sells securities at a price less than the exercise price, the exercise price shall be reduced to such lower price. The 2021 Yorkville Warrant also has the same Ownership Cap as set forth in the 2021 Convertible Debenture.

In connection with the 2021 Securities Purchase Agreement, the Company also entered into a registration rights agreement with Yorkville, pursuant to which the Company agreed to register the following shares: 160,875,161 2021 Conversion Shares, all of the 2021 Warrant Shares issuable pursuant to the 2021 Warrant, 35,750,036 2021 Conversion Shares issuable under the A&R Convertible Debenture (as hereinafter defined), 3,125,000 shares of Common Stock issuable under the warrant issued by the Company on December 11, 2020 and (ii) with respect to subsequent registration statements at least such number of shares of Common Stock as shall equal up to 300% of the maximum number of shares of Common Stock issuable upon conversion of all 2021 Convertible Debenture then outstanding (assuming for purposes hereof that (x) such Convertible Debenture are convertible at $0.12432 per share, and (y) any such conversion shall not take into account any limitations on the conversion of the 2021 Convertible Debenture set forth therein, in each case subject to any cutback set forth in the registration rights agreement and all of the 2021 Warrant Shares issuable upon exercise of the 2021 Warrant.

Upon signing the letter of intent for the 2021 Yorkville Transaction, the Company paid Yorkville $10,000.

As part of the 2021 Yorkville Transaction, the parties agreed to amend and restate the $1,000,000, thirteen-month (13), unsecured, 10% convertible note that was issued on December 11, 2020 to Yorkville (the “A&R Convertible Debenture”). The A&R Convertible Debenture was issued in exchange for the surrender and cancellation of the debenture issued in December (the “December Debenture”). The A&R Convertible Debenture was fully converted as of October 25, 2021.

When the Company issued the December Debenture, it also issued a five-year warrant to purchase up to 3,125,000 shares of the Company’s common stock (the “December Warrant”). We agreed the register the shares of common stock underlying the December Warrant in this registration statement.

Maxim received a cash fee equal to eight percent (8.0%) of the gross proceeds received by the Company at each Closing for its services as placement agent.

On March 26, 2021, in connection with the initial closing of the 2021 Securities Purchase Agreement, we issued the first 2021 Convertible Debenture to Yorkville in the principal amount of $500,000.

Following fulfillment of the requirements in the 2021 Securities Purchase Agreement, on April 6, 2021, we issued the second 2021 Convertible Debenture to Yorkville in the amount of $500,000.

Following fulfillment of the requirements in the 2021 Securities Purchase Agreement, on April 22, 2021, we issued the third 2021 Convertible Debenture to Yorkville in the amount of $3,000,000.

As of the date hereof, all of the 2021 Convertible Debentures have been fully converted and the related reserves have been removed.

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Covid-19

On March 19, 2020, we furloughed non-essential staff in response to governmental regulations relating to COVID. This decision primarily impacted staff at our fully owned subsidiary, Prodigy Textiles, in Vietnam and resulted in the temporary closing of silk rearing operations at that facility. As of the date hereof, we have resumed silk production operations at the factory in Vietnam. The Company supported its furloughed staff and paid their salaries during all mandatory closures. During the duration of the furlough, the Company’s CEO voluntarily waved the payment or accrual of his salary. The Company leveraged this forced closure time to improve its production infrastructure based on the lessons learned from its operations. Following the mandated closures, the Company has enhanced its operations with process automation, moved its production headquarters to a facility designed for silk production and created a more self-reliant supply chain. We have also established a microbiology laboratory in the factory for enhanced quality control. Based on lessons learned during Prodigy’s pre-COVID production ramp up, Management views the in-factory microbiology lab as a critical element to successful large-scale production. The global COVID pandemic and government regulations associated with the pandemic continue to evolve. Management continues to stockpile critical inventories and establish alternative supply and vendor chains as a precaution against future pandemics, disasters, or governmental actions. We will continue to monitor the situation closely, including its potential effect on our plans and timelines.

Summary of Risk Factors

Risks Associated with Our Business

As an OTCQB listed Company, we have limited resources with pressing capital requirements as we attempt to ramp up production. We are mindful of the challenges involved in achieving growth without compromising our ability to manage our operating risks and comply with rules and regulations. As we are commercializing a new technology, no one is in a position to know all of the risks, obstacles, and hurdles that the Company will face as it works to commercialize its new technology. Any investment in our securities involves a high degree of risk. We are aware of numerous risks associated with our business, including:

●	Our ability to continue as a going concern;

●	Our ability to generate revenues and to become profitable;

●	Our ability to estimate future expenses;

●	Our ability to maintain an effective system of internal controls;

●	Our ability to protect our intellectual property rights and to secure additional rights domestically and internationally;

●	Our ability to increase the robustness of our silkworms in the production environment;

●	Our ability to successfully manage our growth domestically and internationally;

●	Our ability to attract and retain the services of key personnel;

●	Our reliance on independent third-party collaborators to develop and deliver products to market;

●	Our reliance on key management personnel and future need for highly skilled personnel;

●	Our ability to successfully develop sales and marketing for our products;

●	Market acceptance of pricing and performance for products we develop;

●	Our ability to generate sustainable earnings and net operating profits;

●	Our ability to adapt to regulatory and technology changes impacting our industry;

●	The potential for product liability claims regarding our products and the use of genetically modified organisms (“GMO’s”) in our production system;

●	Actions taken or omitted to be taken by third parties including our suppliers and competitors, as well as legislative, regulatory, judicial and other governmental authorities;

●	Competition in our industry;

●	The loss of or failure to obtain any license or permit necessary or desirable in the operation of our business;

●	The availability of additional capital to support development;

●	An active, liquid, and orderly market for our Common Stock or Purchase Warrants may not develop;

●	The Purchase Warrants may not have any value;

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●	Our production system is based upon living transgenic organisms;

●	Our business, operations and plans and timelines could be adversely affected by the effects of health epidemics, including the recent COVID-19 pandemic;

●	Other factors which are unanticipated by management; and

●	Numerous other risks and uncertainties set forth elsewhere in this prospectus under the section titled “Risk Factors”.

Corporate Information

Kraig Biocraft Laboratories, Inc. is a Wyoming corporation. Our Common Stock is quoted on the OTCQB under the ticker symbol “KBLB”. On the effective date of the Registration Statement of which this prospectus forms a part, we expect that trading on a national exchange will be under the same symbol. We also intend to seek a listing for the Purchase Warrants on a national exchange under the symbol “KBLBW.”

As of December 9, 2024, there are 1,038,374,219 shares of Common Stock issued and outstanding. Kim Thompson, our founder and Chief Executive Officer, owns approximately 12.30% of our issued and outstanding Common Stock. As of December 9, 2024, there are 3 shares of super voting Series A Preferred Stock issued and outstanding, all of which are owned by Kim Thompson, which represent approximately 36.62% of all voting rights of our capital stock (See, “Description of Securities” for additional information about our securities).

Our principal executive office and mailing address is 2723 South State St., Suite 150, Ann Arbor, Michigan 48104. Our telephone number is (734) 619-8066. Our corporate website is http://www.kraiglabs.com. The information contained on, or that can be accessed through, our website is not part of, and is not incorporated by reference into, this prospectus and should not be relied upon with respect to this offering.

The Offering

The following Summary contains general information about this offering. The Summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus.

Securities offered by us	1,904,762 Units[2], with each Unit consisting of one share of our Common Stock and one Purchase Warrant to purchase one share of our Common Stock at an exercise price of $5.25 per share. The Units will not be certificated and the shares of Common Stock and the Purchase Warrants are immediately separable and will be issued separately in this offering.

Common Stock offered by us	1,904,762 shares of Common Stock.

Purchase Warrants offered by us	Purchase Warrants to purchase 1,904,762 shares of Common Stock, each Purchase Warrant providing the right to purchase 1 share of our Common stock. Each Purchase Warrant will have an exercise price per share of $5.25 per share, the midpoint of the price range set forth on the cover page of this prospectus, will be exercisable on the original issuance date, and will expire on the fifth anniversary of the original issuance date. Each holder of Purchase Warrants will be prohibited from exercising its Purchase Warrant for shares of our Common Stock if, as a result of such exercise, the holder, together with its affiliates, would own more than 4.99% of the total number of shares of our Common Stock then issued and outstanding. However, any holder may increase such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice to us. This prospectus also relates to the offering of the shares of Common Stock issuable upon exercise of the Purchase Warrants.

2 Based on an assumed initial offering price of $5.25 per Unit, the midpoint of the price range set forth on the cover page of this prospectus.

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Price per Unit	The purchase price will be between $4.25 and $6.25 per Unit; the assumed public offering price of $5.25 per Unit that is disclosed in this document is the midpoint of such range. The actual number of Units we will offer will be determined based on the actual public offering price.

Over-Allotment option to purchase additional share of our Common Stock and/or Purchase Warrants	We have granted to the underwriters an option within 45-days of the date of this prospectus to purchase up to 285,715 additional shares of Common Stock and/or Purchase Warrants to purchase 285,715 shares of Common Stock at the assumed public offering price listed on the cover page of this prospectus, less the underwriting discount, to cover over-allotments, if any. If the representative of the underwriters exercises the option in full, the total underwriting discounts and commissions payable by us will be $[●] and the total proceeds to us, before expenses, will be $[●].

Common Stock outstanding prior to completion of this offering (1)	[ ].

Common Stock outstanding immediately after this offering (2)	[ ] (or [ ] if the underwriters’ option to purchase additional shares from us is exercised in full).

Proposed National Exchange Listing of our Common Stock	Our Common Stock is currently quoted on the OTCQB. In connection with this offering, we have applied and expect to have our Common Stock listed on a national exchange under the symbol “KBLB”.

Proposed National Exchanging listing for Purchase Warrants	There is no established public trading market for the Purchase Warrants. We intend to seek a listing for the Purchase Warrants on a national exchange under the symbol “KBLBW,” however we cannot assure you that we will be successful listing the Purchase Warrants or, if successful, that an active trading market for the Purchase Warrants will develop or be sustained.

Use of proceeds

We estimate that the net proceeds from the sale of 1,904,762 Units in the offering will be approximately $10,000,000, or approximately $11,500,000 if the underwriters exercise their option to purchase additional shares of Common Stock and/or Purchase Warrants in full, based on an assumed price to the public in this Offering of $5.25 per Unit, the midpoint of the price range set forth on the cover page of this prospectus, in each case, after deducting the underwriting discounts and estimated offering expenses.

We intend to use the net proceeds from the offering for (i) expansion of our production operations capacity in Vietnam, including capital equipment, facilities improvements and staffing; and (ii) working capital and general business purposes.

The amount and timing of our actual expenditures will depend on numerous factors, including the status of our acquisition and development efforts, sales and marketing activities, and the amount of cash generated or used by our operations. We may find it necessary or advisable to use portions of the proceeds for other purposes, and we will have broad discretion in the application of the net proceeds.

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Risk factors	The Units offered hereby involves a high degree of risk. You should read “Risk Factors,” and other information included in this prospectus for a discussion of factors to consider before deciding to invest in our securities.

(1)	The number of Common Stock to be outstanding before this offering is based on [ ] shares of Common Stock outstanding as of [ ], and excludes:

●	[ ] shares of our Common Stock issuable upon the exercise of stock options outstanding;
●	[ ] shares of our Common Stock underlying any outstanding warrants; and
●	[ ] shares of our Common Stock issuable upon the conversion of notes and other evidence of indebtedness.

(2)	The number of Common Stock to be outstanding after this offering is based on [ ] shares of Common Stock outstanding as of [ ], and excludes:

●	[ ] shares of our Common Stock issuable upon the exercise of stock options outstanding;
●	[ ] shares of our Common Stock underlying any outstanding warrants; and
●	[ ] shares of our Common Stock issuable upon the conversion of notes and other evidence of indebtedness.

Except as otherwise indicated, all information in this prospectus assumes:

●	that the assumed public offering price is $5.25 per Unit, which is the mid-point of the estimated offering price range described on the cover of this prospectus;
●	no exercise of 67,335,714 outstanding warrants;
●	no exercise of the Purchase Warrants included in the Units;
●	no exercise of the Representative’s Warrants;
●	no exercise of the Representative’s option to purchase additional shares of Common Stock and/or Purchase Warrants from us in this offering; and
●	no exercise of the 6,520,000 shares of our Common Stock issuable upon the exercise of stock options outstanding.

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RISK FACTORS

An investment in our Units involves a high degree of risk. You should carefully consider the following risk factors, together with the other information contained in this prospectus, before you decide to buy any Units. Any of the following risks could cause our business, results of operations and financial condition to suffer materially, causing the market price of our shares of Common Stock to decline, in which event you may lose part or all of your investment. Additional risks and uncertainties not currently known to us or that we currently do not deem material may also become important factors that may materially and adversely affect our business.

Risk Related to Our Company

The report of the independent registered public accounting firm on our 2023 and 2022 financial statements contains a going concern qualification.

The report of the independent registered public accounting firm covering our financial statements for the years ended December 31, 2023 and December 31, 2022 stated that certain factors, including that we have a working capital and shareholder deficit, raised substantial doubt as to our ability to continue as a going concern. Because we are not yet producing revenue to sustain our operating costs, we are dependent upon raising capital to continue our business. If we are unable to raise capital, our ability to continue could remain an ongoing concern.

We may be unable to generate revenues and may never become profitable.

We generated $0 and $0, in revenue for the fiscal years ended December 31, 2023 and 2022, respectively, and do not currently have any recurring sources of revenues, making it difficult to predict when we will be profitable. We expect to incur significant research and development costs for the foreseeable future. We may not be able to successfully market fiber products we produce in the future that will generate significant revenues. In addition, any revenues that we may generate may be insufficient for us to become profitable.

As a result of our limited operating history, we may not be able to correctly estimate our future revenues, operating expenses, need for investment capital, or stability of operations, which could lead to cash shortfalls.

We have a limited operating history from which to evaluate our business. Our failure to develop additional transgenic silkworms would have a material adverse effect on our ability to continue operating. Accordingly, our prospects must be considered in light of the risks, expenses, and difficulties frequently encountered by companies at our stage of development. We may not be successful in addressing such risks, and the failure to do so could have a material adverse effect on our business, operating results and financial condition.

Because of this limited operating history and because of the emerging nature of our fiber product we are producing, our historical financial data is of limited value in estimating future operating expenses. Our budgeted operating expense levels are based in part on our expectations concerning future revenues. However, our ability to generate any revenues depends largely on the market acceptance of the fibers we develop, which is difficult to forecast. The failure of our target markets to adopt our products would have a material adverse effect on our business.

Our operating results may fluctuate as a result of a number of factors, many of which are outside of our control. For these reasons, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on our past results as any indication of our future performance. Our quarterly and annual expenses are likely to increase substantially over the next several years depending upon the level of fiber development activities. Our operating results in future quarters may fall below expectations. Any of these events could adversely impact our business prospects and make it more difficult to raise additional equity capital at an acceptable price per share.

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If we lose the services of key management personnel, we may not be able to execute our business strategy effectively.

Our future success depends in a large part upon the continued service of key senior management personnel. If the Company is unable to hire and retain senior leadership it may be unable to execute on its business plan. We do not maintain key-person life insurance policies on the Company’s senior leadership. The loss of the leadership team would materially harm our business.

Our ability to produce our products in a cost-effective manner will depend on our ability to improve the robustness and tolerance of our silkworm to conditions in the production environment.

Working with our contract manufacturer in Vietnam we have identified robustness and acclimation of our silkworm strains to the local climate as the most significant challenges to production. We are working to overcome these challenges by acclimating our silkworms to the local environment and accelerating the introduction of our multi-strain hybrids. If we are unable to improve the robustness, including disease and environmental tolerance, of our silkworms, we may not be able to generate product revenue and may not become profitable.

As our business grows, we will need to hire highly skilled personnel and, if we are unable to hire, retain, or motivate additional qualified personnel, we may not be able to grow effectively.

Our performance will be largely dependent on the talents and efforts of highly skilled individuals. Our future success depends on our continuing ability to identify, hire, develop, motivate, and retain highly skilled personnel for all areas of our company. Competition in our industry for qualified employees remains intense as the skills we require in our employees are highly specialized. We compete with companies in the biotechnology and pharmaceutical industries that seek to retain scientists with genetic engineering experience and expertise. We expect that over the longer term we will continue to face stiff competition and may not be able to successfully recruit or retain such personnel. Attracting and retaining qualified personnel will be critical to our success.

Our management has no previous experience in developing, producing, marketing, or selling recombinant fiber which may have a negative effect on our ability to develop or sell our products.

Since, to our knowledge, commercialization of spider silk on a large scale has yet to be accomplished, we are not aware of any candidates with specific experience in this field. There may be numerous hurdles and obstacles that we are not currently able to foresee.

Our current management has limited experience in developing, marketing and selling recombinant fiber and the other products that we intend to develop and market. Additionally, our current management has no formal training in the business of scientific research and development, which may be critical to our success. The inexperience of our management and lack of experienced workforce may negatively affect our ability to succeed in developing, marketing and/or distributing our proposed products.

We may be unprepared for technological changes in our industry, which could result in our products being obsolete or replaced by better technology.

The industry in which we participate is subject to rapid business and technological changes. The business, technology, marketing, legal and regulatory changes that could occur may have a material adverse impact on us. New inventions and product innovations may make our proposed products obsolete. Potential customers may prefer existing materials to our new technology. New materials may come to market that outperform our technologies. Other researchers may develop and patent technologies which make our line of research obsolete. We may not have the financial or technical ability to keep up with our competitors.

If we experience product recalls, we may incur significant and unexpected costs and damage to our reputation and, therefore, could have a material adverse effect on our business, financial condition, or results of operations.

We may be subject to product recalls, withdrawals, or seizures if any of our products are believed to cause injury. A recall, withdrawal, or seizure of any of our products could materially and adversely affect consumer confidence in our brands and lead to decreased demand for our products. In addition, a recall, withdrawal, or seizure of any of our products would require significant management attention, would likely result in substantial and unexpected expenditures and could materially and adversely affect our business, financial condition, or results of operations.

Our operations would be negatively affected by any dispute with our collaborating universities or by labor unrest (such as disputes, strikes or lockouts) between such universities and their academic staff.

We have signed intellectual property, sponsored research and collaborative research agreements with one or more universities. The continued cooperation of these universities, as well as the cooperation of other institutions and or universities is essential for the success of the Company. In the event of a material dispute with one or more of the universities, such a dispute could create a cessation of operations for a period of time that could be detrimental to our operations and survival. Additionally, a material dispute between any such university and its employees could create a cessation of operations for a period of time that could be detrimental to our product development.

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Our competitors are larger with greater financial resources than we have and we may face increased competition due to the low barriers of entry to our industry.

We compete directly with numerous other companies with similar product lines and/or distribution that have extensive capital, resources, market share, and brand recognition. There are few barriers to entry on the industry in which we compete, namely the textile, specialty fabric and technical textile industries. This creates the strong possibility of new competitors emerging, and of others succeeding in developing the same or similar fibers that we are trying to develop. The effects of this increased competition may be materially adverse to us and our stockholders.

Our business, operations and plans and timelines have been adversely affected by health epidemics, including the recent COVID-19 pandemic, and governmental action relating to the same, on the manufacturing, production and other business activities performed by us or by third parties with whom we conduct business, including our suppliers, target end market potential collaboration partners, and others.

Our business could be further adversely affected by health epidemics, or governmental response to the same wherever we have business operations. In addition, health epidemics could cause significant disruption in the operations of third-party manufacturers, CROs and other third parties upon whom we rely. For example, in December 2019, a novel strain of coronavirus, SARS-CoV-2, causing a disease referred to as COVID-19, was reported to have surfaced in Wuhan, China. Since then, COVID-19 has spread to multiple countries worldwide, including the United States. Our headquarters is located in Michigan and our manufacturing located in Vietnam. The COVID-19 pandemic resulted in the Company furloughing all non-essential personnel and pausing its production operations. In March 2020, the World Health Organization declared the COVID-19 outbreak a pandemic, and the U.S. government-imposed travel restrictions on travel between the United States, Europe and certain other countries. Further, the President of the United States declared the COVID-19 pandemic a national emergency and invoked powers under the Stafford Act, the legislation that directs federal emergency disaster response, under the Defense Production Act, the legislation that facilitates the production of goods and services necessary for national security and for other purposes. The state of Michigan imposed its own separate restrictions on businesses. We have implemented work-from-home policies for some employees. The effects of the executive order and our work-from-home policies may negatively impact productivity, disrupt our business and delay our timelines, the magnitude of which will depend, in part, on the length and severity of the restrictions and other limitations on our ability to conduct our business in the ordinary course. These and similar, and perhaps more severe, disruptions in our operations could negatively impact our business, operating results and financial condition.

Quarantines, shelter-in-place and similar government orders, or the expectation that such orders, shutdowns or other restrictions could occur, whether related to COVID-19 or other causes, could impact our operations or personnel at third-party manufacturing facilities in the United States and other countries, or the availability or cost of materials, which could disrupt our supply chain or end markets. For example, we may face shortages in mulberry feed for our silkworms as a result shifting agricultural priorities, or a drop in demand for our finished materials as a result of an economic downturn. In addition, closures of transportation carriers and modal hubs could materially impact our development and any future commercialization timelines.

If our relationships with our suppliers or other vendors are terminated or scaled back as a result of the COVID-19 pandemic or other causes, we may not be able to enter into arrangements with alternative suppliers or vendors or do so on commercially reasonable terms or in a timely manner. Switching or adding additional suppliers or vendors involves substantial cost and requires management time and focus. In addition, there is a natural transition period when a new supplier or vendor commences work. As a result, delays occur, which could adversely impact our ability to meet our desired clinical development and any future commercialization timelines. Although we carefully manage our relationships with our suppliers and vendors, there can be no assurance that we will not encounter challenges or delays in the future or that these delays or challenges will not have an adverse impact on our business, financial condition and prospects. See “—Risks Related to Our Dependence on Third Parties.”

The spread of COVID-19, which has caused a broad impact globally, may materially affect us economically. While the potential economic impact brought by the duration of COVID-19 may be difficult to assess or predict, a widespread pandemic or other crisis or governmental action could result in significant disruption of global financial markets, reducing our ability to access capital, which could in the future negatively affect our liquidity. In addition, a recession or market correction resulting from the spread of COVID-19, other pandemics, or governmental action, could materially affect our business and the value of our Common Stock.

As stated elsewhere in this Registration Statement, governmental travel restrictions impacted our ability to ship eggs to our Vietnam facility and our production is dependent on those shipments. In October of 2020, with restrictions lifted, we were able to deliver silkworm eggs to the Vietnam facility and production resumed; in January of 2021 we received the first shipment of silk from our factory in Vietnam. However, given the speed and frequency of the continuously evolving developments with respect to the pandemic, and the unpredictability of governmental responses, the Company cannot reasonably estimate the magnitude of the impact to its consolidated results of operations. We have taken every precaution possible to ensure the safety of our employees. The ultimate impact of the COVID-19 pandemic or a similar health epidemic is highly uncertain and subject to change. We do not yet know the full extent of potential delays or impacts on our business, our production, healthcare systems or the global economy as a whole. However, these effects could have a material impact on our operations, and we will continue to monitor the COVID-19 situation closely. See, “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Impact of COVID-19 Outbreak.”

Our operations or those of the third parties upon whom we depend might be affected by the occurrence of a natural disaster, pandemic, war or other catastrophic event.

We depend on our employees, consultants, and suppliers, as well as regulatory agencies and other parties, for the continued operation of our business. Despite any precautions we take for natural disasters or other catastrophic events, these events, including terrorist attacks, wars, pandemics, embargos, sanctions, trade or supply chain disruptions, hurricanes, fires, floods and ice and snowstorms, could result in significant disruptions to our research and development, and, ultimately, commercialization of our products. Long-term disruptions in the infrastructure caused by events, such as natural disasters, the outbreak of war (including expansion of the current armed conflict between Russia and Ukraine or the outbreak of war in the far East), the escalation of hostilities and acts of terrorism, embargos, sanction, trade disruptions, or other “acts of God,” particularly involving countries in which we have offices, manufacturing or key supply chain partners, could adversely affect our businesses. Any natural disaster or catastrophic event affecting us, our suppliers, our customers, regulatory agencies or other parties with which we are engaged could have a material adverse effect on our operations and financial performance.

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We may not successfully manage any growth that we may experience.

Our future success will depend upon not only product development, but also on the expansion of our operations and the effective management of any such growth, which will place a significant strain on our management and on our administrative, operational, and financial resources. To manage any such growth, we must expand our facilities, augment our operational, financial and management systems, and hire and train additional qualified personnel. If we are unable to manage our growth effectively, our business would be harmed as our growth could be adversely affected by such mismanagement.

We may be unable to maintain an effective system of internal controls and accurately report our financial results or prevent fraud, which may cause our current and potential stockholders to lose confidence in our financial reporting and adversely impact our business and our ability to raise additional funds in the future.

Effective internal controls are necessary for us to provide reliable financial statements and effectively prevent fraud. We have no internal audit function. As we noted in our annual report on Form 10-K for the year ended December 31, 2023, we reported that our internal control over financial reporting was not effective for the purposes for which it is intended because we had material weaknesses, as described below. Though we have taken some steps to address our material weaknesses in our internal control over financial reporting, including education of management of disclosure requirements and financial reporting controls, we still have not eliminated the material weakness in our internal controls over financial reporting. If we cannot provide reliable financial statements or prevent fraud, our operating results and our reputation could be harmed as a result, causing stockholders and/or prospective investors to lose confidence in management and making it more difficult for us to raise additional capital in the future.

In our “Management’s Annual Report on Internal Control Over Financial Reporting” that appeared in our annual report on Form 10-K for the year ended December 31, 2023, we reported that our internal control over financial reporting was not effective for the purposes for which it is intended based on a material weakness associated with our lack of qualified resources to perform the internal audit functions properly, no segregation of duties that results in ineffective controls over financial reporting and lack of control over related party transactions. As reported in our most recent annual report, we are taking some remediation steps to help address our material weaknesses in our internal control over financial reporting, but we do not expect to remediate the weaknesses in our internal controls over financial reporting until the time when we start to commercialize a recombinant fiber (and, therefore, may have sufficient cash flow for hiring personnel to handle our accounting and reporting functions).

Risks Related to Our Product and Business

Our business is based on scientific research which has not demonstrated commercial viability and makes our business highly risky.

We are engaging in research and development of new recombinant silk fibers. Due to the speculative nature of this scientific research, our chances of success are uncertain and we cannot guarantee that we will succeed in developing new fibers that deliver performance results to meet customer requirements or obtain commercial acceptance. An investment in us, therefore, is highly speculative and risky.

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The fibers we develop could expose us to product liability claims, which could have a negative impact on our results of operations.

The fibers we are seeking to develop may subject us to product liability claims if widely used, including but not limited to design defect, environmental hazards, quality control, and durability of product. This potential liability is increased by virtue of the fact that our products in development may be used as protective and safety materials. The fibers and end products we are developing are based on a GMO and are subject to public opinion, risks, and concerns regarding GMOs. There is tremendous potential liability to any person who is injured by, or while using, one of our products. As a manufacturer, we may be strictly liable for any damage caused by our products. This liability might not be covered by insurance, or may exceed any coverage that we may obtain.

Ethical, legal and social concerns about synthetic biologically engineered products and processes could limit or prevent the use of products or processes using our technologies, limit consumer acceptance and limit our revenues.

Our technologies involve the use of genetically engineered (“GE”) products or technologies. Public perception about the safety and environmental hazards of, and ethical concerns over, GE products and processes could influence public acceptance of our and our collaborators’ technologies, products and processes.

The subject of GMOs has received negative publicity, which has aroused public debate. This adverse publicity has led to, and could continue to lead to, greater regulation and trade restrictions on genetically altered products and organisms. Such changes in regulation, or changes in the interpretation of regulations could negatively impact our ability to produce enhanced fiber and products. Further, there is a risk that products produced using our technologies could cause adverse health effects or other adverse events, which could also lead to negative publicity.

There is also an active and vocal group of opponents to GMOs who wish to ban or restrict the technology and who, at a minimum, hope to sway consumer perceptions and acceptance of this technology. Their efforts include regulatory legal challenges and labeling campaigns for genetically modified products, as well as application of pressure to consumer retail outlets seeking a commitment not to carry genetically modified products. Further, these groups have a history of bringing legal action against companies attempting to bring new biotechnology products to market. We may be subject to future litigation brought by one or more of these organizations in their attempt to block the development or sale of our products. In addition, animal rights groups and various other organizations and individuals have attempted to stop genetic engineering activities by pressing for legislation and additional regulation in these areas. We may not be able to overcome the negative consumer perceptions and potential legal hurdles that these organizations seek to instill or assert against our products, and our business could be harmed.

If we are not able to overcome the ethical, legal and social concerns relating to genetic engineering, products and processes using our technologies may not be accepted. These concerns could result in increased expenses, regulatory scrutiny, delays or other impediments to our programs or the public acceptance and commercialization of products and processes dependent on our technologies or inventions. Our ability to develop and commercialize products, or processes using our technologies could be limited by public attitudes and governmental regulation.

Inadvertent releases or unintended consequences of releases of synthetic biology technologies by us or others could lead to adverse effects on our business and results of operations.

The genetically engineered technologies that we develop may have significantly enhanced strength and elasticity characteristics compared to those found in native silkworms. While we produce these technologies only for use in a controlled industrial environment, the release of such technologies into uncontrolled environments could have unintended consequences. Any adverse effect resulting from such a release, by us or others, could have a material adverse effect on the public acceptance of our products and our business and financial condition. Such a release could result in enhanced regulatory activity and we could have exposure to liability for any resulting harm.

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Our development of recombinant silk products and development programs depends upon third-parties.

As we bring our product to market, we will need to develop new relations and collaborations with wholesalers, retailers, silk spinners, weavers, and freight handlers and end product developers. We expect to depend upon independent collaborations with textile producers, to conduct development of applications for our transgenic silkworm and recombinant silk polymers, such as recombinant spider silk. We expect that these collaborators would perform services under agreements with us. Such agreements are often standard-form agreements typically not subject to extensive negotiation. These collaborators would not be our employees, and in general we would not control the amount or timing of resources that they devoted to our product development programs. These future collaborators may not assign as great a priority to our programs or pursue them as diligently as we would if we were undertaking such programs ourselves. If outside collaborators fail to devote sufficient time and resources to product developments programs using our transgenic silkworm technologies, or if their performance is substandard, our introduction of protein-based fiber products will be delayed or may not result at all. These future collaborators may also have relationships with other commercial entities, some of whom may compete with us.

If conflicts arise with our collaborators, they may act in their self-interests, which may be adverse to our interests.

Conflicts may arise in collaborations we have entered into or may enter into due to one or more of the following:

●	disputes with respect to payments that we believe are due under a collaboration agreement;

●	disagreements with respect to ownership of intellectual property rights;

●	unwillingness on the part of a collaborator to keep us informed regarding the progress of its development and commercialization activities, or to permit public disclosure of these activities;

●	delay of a collaborator’s development or commercialization efforts with respect to our product development; or

●	termination or non-renewal of the collaboration.

In addition, in our collaborations, we may be required to agree not to conduct independently, or with any third party, any research or developments that are competitive with the research conducted under our collaborations. Our collaborations may have the effect of limiting the areas of research or product commercialization that we may pursue, either alone or with others. Our collaborators, however, may be able to develop, either alone or with others, products in related fields that are competitive with the products or potential products that are the subject of these collaborations.

If we are unable to establish sales and marketing capabilities or enter into agreements with third parties to sell and market products we may develop, we may not be able to generate product revenue.

We do not currently have an organization for the sales, marketing and distribution of any fiber products that we expect to develop other than our joint venture, SpydaSilk Enterprises. In order to market any products that may be developed, we must build our sales, marketing, managerial and other non-technical capabilities or make arrangements with third parties to perform these services. In addition, we have no experience in developing, training or managing a sales force and will incur substantial additional expenses in doing so. The cost of establishing and maintaining a sales force may exceed its cost effectiveness. Furthermore, we will compete with many companies that currently have extensive and well-funded marketing and sales operations. Our marketing and sales efforts may be unable to compete successfully against these companies. If we are unable to establish adequate sales, marketing and distribution capabilities, whether independently or with third parties, we may not be able to generate product revenue and may not become profitable.

We may be unable to meet or sustain pricing or material performance requirements.

We are not aware of any other company that has established a commercially viable and cost-effective production system for recombinant spider silks. We have not yet achieved large scale commercial production of spider silk and therefore have not demonstrated an ability to sustain pricing and materials performance targets at scale. If we are unable to match or sustain the pricing requirement for our target markets or achieve and maintain material performance expectations, it will have a material adverse impact on our business.

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Our production system is based upon living transgenic organisms.

Our production system is based on transgenic silkworms. Therefore, anything affecting the lifecycle of those silkworms, including but not limited to known and unknown silkworm diseases, climate, or nutrition could have significant negative effects on our production or our products. Silkworms are prone to numerous diseases and also have very strict dietary requirements. Such negative effects to our production could materially adversely affect our operations and ability to receive revenue in the future. We are working to increase the robustness of our silkworms within the production environment, including disease resistance and tolerance to local climates. Our ability to produce silk in a cost-effective manner will be dependent upon the success of our hybridization program and other initiatives to increase robustness.

Risks Related to Intellectual Property

We currently do not have patent rights to the products we are seeking to develop and we currently license some of the genetic sequences and genetic engineering technology we need to develop our products. If any third party challenges our claim to intellectual property rights in the fiber products we are seeking to develop or the intellectual property rights that we license, our business may be materially harmed.

We do not have utility or design patents to the fibers and products we are seeking to develop. It is possible that the fiber products we are seeking to develop could be imitated or directly manufactured and sold by a competitor. In addition, some or all of our research, development ideas and proposed products may be covered by patent rights held by some other entity. In that event, we could incur substantial liability, we could be subject to litigation and claims, and our business would be materially adversely affected.

The intellectual property rights that we have licensed could be challenged or voided or we could realize that the licensed intellectual property is worthless and without utility. We may also need to license additional intellectual property from persons or entities in order to successfully complete our research and development, and we cannot be certain that we will be able to enter into a license agreement with such persons or entities. If we cannot enter into such license agreements, our operations will be adversely affected and our prospects negatively affected.

We have no assurance of the future grant of patents for technologies we hope to develop. If we are unable to secure intellectual property protection rights for new technologies developed, our business would be materially harmed.

We have limited intellectual property protection in foreign markets, which could affect our ability to grow our markets and increase our revenue.

The intellectual property that we licensed from Notre Dame is covered by a series of U.S. patents and U.S. patent applications with limited or no international patent protection. Foreign competitors could be using the same technology that we have licensed, which would affect our ability to expand our markets beyond the United States. We are aware that international laboratories and potential competitors are using the “piggyback” gene splicing technology for the genetic modification of silkworm. Such limited foreign intellectual property could affect our ability to introduce fiber products in international markets or effectively compete in such markets.

The patents underlying our license agreements could expire or be invalidated prior to our commercializing our specialty fibers, which would result in the loss of our competitive edge and could negatively impact our revenues and results of operations.

The patent rights that we license could expire or be invalidated before we are ready to market or commercialize any fiber product, or while we are still in research and development phases of proposed products, in which event the patents would be worthless and would not protect us from potential competitors who would then have low barriers to entry and who would be in a position to compete more effectively with us.

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Risks Related to International Operations

We may fail to foresee challenges with international operations.

The Company and its current management have no history or experience in establishing and developing international business units and production facilities outside of those we have already established. Our future success will depend heavily upon on our ability to oversee production operations at facilities and locations outside of the United States and management’s day-to-day oversight. Unforeseen challenges in sustaining efficient operations, decreases in product quality, language and cultural difference, or theft of intellectual property from these satellite production facilities, or other yet undiscovered challenges could have an adverse material effect on us.

We may face unforeseen challenges with the import and export of our products.

The success of our operations depends on our ability to ship the silk fibers and yarns produced by GMO’s. There is no guarantee that the existing authorizations and interpretations of rules will remain in effect. Increasing restrictions on the shipping of products with GMO’s or importation of GMO’s may materially impact our business.

Our international operations will be subject to the laws of the jurisdictions in which we operate.

A significant portion of our business operations will occur in South-East Asia. We will be generally subject to laws and regulations applicable to foreign business, investment, molecular biology, transgenic organisms, land use, in Vietnam and possibly other countries. The Vietnamese legal system is based, at least in part, on written statutes. However, since these laws and regulations are relatively new and the Vietnamese legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involves risks and uncertainties. Governmental agencies may have overlapping jurisdiction and possible conflicting regulation or interpretation of regulations, adding additional risk and uncertainty.

We cannot predict the effect of future developments in the legal or administrative systems of developing countries, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, the preemption of local regulations by national laws, or the overturn of local government’s decisions by the superior government or the overruling or ignoring of one agency’s decision by another agency. These uncertainties create risks which may adversely and materially impact our business.

We may be adversely affected by economic and political conditions in the countries where we operate.

We operate in the United States, Vietnam, and we have a joint venture in Singapore. Economic and political changes in these countries, such as inflation rates, recession, foreign ownership restrictions, import/export restrictions, labor policies, policies related to GMO’s, restrictions on transfer of funds into or out of a country and similar factors may adversely and materially affect results of operations.

While it is our understanding that the economy in Vietnam has grown significantly in the past 20 years, the growth has been uneven, both geographically and among various economic sectors. The government of Vietnam has implemented various measures to encourage or control economic growth and guide the allocation of resources. Some of these measures benefit the overall Vietnamese economy, but may also have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments, land use or changes in tax regulations that are applicable to us.

The Vietnamese economy has been transitioning from a planned economy to a more market-oriented economy4. Although in recent years the Vietnamese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of the productive assets in Vietnam are still owned by the Vietnamese government. The continued control of these assets and other aspects of the national economy by Vietnam government could materially and adversely affect our business. The Vietnamese government also exercises significant control over Vietnamese economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Efforts by the Vietnamese government to slow the pace of growth of the Vietnamese economy could negatively affect our business.

4 https://www.lowyinstitute.org/publications/missing-middle-political-economy-economic-restructuring-vietnam

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We may be adversely affected by social, political or legal changes

We have a substantial portion of our operations in parts of the world where internal social, legal and political changes are not uncommon and are taking place. The direction and consequences of these changes are not predictable by us nor are they transparent to us.

Any such changes as they may relate to attitudes, policy, enforcement or regulation, regarding investment, property rights, biotechnology, GMOs and the general business, investment, or taxation environment may have material negative consequences for our business. We have very limited ability to protect our interests from societal or political changes anywhere in the world.

Risks Related to Regulations

Potential future regulations limiting our ability to sell or produce genetically engineered products could harm our business.

We have and expect to continue to develop biologic products using GMOs. Products derived from GMOs may in some instances be subject to bans or additional regulation by federal, state, local and foreign government agencies. This complex regulatory environment is in flux and is not predictable by us. These agencies may not allow us or our collaborators and licensees to produce GMOs and market products derived from GMOs, or could prevent us from doing so in a timely manner or under technically or commercially feasible conditions.

Further, we and our current and future collaborators and licensees are subject to regulations in the other countries in which we operate outside of the U.S., which may have different rules and regulations depending on the jurisdiction. Different countries have different rules regarding which products qualify as GMO. If any of these countries expand the definition of GMO or increase the regulatory burden on GMO products, our business could be harmed.

Changes in regulatory enforcement, requirements, laws and policies, or evolving interpretations of existing regulatory requirements, laws and policies, may result in increased compliance costs, delays, capital expenditures, ceasing of production operations and other financial obligations that could materially and adversely affect our business or financial results.

We face various governmental regulations, which could have a material negative impact on our business.

We face various governmental regulations regarding import/export, taxes, transgenics and biological research, as well as, transgenic product manufacture and distribution, environmental regulation and packaging requirements. Any changes in regulation, enforcement, or interpretation may be adverse to our operations production, revenues, and potential profit. We are especially at risk from governmental restriction and regulations related to GMO’s and the use of transgenic organisms in our productions. Federal , state and foreign regulations impose strict regulation on the use, storage, and transportation of such transgenic organisms. Such rules impose severe penalties on us for any breach of regulations, for any spill, release, or contamination caused while the substances are under our direct or indirect ownership or control. We are not aware of any such breach of governmental regulation, or of any spill, release, or contamination, however, if such a release, or other regulatory breach does occur in the future, the resulting clean-up costs, and/or fines and penalties, would cause a material negative effect on the Company and our financial future.

We face additional challenges associated with operating in overseas locations, which have additional governmental regulations and restrictions. Those regulations are subject to change and interpretation relating to GMO’s. Such changes could limit our ability to sell or produce GMO products. We cannot be assured that what is allowed today will be allowable in the future. Furthermore, the revocation or loss of any license, permit or authorization necessary or desirable for the conduct of our business, or our failure to obtain such an authorization could materially and adversely affect our business.

Any such change in regulation, the interpretation of laws and regulations or changes in enforcement, or governmental agency attitudes, especially as they relate to GMOs could have a material negative impact on our operations.

Risks Related to This Offering and Our Common Stock

Our sole Director owns a significant percentage of our outstanding voting securities which could reduce the ability of minority stockholders to effect certain corporate actions.

Collectively, due to the voting rights features of the Series A Preferred Stock (which is owned solely by our chief executive officer), our officers and directors own an aggregate of 804,808,412 shares of our voting securities, or approximately 49.12% of our outstanding voting securities as of the date of this Registration Statement. As a result, currently, and after this offering, they will possess significant influence and can elect a majority of our Board and authorize or prevent proposed significant corporate transactions without the votes of any other stockholders. They are expected to have significant influence over a decision to enter into any corporate transaction and have the ability to prevent any transaction that requires the approval of stockholders, regardless of whether or not our other stockholders believe that such transaction is in our best interests. Such concentration of voting power could have the effect of delaying, deterring, or preventing a change of control or other business combination, which could, in turn, have an adverse effect on the market price of our Common Stock or prevent our shareholders from realizing a premium over the then-prevailing market price for their Common Stock.

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We may need to raise additional capital by sales of our securities, which may adversely affect the market price of our Common Stock and your rights in us may be reduced.

We expect to continue to incur product development and selling, general and administrative costs, and in order to satisfy our funding requirements, we will need to continue to raise additional capital above and beyond the anticipated proceeds of this offering. The sale or the proposed sale of substantial amounts of our Common Stock or other securities in the public markets may adversely affect the market price of our Common Stock and our stock price may decline substantially. Our stockholders may experience substantial dilution and a reduction in the price that they are able to obtain upon sale of their shares. Also, new equity securities issued may have greater rights, preferences or privileges than our existing Common Stock. Furthermore, additional capital may not be available in sufficient amounts or on reasonable terms, if at all, and our ability to raise additional capital may be adversely impacted by potential worsening global economic conditions and the recent disruptions to and volatility in the credit and financial markets in the United States and worldwide resulting from the ongoing COVID-19 pandemic.

We do not intend to pay dividends.

We have never declared or paid any cash dividends on our securities. We currently intend to retain our earnings for funding growth and, therefore, do not expect to pay any dividends in the foreseeable future.

The market price of our Common Stock may be volatile and may be affected by market conditions beyond our control, and you may not be able to sell our Common Stock.

Publicly traded companies generally have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our securities, regardless of our actual operating performance.

The market for our Common Stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, our shares of Common Stock are sporadically and thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our stockholders may disproportionately influence the price of those shares in either direction. The price for our shares Common Stock could, for example, decline precipitously in the event that a large number of shares of our Common Stock are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Second, we are a speculative or “risky” investment due to our limited operating history and lack of revenue to date, and uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk-averse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. Many of these factors are beyond our control and may decrease the market price of our Common Stock, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our Common Stock will be at any time, including as to whether our Common Stock will sustain its current market price, or as to what effect the sale of shares or the availability of Common Stock for sale at any time will have on the prevailing market price.

The market price of our Common Stock is subject to significant fluctuations in response to, among other factors:

●	the significant downward pressure on our Common Stock price caused by the sale of a significant number of shares could cause our Common Stock price to decline, thus allowing short sellers of our Common Stock an opportunity to take advantage of any decrease in the value of our Common Stock;
●	the presence and action of short sellers in our Common Stock;
●	market acceptance of our existing products, as well as products in development;
●	the timing of regulatory approvals;
●	our ability or the ability of third-party distributors to sell, market, and distribute our products;
●	our ability or the ability of our contract manufacturers to manufacture our products efficiently;
●	changes in our financial performance or a change in financial estimates or recommendations by securities analysts;
●	our ability to raise additional funds to complete development of our pharmaceutical product candidates;

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●	announcements of innovations or new products or services by us or our competitors;
●	the emergence of new competitors or success of our existing competitors;
●	operating and market price performance of other companies that investors deem comparable;
●	sales or purchases of our Common Stock by insiders;
●	commencement of, or involvement in, litigation;
●	changes in governmental regulations; and
●	general economic conditions and slow or negative growth of related markets.

In addition, if the market for stock in our industry, or the stock market in general, experiences a loss of investor confidence, the market price of our common stock could decline for reasons unrelated to our business, financial condition or results of operations.

The stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies, including very recently in connection with the ongoing COVID-19 pandemic, which has resulted in decreased stock prices for many companies notwithstanding the lack of a fundamental change in their underlying business models or prospects. These fluctuations have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors, including potentially worsening economic conditions and other adverse effects or developments relating to the ongoing COVID-19 pandemic, political, regulatory and other market conditions, may negatively affect the market price of shares of our Common Stock, regardless of our actual operating performance. The market price of shares of our Common Stock may decline below the initial public offering price, and you may lose some or all of your investment.

If any of the foregoing occurs, it could cause the price of our Common Stock to fall and may expose us to lawsuits that, even if unsuccessful, could be costly to defend and distract our Board and management.

We are currently subject to penny stock regulations and restrictions and if we continue to be subject to such regulations and restrictions you may have difficulty selling shares of our Common Stock.

The Commission has adopted regulations which generally define so-called “penny stocks” as an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. Our Common Stock is a “penny stock”, and we are subject to Rule 15g-9 under the Exchange Act, or the Penny Stock Rule. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written consent to the transaction prior to sale. As a result, this rule affects the ability of broker-dealers to sell our securities and affects the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Commission relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

In addition to the “penny stock” rules described above, the Financial Industry Regulatory Authority (“FINRA”) has adopted similar rules that may also limit a stockholder’s ability to buy and sell our Common Stock. FINRA rules require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for such customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our Common Stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Shares eligible for future sale may have adverse effects on our share price.

Sales of substantial amounts of shares or the perception that such sales could occur may adversely affect the prevailing market price for our shares. We may issue additional shares in subsequent public offerings or private placements to make new investments or for other purposes. We are not required to offer any such shares to existing shareholders on a preemptive basis. Therefore, it may not be possible for existing shareholders to participate in such future share issuances, which may dilute the existing shareholders’ interests in us.

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Future sales of additional shares of our Common Stock or securities convertible into shares of our Common Stock may dilute our shareholders’ ownership in us and may adversely affect us or the trading price of our Common Stock.

We may issue additional shares of our Common Stock or securities convertible into our Common Stock in the future pursuant to current or future employee stock incentive plans, employee stock grants, or in connection with future acquisitions or financings. We cannot predict the size of any such future issuances or the effect, if any, that any such future issuances will have on the trading price of our Common Stock. Any such future issuances of shares of our Common Stock or securities convertible into Common Stock may have a dilutive effect on the holders of our Common Stock and could have a material negative effect on the trading price of our Common Stock.

Future sales of shares of our Common Stock could lower the trading price of our Common Stock, and any additional capital raised by us through the sale of additional equity or convertible debt securities may dilute our shareholders’ ownership in us and may adversely affect us or the trading price of our Common Stock.

We may issue additional shares of Common Stock or other securities in primary offerings and the Selling Shareholders may resell shares of our Common Stock in subsequent secondary offerings. We cannot predict the size of additional issuances or future resales of shares of our Common Stock or convertible securities, the offering price in any such issuance or resale or the effect, if any, that additional issuances or future resales will have on the trading price of our Common Stock. Additional issuances and resales of substantial amounts of our Common Stock or convertible securities, or the perception that such additional issuances or resales could occur, may adversely affect prevailing trading prices for our Common Stock.

The loss of liquidity could adversely impact a Shareholder’s ability to sell Shares.

The Shares are listed for trading on the OTCQB under the market symbol “KBLB.” The Company’s stock is thinly traded. Any reduction in the volume of shares traded could result in the loss of liquidity. Such loss of liquidity could limit the ability for the Company to raise additional capital to fund the operations and impact the Shareholders ability to sell shares. There is no guarantee that our stock will continue to be listed on the OTCQB. If we were delisted from the OTCQB there would be a loss of liquidity that would significantly impact our shareholders and their ability to liquate their investment.

Risk Factors Related to Uplisting on a National Exchange

Our ability to uplist our Common Stock to a national exchange is contingent on our meeting applicable initial listing criteria.

We have applied for our Common Stock to be listed on NASDAQ and may apply for it be listed on a different national securities exchange. Each exchange requires companies desiring to list their Common Stock to meet certain listing criteria including total number of stockholders; minimum stock price, total value of public float, and in some cases total stockholders’ equity and market capitalization. Our failure to meet such applicable listing criteria would prevent us from listing our Common Stock on such a national exchange. In the event we are unable to uplist our Common Stock, our Common Stock will continue to be quoted on the OTCQB, which is generally considered less liquid and more volatile than a national securities exchange. Our failure to uplist our Common Stock could make it more difficult for you to trade our Common Stock, could prevent our Common Stock trading on a frequent and liquid basis and could result in the value of our Common Stock being less than it would be if we were able to uplist.

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If the national exchange does not list our securities for quotation, it could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

We have applied for our Common Stock to be listed on NASDAQ and may apply for it be listed on a different national securities exchange. After giving effect to this offering, we expect to meet, on a pro forma basis, the minimum initial listing standards, which generally only mandate that we meet certain requirements relating to stockholders’ equity, market capitalization, aggregate market value of publicly held shares, bid price and distribution requirements. We cannot guarantee that we will be able to meet those initial listing requirements. If a national exchange does not list our Common Stock for trading on its exchange, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;

●	reduced liquidity with respect to our securities;

●	a determination that our shares of or Common Stock are “penny stock,” which will require brokers desiring to recommend our shares of Common Stock to their clients to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our shares of Common Stock;

●	a limited amount of news and analyst coverage for our Company; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If our Common Stock is listed on a national exchange, such securities will be covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. Further, if we were no longer listed on a national exchange, our securities would not be covered securities and we would be subject to regulation in each state in which we offer our securities.

If our application to uplist is approved, our failure to meet the continued listing requirements of the national exchange could result in a delisting of our Common Stock.

If our application to list our Common Stock on a national exchange is approved, and thereafter we fail to satisfy the continued listing requirements of the national exchange, such as the corporate governance requirements or the minimum closing bid price requirement, the national exchange may take steps to delist our Common Stock. Such a delisting would likely have a negative effect on the price of our Common Stock and would impair your ability to sell or purchase our Common Stock when you wish to do so. In the event of a delisting, we anticipate that we would take actions to restore our compliance with the national exchange’s listing requirements, but we can provide no assurance that any such action taken by us would allow our Common Stock to remain listed on the national exchange, stabilize our market price, improve the liquidity of our Common Stock, prevent our Common Stock from dropping below the national exchange’s minimum bid price requirement, or prevent future non-compliance with the national exchange’s listing requirements.

We will continue to incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance requirements as a result of our planned efforts to uplist our Common Stock to a national exchange.

We will continue to incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance requirements if our uplisting to a national exchange is successful. As a public company, we will continue to incur significant legal, accounting and other expenses. For example, if our uplisting application to a national exchange is successful, we will be subject to mandatory reporting requirements of the Exchange Act, which require, among other things, that we continue to file with the SEC annual, quarterly and current reports with respect to our business and financial condition. We have incurred and will continue to incur costs associated with the preparation and filing of these SEC reports. Furthermore, if our planned uplisting to a national exchange is successful, we will be subject to mandatory new corporate governance and other compliance requirements. In addition, the Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act and the national exchange have imposed various other requirements on public companies. Stockholder activism, the current political environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact (in ways we cannot currently anticipate) the way we operate our business. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations have and will continue to increase our legal and financial compliance costs and will make some activities more time-consuming and costly.

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In addition, if and when we cease to be a smaller reporting company and become subject to Section 404(b) of the Sarbanes-Oxley Act, we will be required to furnish an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed time period, we will continue to be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to dedicate substantially greater internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that our independent registered public accounting firm, when required, will not be able to conclude within the prescribed timeframe that our internal control over financial reporting is effective as required by Section 404. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

Our Common Stock is currently quoted on the OTCQB, which may not be indicative of the price at which our stock may trade upon listing on a national exchange.

Our Common Stock is quoted on the OTCQB. The OTCQB is a significantly more limited market than national exchanges. Although we intend to list our Common Stock on a national exchange in connection with this offering, an adequate trading market for the securities may not develop or be sustained after this rights offering. In addition, if our shares are approved for listing on a national exchange, the per share trading prices may differ significantly to trading prices previously quoted while on the OTCQB. There can be no assurance that the Company’s share price will demonstrate the same trading characteristics of historical price and volume on a national exchange that were demonstrated while listed on the OTCQB. Accordingly, after listing, we could fail to satisfy the continued listing requirements of the national exchange, such as the minimum closing bid price requirement. The national exchange could take steps to delist our Common Stock. Such a delisting would likely have a negative effect on the price of our Common Stock and would impair your ability to sell or purchase our Common Stock.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies, including very recently in connection with the ongoing COVID-19 pandemic, which has resulted in decreased stock prices for many companies notwithstanding the lack of a fundamental change in their underlying business models or prospects. These fluctuations have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors, including potentially worsening economic conditions and other adverse effects or developments relating to the ongoing COVID-19 pandemic, political, regulatory and other market conditions, may negatively affect the market price of shares of our Common Stock, regardless of our actual operating performance. The market price of shares of our Common Stock may decline below the initial public offering price, and you may lose some or all of your investment.

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DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements about our industry and us that involve substantial risks and uncertainties. Our actual results could differ materially from those discussed in the forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial condition, business strategy and plans, and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by words such as “anticipate,” “believe,” “continue,” “could,” “design,” “estimate,” “expect,” “intend,” “may,” “plan,” “potentially,” “predict,” “project,” “should,” “will” or the negative of these terms or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of known and unknown risks, uncertainties and assumptions, including risks described in the section titled “Risk Factors” and elsewhere in this prospectus and should not be relied upon.

The forward-looking statements in this prospectus include statements about:

●	Our ability to continue as a going concern;

●	Our ability to generate significant revenues and to become profitable;

●	Our ability to estimate future expenses;

●	The effect of the ongoing COVID-19 pandemic;

●	Our ability to maintain an effective system of internal controls;

●	Our ability to protect our intellectual property rights and to secure additional rights domestically and internationally;

●	Our ability to successfully manage our growth domestically and internationally;

●	Our ability to retain the services of key personnel;

●	Our reliance on independent third-party collaborators to develop and deliver products to market;

●	Our reliance on key management personnel and future need for highly skilled personnel;

●	Our ability to successfully develop sales and marketing for our products;

●	Market acceptance of pricing and performance for products we develop;

●	Our ability to generate sustainable earnings and net operating profits;

●	Our ability to adapt to regulatory and technology changes impacting our industry;

●	The potential for product liability claims regarding our products and the use of GMOs in our production system;

●	Actions taken or omitted to be taken by third parties including our suppliers and competitors, as well as legislative, regulatory, judicial and other governmental authorities;

●	Competition in our industry;

●	The loss of or failure to obtain any license or permit necessary or desirable in the operation of our business;

●	The availability of additional capital to support development;

●	Our production system is based upon living transgenic organisms; and

●	Certain other risks and uncertainties set forth elsewhere in this prospectus under the section titled “Risk Factors”.

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These risks are not exhaustive. Other sections of this prospectus may include additional factors that could harm our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for our management to predict all risk factors nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ from those contained in, or implied by, any forward-looking statements. There are undoubtedly risks which are unknown or under appreciated by management which are not listed here or incorporated into our projections and timelines. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements, which speak only as of their dates. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus or to conform these statements to actual results or to changes in our expectations.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of 1,904,762 Units at the assumed public offering price of $5.25 per Unit, the midpoint of the price range set forth on the cover page of this prospectus, will be approximately $10,000,000 or approximately $11,500,000 if the underwriters exercise their option to purchase additional shares of Common Stock and/or Purchase Warrants in full, in each case after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from the offering for expansion of our production operations in (i) Vietnam including capital equipment, facilities improvements, and staffing, and, (ii) working capital and general business purposes. The amounts and timing of these expenditures may vary significantly depending on a number of factors, including the amount of cash generated by our operations, competitive developments, and the rate of growth, if any, of our business. We may find it necessary or advisable to use portions of the proceeds for other purposes, and we will have broad discretion in the application of the net proceeds. In addition, while we have not entered into any agreements, commitments or understandings relating to any significant transaction as of the date of this prospectus, we may use a portion of the net proceeds to pursue acquisitions, joint ventures, and other strategic transactions. If we obtain additional financing through the issuance of debt or convertible debt securities, then we may use the net proceeds of this offering to repay any such indebtedness.

Use of Proceeds

Production Operations Expansion	$4,520,000
Research and Product Development	$770,000
Working Capital	$2,300,000
Corporate Operations	$462,000
Accrued Expenses	$204,600
Debt Repayment	$726,000
Offering Expenses	$1,000,000

Although we believe that the net proceeds from this offering, together with our cash and cash equivalents, and anticipated cash flows from operating activities will be sufficient to meet our anticipated working capital requirements and capital expenditures in the ordinary course of business for the next 12 months, we cannot guarantee that this will be the case. We cannot specify with certainty all of the particular uses for the net proceeds to be received upon the closing of this offering.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock, and we do not currently intend to pay any cash dividends on our capital stock in the foreseeable future. We currently intend to retain all available funds and any future earnings to support operations and to finance the growth and development of our business. Any future determination to pay dividends will be made at the discretion of our Board, subject to applicable laws and will depend upon, among other factors, our results of operations, financial condition, contractual restrictions and capital requirements. Our future ability to pay cash dividends on our capital stock may also be limited by the terms of any debt instruments or preferred securities issued in the future.

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CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2023:

●	on an actual basis (column 1);

●	on a pro forma basis, to give effect to the issuance of two shares of Common Stock issuable upon conversion of the Series A preferred stock; (See “Certain Relationships and Related Transactions”) (column 2);

●	on a pro forma as-adjusted basis to give effect to the sale of 1,904,762 Units by us in this offering at the assumed public offering price of $5.25, the midpoint of the price range set forth on the cover page of this prospectus, and after deducting the underwriting discounts and estimated offering expenses payable by us (column 3).

You should read this capitalization table in conjunction with “Use of Proceeds,” “Selected Consolidated Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes appearing elsewhere in this prospectus.

As of December 31, 2023

	1	2	3
	Actual	Pro Forma (unaudited)	Pro Forma As Adjusted (unaudited)
	US$	US$	US$ (1)

Cash	1,190,027
Common Stock Class A, No Par Value	27,385,611
Common Stock Class B, No Par Value Stock	-
Preferred Stock Series A, No Par Value Stock	5,237,800
Common Stock issuable	22,000
Additional paid-in capital	12,231,624
Statutory reserves	-
Contributed capital	-
Retained earnings/(Losses)	-
Accumulated other comprehensive loss	-
Total Stockholders’ Deficit	(7,357,009)
Total capitalization	2,026,358

(1)	The as adjusted number of shares to be outstanding immediately after this offering as shown above is based on shares outstanding as of December 31, 2023. The as adjusted information discussed above is illustrative only and will be further adjusted based on the actual public offering price and other terms of this offering to be determined by the Company and the underwriters.

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DILUTION

If you invest in our Common Stock, your interest will be diluted immediately to the extent of the difference between the public offering price per share of Common Stock that is part of the Unit you will pay in this offering and the as adjusted net tangible book value per share of our Common Stock immediately after this offering.

As of December 31, 2023, our as-adjusted net tangible book value was approximately $([  ]), or ($[  ]) per share of Common Stock. Our as-adjusted net tangible book value per share set forth below represents our total tangible assets, less total liabilities, divided by [    ] the number of shares of our Common Stock outstanding on December 31, 2023.

After giving effect to the sale of 1,904,762 Units in this offering at the assumed public offering price of $5.25 per Unit, the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, after deducting the underwriter discounts and estimated offering expenses payable by us, the as adjusted net tangible book value as of December 31, 2023 would have been approximately $[  ], or $[   ] per share. This represents an immediate increase in net tangible book value to existing stockholders of $[  ] per share. The public offering price per share will significantly exceed the net tangible book value per share. Accordingly, new investors who purchase shares of Common Stock in this offering will suffer an immediate dilution of their investment of $[  ] per share. We determine dilution by subtracting the net tangible book value per share after the offering from the amount of cash that a new investor paid for a share of Common Stock.

The following table Illustrates this per share dilution to the new investors:

Assumed Public offering price per Unit		$5.25
Net tangible book value per share as of December 31, 2022	$	[ ]
Increase in net tangible book value per share attributable to the offering		[ ]
As-adjusted net tangible book value per share as of after giving effect to the offering		[ ]
Dilution per share to new investors	$	[ ]

Each $1.00 increase (decrease) in the assumed public offering price of $5.25 per Unit (the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus) per share would increase (decrease) our pro forma net tangible book value after this offering by approximately $2 million, or approximately $[ ] per share, and increase (decrease) the dilution per share to new investors by approximately $[ ] per share, after deducting underwriting discounts and estimated offering fees and expenses payable by us, and assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. We may also increase or decrease the number of shares we are offering. An increase (decrease) of 100,000 shares in the number of shares offered by us would increase (decrease) our pro forma net tangible book value after this offering by approximately $[  ], or $[ ] per share, and increase (decrease) the dilution per share to new investors by approximately $[ ] per share, after deducting underwriting discounts and estimated offering fees and expenses payable by us, and assuming that the public offering price remains the same. The pro forma information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

If the underwriters exercise their option to purchase additional shares of Common Stock and/or Purchase Warrants in full, our pro forma net tangible book value per share after this offering would be $[ ] per share. This amount represents an immediate increase in net tangible book value of $[ ] per share to our existing stockholders and an immediate dilution in net tangible book value of $[ ] per share to new investors purchasing shares of our Common Stock in this offering.

The following charts illustrate our pro forma proportionate ownership, upon completion of this offering by present stockholders and investors in this offering, compared to the relative amounts paid by each. The charts reflect payment by present stockholders as of the date the consideration was received and by investors in this offering at the public offering price. The charts further assume no changes in net tangible book value other than those resulting from the offering.

	Shares Purchased				Total Consideration			Average Price
	Amount (#)		Percent (%)		Amount ($)	Percent (%)		Per Share ($)
Existing stockholders		(1)		%			%	$
New investors	1,904,762			%			%	$5.25
Total			100.0%			100.0%		$

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(1)	The number of Common Stock to be outstanding after this offering is based on 1,038,374,219 shares of Common Stock outstanding as of December 9, 2024, and excludes:

●	33,031,000 shares of our Common Stock issuable upon the exercise of stock options outstanding;
●	1,904,762 shares of our Common Stock underlying the Purchase Warrants;
●	138,528 shares of our Common Stock underlying the Representative’s Warrants;
●	66,335,714 shares of our Common Stock underlying any outstanding warrants; and
●	0 shares of our Common Stock issuable upon the conversion of notes and other evidence of indebtedness.

The table below assumes the underwriters’ exercise their over-allotment option, solely into shares of Common Stock, in full:

	Shares Purchased				Total Consideration			Average Price
	Amount (#)		Percent (%)		Amount ($)	Percent (%)		Per Share ($)
Existing stockholders	[ ]	(1)	[ ]	%	[ ]		%	$
New investors	2,190,476		[ ]	%	[ ]	[ ]	%	$5.25
Total	[ ]		100.0%			100.0%		$

(1)	The number of Common Stock to be outstanding after this offering is based on 1,038,374,219 shares of Common Stock outstanding as of December 9, 2024, and excludes:

●	33,031,000 shares of our Common Stock issuable upon the exercise of stock options outstanding;
●	1,904,762 shares of our Common Stock underlying the Purchase Warrants;
●	138,528 shares of our Common Stock underlying the Representative’s Warrants;
●	66,335,714 shares of our Common Stock underlying any outstanding warrants; and
●	0 shares of our Common Stock issuable upon the conversion of notes and other evidence of indebtedness.

MARKET PRICE AND DIVIDENDS ON OUR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our Common Stock is quoted under the symbol “KBLB” on the OTCQB. You should be aware that over-the-counter market quotations may reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions. On the effective date of the registration statement of which this prospectus forms a part, we expect that trading on a national exchange will be under the same symbol. The high and low bid quotations for our shares of our Common Stock for each full quarterly period within the two most recent fiscal years and the first fiscal quarter of our current fiscal year are (prices set forth below represent inter-dealer quotations, without retail markup, markdown or commission and may not be reflective of actual transactions):

	High	Low
Fiscal 2022
Quarter ended March 31, 2022	$0.11	$0.07
Quarter ended June 30, 2022	$0.09	$0.06
Quarter ended September 30, 2022	$0.07	$0.05
Quarter ended December 31, 2022	$0.05	$0.03
Fiscal 2023
Quarter ended March 31, 2023	$0.0301	$0.0493
Quarter ended June 30, 2023	$0.0381	$0.0655
Quarter ended September 30, 2023	$0.030	$0.042
Quarter ended December 31, 2023	$0.05	$0.03
Fiscal 2024
Quarter ended March 31, 2024	$0.1496	$0.0349
Quarter ended June 30, 2024	$0.0843	$0.14
Quarter ended September 30, 2024	$0.0705	$0.151

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As of December 5, 2024, the last reported sale price of our Common Stock on the OTCQB was $0.11 per share.

Holders

As of December 9, 2024, we had 33 holders of record of our Common Stock and 1 holder of our Series A Preferred Stock. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of the Common Stock have no pre-emptive rights and no right to convert their Common Stock into any other securities; each share of Series A Preferred Stock is convertible into one share of Common Stock at the holder’s option. There are no redemption or sinking fund provisions applicable to the Common Stock.

Dividends

We have never declared or paid any cash dividend on our capital stock, and we do not currently intend to pay any cash dividends on our capital stock in the foreseeable future. We currently anticipate that we will retain future earnings to support reinvestments in our business and/or to repay outstanding debt from time to time. Any payment of cash dividends in the future will be at the discretion of our Board and will depend upon, among other things, future operating earnings and cash flows, future capital requirements, contractual restrictions (including those contained in the agreements and instruments governing our debt and the certificates of designation of our convertible preferred stock) and general business conditions.

Securities Authorized for Issuance under Equity Compensation Plans

The following table discloses information as of the date of this prospectus, with respect to compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance, aggregated as follows:

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	0	0	0
Equity compensation plans not approved by security holders	63,681,000	0	106,710,235
Total	63,681,000	0	106,710,235

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2019 Employee Stock Option Plan

Effective December 9, 2019, we adopted the 2019 Employee Stock Option Plan (“Plan”), with 80,000,000 shares issuable pursuant to the Plan. Beginning on January 1, 2020 and continuing on each January 1st that the Plan is in place, an additional number of shares equal to the lesser of: (i) 2% of the number of shares of Common Stock outstanding (fully-diluted) on the immediately preceding December 31 and (ii) such lower number of shares as may be determined by the Board or committee, shall be added to the number of shares issuable under the Plan. As of the date of this prospectus, 67,101,000 options have been issued pursuant to the Plan (although some have been cancelled) and 63,681,000 shares remain issuable pursuant to the Plan, based on the terms of the Plan as set forth above.

Eligibility. The Plan provides for the grant of incentive stock options to our employees and any parent and subsidiary corporations’ employees and for the grant of nonqualified share options, restricted shares, restricted share units, share appreciation rights, share bonuses and performance awards to our employees, directors and consultants and our parent and subsidiary corporations’ employees and consultants.

Administration. The Plan is administered by the Board or by a committee of not fewer than 2 members, each of whom is an outside Director and all of whom are disinterested, designated by the Board to administer the Plan. The plan administrator determines the terms of all awards.

Types of Awards. The Plan allows for the grant of nonqualified stock options, incentive stock options, restricted share options, restricted stock units, stock appreciation rights, stock bonuses and performance awards.

Award Agreements. All awards under the Plan are evidenced by an award agreement which shall set forth the number of shares subject to the award and the terms and conditions of the award, which shall be consistent with the Plan.

Term of Awards. The term of awards granted under the Plan is ten years.

Vesting Schedule and Price. The plan administrator has the sole discretion in setting the vesting period and, if applicable, exercise schedule of an award, determining that an award may not vest for a specified period after it is granted and accelerating the vesting period of an award. The plan administrator determines the exercise or purchase price of each award, to the extent applicable.

Transferability. Unless the plan administrator provides otherwise, the Plan does not allow for the transfer of awards other than by will or the laws of descent and distribution. Unless otherwise permitted by the plan administrator, options may be exercised during the lifetime of the optionee only by the optionee or the optionee’s guardian or legal representative.

Adjustments. In the event the Board or committee determines that any dividend or distribution, recapitalization, stock split, reorganization, merger, consolidate, split-up, spin-off, or other similar corporate transact or event affects the shares subject to the Plan such that an adjustment is determined by the Board or committee to be appropriate to prevent dilution or enlargement of the benefits intended to be made under the Plan, appropriate adjustments will be made to the share maximums and exercise prices, as applicable.

Governing Law and Compliance with Law. The Plan and awards granted under it are governed by and construed in accordance with the laws of the Wyoming. Shares will not be issued under an award unless the issuance is permitted by applicable law.

Amendment and Termination. The Plan terminates ten years from the date it was approved, unless it is terminated earlier by our Board. The Board may amend, alter, suspend, discontinue, or terminate the plan, including, without limitation, any amendment, alternation, suspension, discontinuation, or termination that would impart the rights of any participant, or any other holder or beneficiary of any award theretofore granted, without the consent of any share owner, participant, other holder or beneficiary of an award, or other person, unless required by applicable law.

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BUSINESS

Overview

Kraig Biocraft Laboratories, Inc., a Wyoming corporation, is a corporation organized to develop high strength fibers using recombinant DNA technology for commercial applications in technical textile. We use genetically engineered silkworms that produce spider silk proteins to create our recombinant spider silk. Applications include performance apparel, workwear, filtration, luxury fashion, flexible composites, medical implants, cosmetics and more. We believe that we have been a leader in the research and development of commercially scalable and cost-effective spider silk for technical textile and non-fibrous applications. Our primary proprietary fiber technology includes natural and engineered variants of spider silk produced in domesticated mulberry silkworms. Our business brings twenty-first century biotechnology to the historical silk industry, permitting us to introduce materials with innovative properties and claims into an established commercial ecosystem of silkworm rearing, silk spinning and weaving, and manufacture of garments and other products that can include our specialty fibers and textiles. Specialty fibers are engineered for specific uses that require exceptional strength, flexibility, heat resistance and/or chemical resistance. The specialty fiber market is exemplified by two synthetic fiber products that come from petroleum derivatives: (1) aramid fibers; and (2) ultra-high molecular weight polyethylene fibers. The technical textile industry involves products for both industrial and consumer products, such as filtration fabrics, medical textiles (e.g., sutures and artificial ligaments), safety and protective clothing and fabrics used in military and aerospace applications (e.g., high-strength composite materials).

We are using genetic engineering technologies to develop fibers with greater strength, resiliency and flexibility for use in our target markets, namely the specialty fiber and technical textile industries. We believe that the genetically engineered protein-based fibers we seek to produce have properties that are in some ways superior to the materials currently available in the marketplace. Production of our product in commercial quantities holds what we believe to be potential life-saving ballistic resistant material, which we believe is lighter, thinner, more flexible, and tougher than steel. Other potential applications for spider silk based recombinant fibers include use as structural material and for any application in which light weight and high strength are required. We believe that fibers made with recombinant protein-based polymers will make significant inroads into the specialty fiber and technical textile markets.

Through our technologies, the introduction of the gene sequence based on those found in native spider silk, results in a germline transformation and is therefore self-perpetuating. Our recombinant spider silk fibers incorporate the silk proteins found in spider silk with native silkworm silk proteins. This combination of native silkworm proteins combined with spider silk protein structures results in new and unique recombinant silk fibers. This technology is in essence a protein expression platform which has other potential applications including diagnostics and pharmaceutical production. Moreover, our technologies are “green” inasmuch as our fibers and textiles are derived from nature and do not use any petrochemicals as an input into the fibers.

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The Report of Independent Registered Public Accounting Firm to our financial statements as of December 31, 2022 and as of December 31, 2023 include an explanatory paragraph stating that our net loss from operations and net capital deficiency at December 31, 2023 raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Product

Our products exploit the unique characteristics of spider silk, specifically dragline silk from Nephila clavipes (golden orb-web spider) and variants thereof. Such fibers possess unique mechanical properties in terms of strength, resilience and flexibility. Through the use of genetic engineering, we believe that we have produced a variety of unique transgenic silkworm strains that produce recombinant spider silk. Our recombinant spider silk fibers incorporate the silk proteins found in spider silk with the native silkworm silk proteins. This combination of native silkworm proteins combined with spider silk protein structures results in a new and unique recombinant silk fiber.

Monster Silk®

Monster Silk® was the first recombinant spider silk fiber product we developed. Monster Silk incorporates the natural elasticity of spider silk to make a silk fiber which is more flexible that conventional silk fibers and textiles. We have produced sample products using Monster Silk® including knit fabrics, gloves, and shirts in collaboration with textile mills. We expect that Monster Silk® will have market applications across the traditional textile markets where its increased flexibility will provide increased durability and comfort.

Dragon SilkTM

Dragon SilkTM is the next evolution in recombinant spider silk, combining the elasticity of Monster Silk® with additional high strength elements of native spider silk. Some samples of Dragon SilkTM have demonstrated strength beyond that of native spider silk. This combination of strength and elasticity results in a silk fiber which is soft and flexible, yet tougher than leading synthetic fiber available on the market. Based on inquires we have received from end market leaders, we believe that Dragon SilkTM- will have applications in performance apparel, durable workwear, luxury goods and apparel, and composites.

Other Products

We are continuing to develop new recombinant silks and other protein-based fibers and materials using our genetic engineering capabilities. The Company leverages the latest in genetic engineering technology to develop new silk and protein technologies that it believes will have significant advantages over our legacy technology which created Dragon Silk and Monster Silk. Chief among these is the potential to produce spider silks with greatly increased purity and performance. Due to the biocompatible and biodegradable properties of silk, we believe that the materials developed using this process will create opportunities for products in the medical industry, including sutures, grafts, and implants.

Our Technology

Our technology builds upon the unique advantages of the domesticated silkworm. The silkworm is an efficient commercial and industrial producer of protein-based polymers, and forty percent (40%) of the caterpillars’ weight is devoted to the silk glands. The silk glands produce large amounts of an insoluble protein called fibroin, which the silkworm spins into a composite protein thread (silk).

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We use our genetic engineering technology to create proprietary recombinant silk polymers from the silkworms. On September 29, 2010, we, along with our collaborators at Notre Dame created approximately twenty different strains of transgenic silkworm which produce recombinant silk polymers. In October of 2017, with the support of funding from the U.S. Army, we transitioned our research operations out of Notre Dame and into our own research and development headquarters.

Our transgenic silkworms are created by inserting the genes expressing spider silk with either natural or engineered amino acid sequences into the embryos of the silkworm. The spider silk sequence is introduced to the embryo of the silkworm and incorporated into the silkworm genome using state of the art molecular biology approaches. The spider sequence is created on a circular loop of DNA called a plasmid. We developed a method to alter the plasmid DNA to more readily allow the mixing and matching of various targeted traits including spider DNA genes, disease resistance, commercially marketable proteins and other physical properties. In this way, we can more rapidly combine different genetic cassettes to create fibers and proteins with the desired chemical, physical, and mechanical properties than through conventional methods.

Production of this material in commercial quantities holds the potential of a life-saving ballistic resistant material, which is lighter, thinner, more flexible, and tougher than steel. However, the Company does not currently have any life-saving ballistic products and could be some time before we are able to produce such a product from the material. Other applications for spider silk based recombinant fibers include use as structural material and for any application in which light weight and high strength are required. We believe that fibers made with recombinant protein-based polymers will make significant inroads into the specialty fiber and technical textile markets. Our interactions with manufacturers of high-performance textiles, convince us that there is an eager commercial market for our innovative, sustainable, and differentiated technology and products.

Manufacturing

Our spider silk technology is designed for plug and play incorporation into the existing silk production model. We manufacture and plan to continue to manufacture our proprietary spider silk fibers using traditional silkworm production practices (sericulture).

Working with our contractors we identified robustness and acclimation of our silkworm strain to the local climate as one of the most significant challenges to production. In 2023 the Company implemented a concentrated program to strengthen our production silkworm strains with the goal of increasing their robustness and tolerance for the commercial production environment. This process involved selective breeding over many generations and isolating target traits while crossbreeding with more robust specimens. The ultimate goal is to create two, and ultimately four, separate strains of our silkworm, which, when crossed with each other, would produce significant hybrid vigor. We are now concentrated on six strains, half of which are ready or nearly ready for field trials. As of December 2023, we achieved homozygosity for the transgene in one of those strains. We achieved homozygosity of a second strain in the first quarter of 2024. Our work in this area is continuing and accelerating.

The Company, through Prodigy Textiles, has hired local workers with experience in sericulture production to care for and raise our silkworms through the five instars, or stages, of the silkworm life cycle, including the final instar when the mature caterpillars produce a cocoon comprised of pure silk. These cocoons are then reeled to our specifications to form the final spider silk threads such as Dragon SilkTM and Monster Silk®.

On July 15, 2022, we signed an agreement with Global Silk Solutions Joint Stock Company (GSS) for contract manufacturing services. On April 26, 2024 the Company notified GSS that it would not be continuing that relationship.

By utilizing existing production methodology in traditional silk regions to produce our high performance materials, we leverage historical knowledge, available labor and existing capital infrastructure for production, spinning, and weaving of our spider silk materials. This approach reduces the risk to our manufacturing operations and decreases our need for upfront capital expenditure.

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We believe that we will be able to target metric tons of capacity of spider silk fiber per annum from our operations when fully developed. This capacity will allow us to address our anticipated initial demand for applications in the protective, performance, and luxury textile markets.

The Market

We are focusing our work on the creation of new fibers with unique properties including fibers with potential high performance and technical fiber applications for the performance fiber market. The performance fiber market is currently dominated by two classes of product: aramid fibers, and ultra-high molecular weight polyethylene fibers. These existing products serve the need for materials with high strength, resilience, but are unable to delivery flexibility. Because these synthetic performance fibers are stronger and tougher than steel, they are used in a wide variety of military, industrial, and consumer applications.

The military and police are among the users of performance fibers for its ballistic protection. The materials are also used for industrial applications requiring superior strength and toughness, e.g., critical cables and abrasion/impact resistant components. Performance fibers are also employed in safety equipment, high strength composite materials for the aero-space industry and for ballistic protection by the defense industry.

The global market for technical textiles was estimated at greater than $184 billion in 2020 and projected to reach $250 billion by 20271.

These are industrial materials which have become essential products for both industrial and consumer applications. The market for technical textiles can be defined as consisting of:

●	Medical textiles;

●	Geotextiles;

●	Textiles used in Defense and Military;

●	Safe and Protective Clothing;

●	Filtration Textiles;

●	Textiles used in Transportation;

●	Textiles used in Buildings;

●	Composites with Textile Structure; and

●	Functional and Sportive Textiles.

1 https://www.grandviewresearch.com/industry-analysis/technical-textiles- market#:~:text=Report%20Overview,4.5%25%20from%202020%20to%202027.

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We believe that the superior mechanical characteristics of the next generation of protein-based polymers (in other words, genetically engineered silk fibers), will open up new applications for the technology. The materials which we are working to produce are tougher and stronger than steel.

We are actively pursuing relationships within target end markets to secure product collaborations with key market channel leaders. Due to the unique nature of our product, we received numerous unsolicited requests from leading businesses across a range of attractive end markets requesting materials for applications development. This substantial interest in spider silk materials across the broad spectrum of applications for high performance fibers and textiles, combined with the limited initial production capacity, has, we believe, provided the opportunity to be selective in choosing market channel partners best able to bring our product to market at scale. We are working under non-disclosure agreements to secure these collaborative development agreements and to establish limited channel exclusivity for firms we believe mirror our culture of innovation. In January 2021 the Company entered into a partnership and exclusive purchase agreement with M the Movement by Kings Group. This partnership is designed to establish a jointly owned apparel and fashion brand headquarter in Singapore focuses on sales to the ASEAN region.

Research and Development

In 2007, we entered into the first series of the Notre Dame Agreements to develop new transgenic silkworms. In 2010, we achieved our longstanding goal of producing new silk fibers composed of recombinant proteins. In 2016, we received a contract from the U.S. Army to deliver the first samples of its recombinant spider silk materials. In 2017, this contract was expanded to include research into the development of stronger silk materials. As a result of that contract, the Company brought its research operations in-house, opening its own research laboratories and expanding its scientific staff. This transition to in-house operations has led to a series of new technical breakthroughs and is believed to have accelerated the pace of new development. We intend to turn its technology to the development and production of high performance polymers.

During the fiscal years ended December 31, 2023 and 2022, we have spent approximately 15,126 hours and 10,375 hours, respectively, on research and development activities, which consisted primarily of laboratory research on genetic engineering by our in-house research operations.

We have initiated production of our recombinant materials, which we have named Monster Silk® and Dragon SilkTM. Additionally, we plan to accelerate both our microbiology and selective breeding programs, as well as providing more resources for their material and genetic testing protocols.

A key aspect of our research program is designed to target the biggest immediate hurdle to production, the robustness of our silkworms within the large-scale production environment. Working with our contractors we have identified robustness and acclimation of our silkworm lines to the local climate as one of the most significant challenges to production. Our research department has initiated, and we are accelerating a hybridization program, which is explicitly designed to increase robustness and cocoon size.

Our Intellectual Property Approach

Our intellectual property strategy utilizes a blended approach of licensed technologies and in-house developments. As part of our intellectual property portfolio, we have licensed the exclusive right to use certain patented gene-splicing technologies for use in silkworm.

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Under the Notre Dame Agreements, we exercised our right to exclusive commercial use for spider silk technologies developed under that agreement. We have worked collaboratively with the university to develop fibers with the mechanical characteristics of spider silk. We are applying this proprietary genetic engineering technology to domesticated silkworms, which we believe is the best path to economical, commercial scale production of spider silk.

In 2017, we opened a research and development facility to expand on the work conducted at Notre Dame. Since opening this new facility, we have expanded our intellectual property portfolio with multiple additional provisional and utility patent filings based on new discoveries and inventions. We will continue to utilize our in-house research capabilities to expand and strengthen its patent portfolio while also maintaining and growing our trade secrets relating to genetic advancement and spider silk. We are actively working to develop new approaches to the development of genetically engineering silkworms, underlying construction techniques, and fundamental genetic sequences for improved material performance.

The Notre Dame Agreements will last for the duration of the patented materials that we developed with Notre Dame. The new technologies that we are developing in our internal research labs does not rely on the Notre Dame patented materials and as a result will not be impacted by an expiration of those agreements.

License Agreements/Intellectual Property

We have obtained certain rights to use a number of university created, and patented gene splicing and spider silk protein technologies.

As part of the joint development program with the University of Notre Dame and the Notre Dame Agreements, Kraig Labs negotiated an option for exclusive global commercial rights to technologies jointly developed with Notre Dame. Kraig Labs has exercised that option. As of the date of this filing, four patents relating to the jointly developed technologies have been issued, number 10-1926286 in South Korea, number 2011314072 in Australia, number 26612 in Vietnam, and number 2,812,791 in Canada. These jurisdictions are a mix of silk producing and consuming countries. We believe protecting our technologies in these countries will be beneficial to our future operations.

In addition to the patents related to licensed technologies from Notre Dame listed above, Kraig Labs has filed a number of patent applications and provisional applications based on technologies developed solely within the Company’s own laboratories. Kraig has filed two such patent applications and four provisional patent applications based on technologies developed and discoveries from our own independent research operations.

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Table of Patent Applications and Status

Title	Country	Application No.	Filing Date	Patent No.	Patent Date	Status
Transgenic Silkworms Capable of Producing Chimeric Spider Silk Polypeptides and Fibers	United States of America	14/754946	30-Jun-2015			Under Exam
Chimeric Spider Silk and Uses Thereof	Japan	2017-038829	01-Mar-2017			Under Exam
Chimeric Spider Silk and Uses thereof	China (People’s Republic)	201180057127.1	28-May-2013			Pending
Chimeric Spider Silk and Uses thereof	Korea, Republic of	10-2017-7005086	22-Feb-2017	10-1926286	30-Nov-2018	Granted
A Nucleic Acid Encoding a Chimeric Spider Silk Polypeptide, Chimeric Spider Silk Polypeptide, Composite Fiber Comprising the Chimeric Spider Silk Polypeptide and Method of Preparing a Transgenic Silkworm	Vietnam	1-2013-01306	25-Apr-2013	26612	03-Nov-2020	Granted
Chimeric Spider Silk and Uses thereof	Canada	2812791	28-Sep-2011	2812791	14-Jul-2020	Granted
Chimeric Spider Silk Polypeptides and Fibers Uses Thereof	United States of America	14/754916	30-Jun-2015			Under Exam
Chimeric Spider Silk and Uses thereof	Japan	2013-530432	26-Mar-2013			Pending
Chimeric Spider Silk and Uses thereof	France	11833071.1	26-Apr-2013	2621957	02-Jun-2021	Granted
Chimeric Spider Silk and Uses thereof	India	3574/DELNP/2013	22-Apr-2013			Under Exam
Chimeric Spider Silk and Uses thereof	Germany	11833071.1	26-Apr-2013	602011071095.8	02-Jun-2021	Granted
Chimeric Spider Silk and Uses Thereof	United States of America	61/387332	28-Sep-2010			Expired
Chimeric Spider Silk and Uses thereof	China (People’s Republic)	201710335250.4	12-May-2017

* The terms in this column have the following meanings:

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Published: Pending patent applications that have been published by a corresponding state Patent Office (e.g., the U.S. Patent and Trademark Office) or international patent authority (e.g., the World Intellectual Property Association).

Pending: Patent applications that have been submitted to a corresponding state Patent Office for examination but that have not been issued or abandoned.

Under Exam: Pending patent applications currently being examined by a corresponding state Patent Office.

Granted: Patent applications that have been allowed by a corresponding state Patent Office and that have passed through the registration process; a granted patent application is synonymous with a “patent” and is conferred the associated patent rights for the given jurisdiction.

In addition to patent protection for intellectual property developed by the Company and through its collaborative research agreements, the Company has developed specialized skills and knowledge in the field of selective breeding, performance selection, and husbandry. This information is considered to be trade secrets and will play a critical role in the development of unique strains of new transgenic with diverse mechanical properties. These operations and knowledge held as trade secrets provide an additional layer of security and protection for the products and technologies we seek to develop.

In 2014, the following six trademarks were issued to the Company; the Company shall use these trademarks for product branding in the future:

Marks

Monster SilkTM
SpiderpillarTM
SpilkTM
Monster WormTM
Spider WormTM
Spider MothTM
Dragon SilkTM

In 2021, through its Singapore based joint venture the following four trademarks were issued.

Notre Dame Agreements

As discussed above, in 2007 we entered into the first of the series of Notre Dame Agreements. We provided financial support to ongoing research and development of transgenic silkworms and the creation of recombinant silk fibers. In exchange, we have an option to obtain the exclusive global commercialization rights to the technology developed pursuant to the research effort.

Following the first agreement, we entered into successive intellectual property and collaborative research agreements with Notre Dame to provide different levels of financial support. The trend had been for an increase in financial support for the research and development in nearly every successive agreement. In June 2012, we entered into an Intellectual Property / Collaborative Research Agreement with Notre Dame (“2012 Notre Dame Research Agreement”). On March 4, 2015, we entered into a new Intellectual Property / Collaborative Research Agreement with Notre Dame extending the agreement through March 2016 (“2015 Notre Dame Research Agreement”). Under the 2015 Notre Dame Research agreement, the Company provided approximately $534,000 in financial support. On September 20, 2015, the 2015 Notre Dame Research Agreement was amended to increase the total funding by approximately $179,000; in February 2016, the 2015 Notre Dame Research Agreement was extended to July 31, 2016 and in August 2016, the 2015 Notre Dame Research Agreement was extended to December 31, 2016. In May 2017, the 2015 Notre Dame Research Agreement was amended to increase the total funding by approximately $189,000 and the duration of the 2015 Notre Dame Research Agreement was extended to September 30, 2017. With the funding we received from the U.S. Army, we were able to conduct our research and development in-house, at less cost, and therefore we did not extend the 2015 Notre Dame Research Agreement after September 30, 2017.

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In 2011, we exercised our option to obtain the global commercialization rights to the technology developed under the Notre Dame Agreements, which resulted in a separate license agreement with Notre Dame (the “2011 Notre Dame Agreement”). Pursuant to the 2011 Notre Dame Agreement, Notre Dame filed an international patent application and numerous national patent applications on technology relating to the creation and use of recombinant spider silks and we received exclusive and non-exclusive rights to certain spider silk and gene-splicing technologies including commercial rights with the right to sublicense such intellectual property. The 2011 Notre Dame Agreement obligates us to reimburse Notre Dame for costs associated with the filing, prosecuting and maintaining of such patents and patent applications. In exchange for the rights to commercialization, Notre Dame has received 2,200,000 shares of our Common Stock and we have agreed to pay Notre Dame royalties equal to 2% of our gross sales of the licensed products and 10% of any sublicensing fees received by the Company on licensed technology.

Cooperative Agreement in Vietnam

On December 30, 2015, we entered into a cooperative agreement with a provincial government office in Vietnam for the research and pilot production of hybrid silkworms. In April 2018, we received our investment registration certificate for our facility in Vietnam. Later that month the Company was issued its ERC so that it could begin operations in Vietnam. We have established a subsidiary in Vietnam which is currently producing our recombinant spider silk in small quantities. Management believes the ERC puts the Company on a path to scale at a much greater level by harnessing existing silk production infrastructure with the capacity to match the existing demand for their spider silk materials.

Other Agreements

On October 15, 2013, we entered into an intellectual property agreement with a scientific researcher relating to the development of new recombinant silk fibers. Under the terms of that agreement, the scientific researcher transferred his rights of intellectual property, inventions and trade secrets which the researcher develops relating to recombinant silk to us. Upon signing, the researcher received 8,000,000 Common Stock purchase warrants from the Company, exercisable 24 months from the date of the agreement. As per the terms of the agreement, the researcher received an additional 10,000,000 warrants after creating a new recombinant silk fiber for us that met specified performance characteristics and another 8,000,000 warrants for performing the contract in good faith. The warrants described above all contain a cashless exercise provision and are exercisable on the 24-month anniversary of the date on which they were issuable under the agreement. All warrants under this agreement were exercised.

Governmental Regulations

We are subject to U.S. federal, state and local laws and regulations, as well as several countries in South East Asia. These laws and regulations govern, among other things, labor relations, the labeling and safety of our products, the environment, distribution of products, the production of products, and our molecular biology, GMO based technologies. We believe that we are in material compliance with all such applicable laws and regulations, although no assurance can be provided that this will remain true in the future or that interpretation of laws and regulations will remain a constant.

A significant portion of our business operations will occur in South East Asia. We will be generally subject to laws and regulations applicable in Vietnam and possibly other countries. The Vietnamese legal system is based, at least in part, on written statutes. However, since these laws and regulations are relatively new and the Vietnamese legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involves risks and uncertainties. Governmental agencies may have overlapping jurisdiction and possible conflicting regulation or interpretation of regulations, adding additional risk and uncertainty.

Laws and particularly their interpretations and enforcement can and do change. Social and political trends shift in ways that we cannot predict and which could negatively and materially impact our business and our ability to produce products. With regards to areas where law is vague, lacking, or could be subject to interpretation we endeavor to conform to industry norms.

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Environment

Kraig Labs is fully committed to its vision of bringing spider silk technologies to commercial markets while maintaining the highest levels of environmental responsibility. We believe our technology, built on a renewable resource, has a positive environmental impact and offers significant benefits over competing synthetic textiles. Our production system is derived from nature and does not use any petrochemicals as an input into our fibers.

We seek to comply with and exceed all applicable statutory and administrative requirements concerning environmental quality. Expenditures for compliance with federal state and local environmental laws have not had, and are not expected to have, a material effect on our capital expenditures, results of operations or competitive position.

While being environmentally conscious is the objective of all producers in this industry, the fermentation process used by our competitors produces high levels of carbon dioxide. CO2 is a greenhouse gas and is argued to be the leading cause of global warming. In stark contrast, Kraig Labs’ mulberry trees and the silk from silkworms have proven to be effective at sequestering carbon dioxide and are renewable resources. Mulberry trees also provide essential global green-cover and significantly help in reducing soil erosion in areas.

Competition

We compete directly with numerous other companies with similar product lines and/or distribution that have extensive capital, resources, market share, and brand recognition.

There are presently three primary competitors that we face in the fledgling spider silk industry, but there are few barriers to entry in our industry. This creates the strong possibility of new competitors emerging, and of others succeeding in developing the same or similar fibers for application that we are trying to develop. The effects of this increased competition may be materially adverse to us and our stockholders. As this is an emergent industry there is no one producer that has captured a significant portion of the market. Bolt Threads, Inc. based in California and Spiber Inc. based in Japan are competitors which have raised the largest amounts of investment capital to date. We also compete with AMSilk, which is based in Germany. We believe that our technology offers more cost-effective methods with lower environmental impact than technologies used by our identified competitors, however, new technologies could be developed that remove this advantage.

These competitors have raised and spent 100’s of millions of dollars in pursuit of spider silk production. The Company believes that its competitors will continue to overspend while struggling to deliver cost effective results.

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Property

Our principal executive office is located at 2723 South State St., Suite 150, Ann Arbor, Michigan. We pay an annual rent of $2,508 for conference facilities, mail, fax, and reception services located at this location.

On September 5, 2019, we signed a two-year lease for a 5,000 square foot property in Lansing, MI that commenced on October 1, 2019 and ends on September 30, 2021, for its research and development headquarters. Pursuant to the lease, it was an annual rent of $42,000 for year one of the lease and $44,800 for year two of the lease. On April 16, 2021, we signed a two year amendment to this lease, pursuant to which, commencing on July 1, 2021 and ending on September 30, 2022, we pay an annualized rent of $42,000 and from October 1, 2022 through September 30, 2023, we will pay an annual rent of $44,800. On October 1, 2023, the Company extended the terms of the lease through September 30, 2025. From October 1, 2023, through September 30, 2024, the Company will pay an annual rent of $44,800. From October 1, 2024, through September 30, 2025, the Company will pay an annual rent of $47,600.

On July 1, 2021, the Company signed a 5-year property lease in the Socialist Republic of Vietnam which consists of 30,000 square meters of property and 6,000 square meter of buildings, which it leases at a rate of approximately $8,645 per year for each of the five years.

On January 31, 2024, the Company signed a five-year lease for a 700 square meter facility in Lam Dong, Vietnam that commenced on February 1, 2024 and ends on January 31, 2029. We pay an annual rent of approximately $7,284 for year one and two of the lease. For years 3-5 the price will increase with Vietnam’s state land price bracket, not to exceed 10%.

Employees

The Company currently employs between 10-14 people at its U.S. facilities, 8 full-time and up to 6 part-time, including Kim Thompson, our officer and sole director and Jonathan R. Rice, our Chief Operating Officer. The Company employs between 8-30 full time personnel at its Vietnamese subsidiary depending on the production cycle. We plan to hire more persons on as-needed basis.

Legal Proceedings

We may from time to time become a party to various legal or administrative proceedings arising in the ordinary course of our business.

To the knowledge of our management, we are currently not a party to any material legal or administrative proceedings and are not aware of any pending or threatened legal or administrative proceedings against us.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. Readers are cautioned not to place undue reliance on forward-looking statements, since such statements speak only as of the date they were made. Forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including any forward-looking statements contained in this prospectus. The events described in forward-looking statements might not occur or might occur to a different extent or at a different time than described in the forward-looking statements. We undertake no obligation, except to the extent required by federal securities laws, to publicly update or revise any forward-looking statements contained in this prospectus, whether as a result of new information, future events, or otherwise.

The following section reflects management’s views on the financial condition as of December 31, 2023 and 2022, as well as for the quarter ended September 30, 2024, and the results of operations and cash flows for the fiscal years ended December 31, 2023 and 2022, as well as for the quarter ended September 30, 2024. This section is provided as a supplement to, and should be read in conjunction with, the Company’s audited consolidated financial statements and related notes to the consolidated financial statements contained elsewhere in this report.

Overview

Kraig Biocraft Laboratories, Inc. is a corporation organized under the laws of Wyoming on April 25, 2006. Kraig Labs was organized to develop high strength fibers using recombinant DNA technology for commercial applications in technical textile. We use genetically engineered silkworms that produce spider silk proteins to create our recombinant spider silk. Potential applications include performance apparel, workwear, filtration, luxury fashion, flexible composites, medical implants, cosmetics and more. We believe that we have been a leader in the research and development of commercially scalable and cost-effective spider silk for technical textile and non-fibrous applications. Our primary proprietary fiber technology includes natural and engineered variants of spider silk produced in domesticated mulberry silkworms. Our business brings twenty-first century biotechnology to the historical silk industry, permitting us to introduce materials with innovative properties and claims into an established commercial ecosystem of silkworm rearing, silk spinning and weaving, and manufacture of garments and other products that can include our specialty fibers and textiles. Specialty fibers are engineered for specific uses that require exceptional strength, flexibility, heat resistance and/or chemical resistance. The specialty fiber market is exemplified by two synthetic fiber products that come from petroleum derivatives: (1) aramid fibers; and (2) ultra-high molecular weight polyethylene fibers. The technical textile industry involves products for both industrial and consumer products, such as filtration fabrics, medical textiles (e.g., sutures and artificial ligaments), safety and protective clothing and fabrics used in military and aerospace applications (e.g., high-strength composite materials).

We are using genetic engineering technologies to develop fibers with greater strength, resiliency and flexibility for use in our target markets, namely the specialty fiber and technical textile industries.

We are continuing to work with our non-CRISPR Cas9 platform technology to accelerate our R&D operations. We are refining that approach for our targeted end-market applications. We are simultaneously working with other technologies to advance, accelerate, and broaden our genetic engineering capabilities. All of these systems are built on our eco-friendly and cost-effective silkworm production system, which we believe is more advanced than current competing methods. Knock-in knock-out technology allows for the targeting of specific locations and genetic traits for modification, addition, and removal. We are implementing these gene editing technologies to develop new protein structures well beyond the native spider silk sequences that were used to create our Monster silk and dragon silk lines.

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Based on our internal analysis, management believes that these new platform technologies will allow us to outpace and surpass the performance of Dragon Silk, a fiber that we developed with our previous tools. Samples of Dragon Silk have already demonstrated to be tougher than many fibers used in bullet proof vests. We expect that this new approach will yield materials beyond those capabilities based upon its potential for significantly improved purity.

In August 2019, we received authorization from governmental authorities to begin rearing genetically enhanced silkworms at our production facility in Vietnam. In October 2019, the Company delivered the first batch of these silkworms and began operations. These silkworms served as the basis for the commercial expansion of our proprietary silk technology. On November 4, 2019, we reported that we had successfully completed rearing the first batch of its transgenic silkworms at the Quang Nam production factory. Seasonal challenges in late December 2019 slowed production operations, and governmental restrictions imposed due to the global COVID-19 pandemic further delayed our operations in 2020. In 2021, we received the first shipment of silk from our factory in Vietnam despite obstacles relating to the global pandemic. Production operations in 2022 and early 2023 were hampered by unseasonable climate fluctuations and poor robustness of the silkworm strains we were utilizing at that time. To address these challenges, we have taken significant steps to improve the genetics of our silkworms and radically improve our internal procedures at Kraig labs and Prodigy Textiles to strengthen our operations. We believe that we will be able to target metric tons of capacity of our recombinant spider silk fiber per annum from our operations once we overcome the current challenges and reach maximum utilization. This capacity will allow us to address the initial demand for our products and materials for various applications in the protective, performance, and luxury textile markets.

The Report of Independent Registered Public Accounting Firm to our financial statements as of December 31, 2023, includes an explanatory paragraph stating that our net loss from operations and net capital deficiency at December 31, 2023, raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Plan of Operations

During the next twelve months, we expect to take the following steps in connection with the further development of our business and the implementation of our plan of operations:

●

We plan to expand our research and development to accelerate our work in creating next generation materials and to improve the robustness of our recombinant spider silk lines.  This will involve new selective breed protocols, the creation of new hybrids, and the development of new transgenics utilizing plasmids that are already in an advanced state of development.

●	We plan to develop a line of fabrics and apparel, to create a line of spider silk based fashion and performance wear. The company plans to pursue this market entry in combination with one or more joint venture or development partners, although has not entered into any definitive agreements as of the date hereof.

●	We plan to continue the expansion of our spider silk production capacity including new facilities and expansion of existing facilities.

●	We plan to continue and accelerate our work to improve the overall robustness of our recombinant spider silk lines through a combination of climate acclimation, improved silkworm genetics, and the implementation of a multiple-strain hybrid breeding program. This program is already in an advanced state

●	We plan to accelerate both our microbiology and selective breeding programs, as well as provide more resources for our material testing protocols. We spent approximately $103,000 over the last 9 months on research and development of high strength polymers. In 2024, we are directing our research and development efforts on growing our internal capabilities.

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●	We will consider buying an established revenue producing company in a compatible business, in order to broaden our financial base and facilitate the commercialization of our products; as of the date hereof, we have not had any formal discussion or entered into any definitive agreements regarding any such purchase.

●	We will also actively consider pursuing collaborative research opportunities with private laboratories in areas of research that overlap the company’s existing research and development. One such potential area for collaborative research that the company is considering is protein expression platforms. If our financing allows, management will strongly consider increasing the breadth of our research to include protein expression platform technologies.

●	We plan to actively pursue collaborative research and product testing opportunities with companies in the biotechnology, materials, textile and other industries.

●	We plan to actively pursue additional collaborative commercialization, marketing and manufacturing opportunities with companies in the textile and material sectors for the fibers we developed and for any new polymers that we create in 2024 and going forward.

●	We plan to actively pursue the development of commercial scale production of our recombinant materials including under the brand names: Monster Silk®, Dragon SilkTM, SpydaSilkTM, and SpydraTM.

Limited Operating History

We have not previously demonstrated that we will be able to expand our business through an increased investment in our research and development efforts. We cannot guarantee that the research and development efforts described in this filing will be successful. Our business is subject to risks inherent in growing an enterprise, including limited capital resources, risks inherent in the research and development process and possible rejection of our products in development.

If financing is not available on satisfactory terms, we may be unable to continue our research and development and other operations. Equity financing will result in dilution to existing stockholders.

Impact of COVID-19 Outbreak

On January 30, 2020, the World Health Organization declared the coronavirus outbreak a “Public Health Emergency of International Concern” and on March 10, 2020, declared it to be a pandemic. Actions taken around the world relating to coronavirus include restrictions on travel, quarantines in certain areas, and forced closures for certain types of public places and businesses. Governmental actions taken relating to coronavirus are expected to continue to have an adverse impact on the economies and financial markets of many countries, including the geographical area in which the Company operates. While the closures and limitations on movement, domestically and internationally, are expected to be temporary, if these actions continue, the duration of the supply chain disruption could reduce the availability or result in delays, of materials or supplies to and from the Company, which in turn could materially interrupt the Company’s business operations. Given the speed and frequency of the continuously evolving developments with respect to this pandemic, the Company cannot reasonably estimate the magnitude of the impact to its consolidated results of operations. We have taken every known and reasonable precaution possible to ensure the safety of our employees.

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On March 19, 2020, we furloughed non-essential staff in response to governmental regulations relating to COVID. This decision primarily impacted staff at our fully owned subsidiary, Prodigy Textiles, in Vietnam and resulted in the temporary closing of silk rearing operations at that facility. As of the date hereof, we have resumed silk production operations at the factory in Vietnam. The Company supported its furloughed staff and paid their salaries during all mandatory closures. During the duration of the furlough, the Company’s CEO voluntarily waved the payment or accrual of his salary. The Company leveraged this forced closure time to improve its production infrastructure based on the lessons learned from its operations. After the mandated closure, the Company has enhanced its production operations with process automation, moved its production headquarters to a facility designed for silk production, created a more self-reliant supply chain, and established a microbiology laboratory in its factory for enhanced quality control. On October 24, 2020, silk production operations at the factory resumed.

The actions of governments in response to COVID, both domestic and foreign, impacted our ability to transport goods, people, essential equipment, and other items essential to our production. In turn, these restrictions are impacting our ability to produce intermediate and end products and are delaying our timelines for commercialization and revenue.

Additionally, it is reasonably possible that estimates made in the financial statements have been, or will be, materially and adversely impacted in the near term as a result of these conditions, including losses on inventory; impairment losses related to goodwill and other long-lived assets and current obligations.

Three months ended September 30, 2024, compared to the three months ended September 30, 2023:

	Three Months Ended			% Change
	September 30,			Increase
	2024	2023	Change	(Decrease)
NET REVENUES	$-	$-	-	-
COSTS OF REVENUES	-	-	-
Gross Profit	-	-	-
OPERATING EXPENSES:
General and Administrative	205,298	224,687	(19,389)	-8.63%
Professional Fees	40,922	23,294	17,628	75.68%
Officer’s Salary	152,609	172,335	(19,726)	-11.45%
Research and Development	24,968	39,129	(14,161)	-36.19%
Total operating expenses	423,797	459,445	(35,648)	-7.76%
Loss from operations	(423,797)	(459,445)	35,648	-7.76%
Interest expense	(132,890)	(121,969)	(10,921)	8.95%
Gain on Asset Impairment	30,084	-	30,084	100.00%
Net change in unrealized appreciation on investment in gold bullion	78,420	(17,055)	95,475	-559.81%
Interest income	14,983	49,196	(34,213)	69.54%
Net Loss	$(433,200)	$(549,273)	116,073	-21.13%

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Our revenue, operating expenses, and net loss from operations for the three month period ended September 30, 2024, as compared to the three month period ended September 30, 2023, were as follows – some balances on the prior period’s combined financial statements have been reclassified to conform to the current period presentation:

Net Revenues: During the three months ended September 30, 2024, we realized $0 of revenues from our business. During the three months ended September 30, 2023, we realized $0 of revenues from our business. The change in revenues between the quarter ended September 30, 2024, and 2023 was $0 or 0%.

Cost of Revenues: Costs of revenues for the three months ended September 30, 2024, were $0, as compared to $0 for the three months ended September 30, 2023, a change of $0 or 0%.

Gross Profit: During the three months ended September 30, 2024, we realized a gross profit of $0, as compared to $0 for the three months ended September 30, 2023, a change of $0 or 0%.

Research and development expenses: During the three months ended September 30, 2024, we incurred $24,968 of research and development expenses. During the three months ended September 30, 2023, we incurred $39,129 of research and development expenses. This was a decrease of $14,161 or 36.19% in 2024 compared with the same period in 2023. This decrease was due to a decrease in research spending.

Professional Fees: During the three months ended September 30, 2024, we incurred $40,922 of professional expenses, which increased by $17,628 or 75.68% from $23,294 for the three months ended September 30, 2023. This increase was primarily due to an increase in professional fees and in investor relations services.

Officers Salary: During the three months ended September 30, 2024, officers’ salary expenses decreased to $152,609 or % 11.45 from $172,335 for the three months ended September 30, 2023. This change was primarily due to a 6.0% annual increase for the Company’s CEO and offset by a bonus paid to the Company’s COO for the three months ended September 30, 2023.

General and Administrative Expense: General and administrative expenses decreased by $19,389 or 8.63% to $205,298 for the three months ended September 30, 2024, from $224,687 for the three months ended September 30, 2023. Our general and administrative expenses for the three months ended September 30, 2024, consisted of other general and administrative expenses (which includes expenses such as auto, business development, SEC filings, investor relations, general office, warrants and shares issued for services) of $83,241, travel of $10,640, and office salary of $97,252 for a total of $205,298. Our general and administrative expenses for the three months ended September 30, 2023, consisted of other general and administrative expenses (which includes expenses such as auto, business development, SEC filings, investor relations, general office, warrants and shares issued for services) of $107,083, travel of $4,243, and office salary of $113,361 for a total of $224,687.

Net Change in Unrealized Appreciation and Depreciation on Investment in Gold Bullion: Net change in unrealized appreciation on investment in gold bullion increased by $95,475 to $78,420 for the three-month period ended September 30, 2024, from depreciation of $17,055 for the three month period ended September 30, 2023. The increase was primarily due to a net change in unrealized appreciation on investment in gold bullion.

Interest Expense: Interest expense increased by $10,921 to $132,890 for the three-month period ended September 30, 2024, from $121,969 for the three month period ended September 30, 2023. The increase was primarily due to interest on certain Company loans.

Gain on Impairment of Right of Use Asset: Impairment of right of use asset increased by $30,084 to $30,084 for the three-month period ended September 30, 2024, from $0 for the three month period ended September 30, 2023. This increase was due to the Company’s negotiations to terminate its ROU lease arrangement.

Net Loss: Net loss decreased by $116,073, or 21.13%, to a net loss of $433,200 for the three-month period ended September 30, 2024 from a net loss of $549,273 for the three month period ended September 30, 2023. This decrease in net loss was primarily attributable to decreases in general and administrative expenses, officers salary, and research and development and offset by an increase in professional fees.

Nine months ended September 30, 2024, compared to the nine months ended September 30, 2023:

	Nine Months Ended September 30,			% Change Increase
	2024	2023	Change	(Decrease)
NET REVENUES	$-	$-	-	-
COSTS OF REVENUES	-	-	-
Gross Profit	-	-	-
OPERATING EXPENSES:
General and Administrative	1,467,411	656,457	810,954	123.53%
Professional Fees	221,302	89,390	131,912	147.57%
Officer’s Salary	566,115	515,584	50,531	9.80%
Research and Development	103,817	165,256	(61,439)	-37.18%
Total operating expenses	2,358,645	1,426,687	931,958	65.32%
Loss from operations	(2,358,645)	(1,426,687)	(931,958)	65.32%
Interest expense	(393,713)	(359,088)	(34,625)	9.64%
Net change in unrealized appreciation on investment in gold bullion	142,609	4,526	138,083	3050.88%
Interest income	62,485	76,103	(13,618)	(17.89)%
Net Loss	$(2,547,264)	$(1,705,146)	(842,118)	49.39%

Our revenue, operating expenses, and net loss from operations for the nine month period ended September 30, 2024, as compared to the nine month period ended September 30, 2023, were as follows – some balances on the prior period’s combined financial statements have been reclassified to conform to the current period presentation:

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Net Revenues: During the nine months ended September 30, 2024, we realized $0 of revenues from our business. During the nine months ended September 30, 2023, we realized $0 of revenues from our business. The change in revenues between the quarter ended September 30, 2024, and 2023 was $0 or 0%.

Cost of Revenues: Costs of revenues for the nine months ended September 30, 2024, were $0, as compared to $0 for the nine months ended September 30, 2023, a change of $0 or 0%.

Gross Profit: During the nine months ended September 30, 2024, we realized a gross profit of $0, as compared to $0 for the nine months ended September 30, 2023, a change of $0 or 0%.

Research and development expenses: During the nine months ended September 30, 2024, we incurred $103,817 of research and development expenses. During the nine months ended September 30, 2023, we incurred $165,256 of research and development expenses. This was a decrease of $61,439 or 37.18% in 2024 compared with the same period in 2023. This decrease was due to a decrease in research spending.

Professional Fees: During the nine months ended September 30, 2024, we incurred $221,302 of professional expenses, which increased by $131,912 or 147.57% from $89,390 for the nine months ended September 30, 2023. This increase was primarily due to an increase in professional fees and in investor relations services.

Officers Salary: During the nine months ended September 30, 2024, officers’ salary expenses increased to $566,115 or 9.80% from $515,584 for the nine months ended September 30, 2023. This change was primarily due to a 6% annual increase for the Company’s CEO and offset by a bonus paid to the Company’s COO for the nine months ended September 30, 2023.

General and Administrative Expense: General and administrative expenses increased by $810,954 or 123.53% to $1,467,411 for the nine months ended September 30, 2024, from $656,457 for the nine months ended September 30, 2023. Our general and administrative expenses for the nine months ended September 30, 2024, consisted of other general and administrative expenses (which includes expenses such as auto, business development, SEC filings, investor relations, general office, warrants and shares issued for services) of $962,770, travel of $51,347, consulting of $ 117,364, and office salary of $335,930 for a total of $1,262,113. Our general and administrative expenses for the nine months ended September 30, 2023, consisted of other general and administrative expenses (which includes expenses such as auto, business development, SEC filings, investor relations, general office, warrants and shares issued for services) of 381,080, travel of $16,411, and office salary of $258,966 for a total of $656,457.

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Net Change in Unrealized Appreciation on Investment in Gold Bullion: Net change in unrealized appreciation on investment in gold bullion increased by $138,083 to $142,609 for the nine-month period ended September 30, 2024, from $4,526 for the nine month period ended September 30, 2023. The increase was primarily due to a net change in unrealized appreciation on investment in gold bullion.

Interest Expense: Interest expense increased by $34,625 to $393,713 for the nine-month period ended September 30, 2024, from $359,088 for the nine month period ended September 30, 2023. The increase was primarily due to interest on certain Company loans.

Net Loss: Net loss increased by $842,118, or 49.39%, to a net loss of $2,547,264 for the nine-month period ended September 30, 2024, from a net loss of $1,705,146 for the nine month period ended September 30, 2023. This increase in net loss was primarily attributable to increases in general and administrative expenses, professional fees and officers’ salary and offset by a decrease in research and development expenses.

Results of Operations for the Years ended December 31, 2022 and 2023

Our revenue, operating expenses, and net loss from operations for the years ended December 31, 2023 as compared to the year ended December 31, 2023, were as follows – some balances on the prior period’s combined financial statements have been reclassified to conform to the current period presentation:

	Year Ended December 31,			% Change Increase
	2023	2022	Change	(Decrease)
NET REVENUES	$-	$-	-	-
COSTS OF REVENUES	-	-	-
Gross Profit	-	-	-
OPERATING EXPENSES:
General and Administrative	1,454,295	825,460	628,835	76.18%
Professional Fees	125,222	339,710	(214,488)	-63.14%
Officer’s Salary	797,406	779,742	17,664	2.27%
Research and Development	237,871	176,431	61,440	34.82%
Total operating expenses	2,614,794	2,121,343	493,451	23.26%
Loss from operations	(2,614,794)	(2,121,343)	(493,451)	23.26%
Interest expense	(484,658)	(609,129)	124,471	-20.43%
Amortization of debt issue costs	-	(1,111,580)	1,111,580	-100.00%
Impairment expense	(95,872)	-	(95,872)	100,00%
Net change in unrealized appreciation on investment in gold bullion	55,985	38	55,947	147228.95%
Interest income	109,559	-	109,559	100.00%
Net Loss	$(3,029,780)	$(3,842,014)	812,234	-21.14%

Net Revenues: During the year ended December 31, 2023, we realized $0 of revenues from our business. During the year ended December 31, 2022, we realized $0 of revenues from our business. Accordingly, there was no change in revenues between the years ended December 31, 2023 and 2022.

Research and development expenses: During year ended December 31, 2023, we incurred $237,871 research and development expenses. During year ended December 31, 2023, we incurred $176,431 of research and development expenses, an increase of $61,440 or 34.82% compared with the same period in 2022. The research and development expenses are attributable to the research and development with the Notre Dame University; the increase was due to the timing of research related activity and costs by insources the Company’s research operations.

Professional Fees: During year ended December 31, 2023, we incurred $125,222 professional expenses, which decreased by $214,488 or 63.14% from $339,710 for year ended December 31, 2022. The decrease in professional fees expense was attributable to decreased expenses related to investor relations services during year ended December 31, 2023.

Officers Salary: During year ended December 31, 2023, officers’ salary expenses increased to $797,406 or 2.27% compared to $779,742 for year ended December 31, 2022. The increase is due to contractual terms of employment. In order to conserve Company resources, the CEO agreed to accrue and not collect a majority of his salary for 2023.

General and Administrative Expense: General and administrative expenses increased by $628,835 or 76.18% to $1,454,295 for year ended December 31, 2023 from $825,460 for year ended December 31, 2022. Our general and administrative expenses for year ended December 31, 2023 consisted of other general and administrative expenses (which includes expenses such as Auto, Business Development, SEC Filing, Investor Relations, General Office, warrant Compensation) of $1,031,363, Travel of $44,629, office salary of $368,683, and consulting of $9,620 for a total of $1,454,295. Our general and administrative expenses for year ended December 31, 2022 consisted of other general and administrative expenses (which includes expenses such as Auto, Business Development, SEC Filing, Investor Relations, General Office, warrant Compensation) of $416,221, Travel of $25,231, office salary of $259,008, and consulting of $80,000 for a total of $825,460.

Interest Expense: Interest expense decreased to $484,658, or 20.43% for the year ended December 31, 2023 compared to $609,129 for the year ended December 31, 2022. The decrease was primarily due to interest on the related party loans and accounts payable and accrued expenses to the related parties.

Net Change in Unrealized Depreciation on Investment in Gold Bullion: Net change in unrealized appreciation on investment in gold bullion increased by $55,947 to $55,985 for the year ended December 31, 2023 from $38 for the year ended December 31, 2022. The increase was primarily due to a net change in unrealized depreciation on investment in gold bullion.

Amortization of original issue and debt discounts: Amortization of original issue and debt discount decreased to $1,111,580, or 100% for the year ended December 31, 2023 compared to $0 for the year ended December 31, 2022. The decrease was primarily due to amortization of original issue and debt discounts on convertible loans.

Asset impairment expense: Asset impairment expense increased to $95,872, or 100% for the year ended December 31, 2023, compared to $0 for the year ended December 31, 2022. The increase was primarily due to recognizing impairment expense of a deposit towards the purchase of inventory during the year ended December 31, 2023.

Net Loss: Net loss decreased by $812,234, or 21.14%, to a net loss of $3,029,780 for the year ended December 31, 2023 from a net loss of $3,842,014 for the year ended December 31, 2022. This decrease in net loss was driven primarily by a decrease in warrant compensation, amortization of original issue discount and professional fees and slightly offset by an increase in officer’s salary expense and general and administrative expenses and impairment expense.

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Capital Resources and Liquidity

Our financial statements have been presented on the basis that we have a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. As presented in the unaudited condensed financial statements, we incurred a net loss of $2,547,264 during the nine months ended September 30, 2024, and losses are expected to continue in the near term; we incurred a net loss of $3,029,780 during the year ended December 31, 2023. The accumulated deficit is $52,234,044 and $49,686,780 at September 30, 2024 and December 31, 2023, respectively. Refer to Note 2 for our discussion of stockholder deficit. We have been funding our operations through private loans and the sale of common stock in private placement transactions. Our cash resources are insufficient to meet our planned business objectives without additional financing. These and other factors raise substantial doubt about our ability to continue as a going concern. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of our company to continue as a going concern.

Management anticipates that significant additional expenditures will be necessary to develop and expand our business before significant positive operating cash flows can be achieved. Our ability to continue as a going concern is dependent upon our ability to raise additional capital and to ultimately achieve sustainable revenues and profitable operations. At September 30, 2024, we had $1,190,027 of cash on hand. These funds are insufficient to complete our business plan and as a consequence, we will need to seek additional funds, primarily through the issuance of debt or equity securities for cash to operate our business. No assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to us. Even if we are able to obtain additional financing, it may contain undue restrictions on our operations, in the case of debt financing or cause substantial dilution for our stockholders, in the case of equity financing.

Management has undertaken steps as part of a plan to improve operations with the goal of sustaining our operations for the next twelve months and beyond. These steps include (a) raising additional capital and/or obtaining financing; (b) controlling overhead and expenses; and (c) executing material sales or research contracts. There can be no assurance that the Company can successfully accomplish these steps and it is uncertain that the Company will achieve a profitable level of operations and obtain additional financing. There can be no assurance that any additional financing will be available to the Company on satisfactory terms and conditions, if at all. As of the date of this Report, we have not entered into any formal agreements regarding the above.

In the event the Company is unable to continue as a going concern, the Company may elect or be required to seek protection from its creditors by filing a voluntary petition in bankruptcy or may be subject to an involuntary petition in bankruptcy. To date, management has not considered this alternative, nor does management view it as a likely occurrence.

Cash and cash equivalents, total current assets, total assets, total current liabilities, and total liabilities as of September 30, 2024, as compared to December 31, 2023, were as follows:

	September 30, 2024	December 31, 2023
Cash	$1,190,027	$2,551,834
Inventory	$6,884	$6,884
Prepaid expenses	$41,229	$14,902
Total current assets	$1,238,140	$2,573,620
Total assets	$2,026,358	$3,232,822
Total current liabilities	$9,340,819	$8,885,610
Total liabilities	$9,383,367	$8,939,978

At September 30, 2024, we had a working capital deficit of $8,102,679, compared to a working capital deficit of $6,311,900 at December 31, 2023. Current liabilities increased to $9,340,819 at September 30, 2024, from $8,885,610 at December 31, 2023, primarily as a result of accounts payable – related party.

For the nine months ended September 30, 2024, net cash used in operations of $1,326,563 was the result of a net loss of $2,547,264 offset by depreciation expense of $20,107, net change in unrealized appreciation in gold bullions of $142,610, warrants issuance of $816,718, imputed interest on related party loans of $60,693, an increase in prepaid expenses of $29,984, an increase in operating lease right of use of $36,631, an increase of accrued expenses and other payables-related party of $521,912, decrease in accounts payable of $27,186 and a decrease in operating lease liabilities of $35,580.

For the nine months ended September 30, 2023, net cash used in operations of $916,762 was the result of a net loss of $1,705,146 offset by depreciation expense of $20,042, net change in unrealized depreciation in gold bullions of $4,526, warrants issuance of $168,001, imputed interest on related party loans of $60,472, decrease in prepaid expenses of $15,503, decrease in operating lease right of use of $37,476, an increase of accrued expenses and other payables-related party of $550,626, decrease in accounts payable of $20,686 and a decrease in operating lease liabilities of $37,476.

Net cash used in our investing activities were $0 and $6,399 for the nine months ended September 30, 2024, and September 30, 2023, respectively. During the nine months ended September 30, 2023, the Company had net purchases of treasury bills of $2,587,811 and net proceeds from maturities of treasury bills of $2,587,811.

Our financing activities resulted in a cash outflow of $35,244 for the nine months ended September 30, 2024, which is represented by $35,244 loan repayment.

Our financing activities resulted in a cash outflow of $45,000 for the nine months ended September 30, 2023, which is represented by $45,000 loan repayment.

For the year ended December 31, 2023, net cash used in operations of $1,244,483 was the result of a net loss of $3,029,780 offset by depreciation expense of $27,620, asset impairment expense of $95,872, net change in unrealized appreciation in gold bullions of $55,985, stock issued for services of $225,000, warrants issuance of $538,633, imputed interest on related party loans of $80,851, increase in prepaid expenses of $763, decrease in deposits of $2,608, increase in inventory of $304, and a decrease in operating lease right of use of $48,064, an increase of accrued expenses and other payables-related party of $869,640, increase in accounts payable of $1,298 and a decrease in operating lease liabilities of $48,763.

For the year ended December 31, 2022, net cash used in operations of $1,887,187 was the result of a net loss of $3,842,014 offset by depreciation expense of $28,103, net change in unrealized appreciation in gold bullions of $38, amortization of debt discount of $1,111,580, warrants issuance of $234,698, imputed interest on related party loans of $80,849, increase in prepaid expenses of $4,610 and a decrease in operating lease right of use of $45,275, an increase of accrued expenses and other payables-related party of $470,448, increase in accounts payable of $138,159 and a decrease in operating lease liabilities of $44,577.

Net cash used in our investing activities were $6,399 and $5,021 for the year ended December 31, 2023 and December 31, 2022, respectively. During the year ended December 31, 2023, the Company had net purchases of treasury bills of $2,587,811 and net proceeds from maturities of treasury bills of $2,587,811 and purchase of fixed assets of $6,399. During the year ended December 31, 2022, our cash outflow of $5,021, is represented by purchase of fixed assets of $5,021.

Our financing activities resulted in a cash inflow of $60,000 for the year ended December 31, 2023, which is represented by $60,000 loan repayment.

Our financing activities resulted in a cash inflow of $3,399,864 for the year ended December 31, 2022, which is represented by proceeds from convertible notes payable of $2,760,000 and repayment of convertible notes of $60,000, repayment of note payable – related party of $40,000, loan repayment of $60,000 and proceeds from a warrant exercise for $739,864.

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Critical Accounting Policies

Our financial statements and related public financial information are based on the application of accounting principles generally accepted in the United States (“GAAP”). GAAP requires the use of estimates; assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, and revenue and expense amounts reported. These estimates can also affect supplemental information contained in our external disclosures including information regarding contingencies, risk and financial condition. We believe our use of estimates and underlying accounting assumptions adhere to GAAP and are consistently and conservatively applied. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions. We continue to monitor significant estimates made during the preparation of our financial statements.

Our significant accounting policies are summarized in Note 1 of our audited financial statements. While all these significant accounting policies impact its financial condition and results of operations, we view certain of these policies as critical. Policies determined to be critical are those policies that have the most significant impact on our financial statements and require management to use a greater degree of judgment and estimates. Actual results may differ from those estimates. Our management believes that given current facts and circumstances, it is unlikely that applying any other reasonable judgments or estimate methodologies would cause effect on our results of operations, financial position or liquidity for the periods presented in this report.

Recent Accounting Pronouncements

Changes to accounting principles are established by the FASB in the form of Accounting Standards Updates (“ASU’s”) to the FASB’s Codification. We consider the applicability and impact of all ASU’s on our consolidated financial position, results of operations, stockholders’ equity, cash flows, or presentation thereof. Management has evaluated all recent accounting pronouncements issued through the date these financial statements were available to be issued and found no recent accounting pronouncements issued, but not yet effective accounting pronouncements, when adopted, will have a material impact on the consolidated financial statements of the Company.

In March 2022, the Financial Accounting Standards Board (the “FASB”) issued ASU 2022-02, Financial Instruments – Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures (“ASU 2022-02”), which eliminates the accounting guidance on troubled debt restructurings (“TDRs”) for creditors in ASC 310, Receivables (Topic 310), and requires entities to provide disclosures about current period gross write-offs by year of origination. Also, ASU 2022-02 updates the requirements related to accounting for credit losses under ASC 326, Financial Instruments – Credit Losses (Topic 326), and adds enhanced disclosures for creditors with respect to loan refinancings and restructurings for borrowers experiencing financial difficulty. ASU 2022-02 was effective for the Company January 1, 2023. The adoption of ASU 2022-02 did not have a material impact on the Company’s consolidated financial statements.

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This guidance was adopted on January 1, 2023. The adoption of ASU 2022-02 did not have a material impact on the Company’s consolidated financial statements.

There are various other updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to a have a material impact on our consolidated financial position, results of operations or cash flows.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements, financings, or other relationships with unconsolidated entities or other persons, also known as “special purpose entities” (SPEs).

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE

Below is a list of our executive officers and sole director as of the date of this Registration Statement.

NAME	AGE	POSITION	DATE APPOINTED
Kim Thompson	62	President, Chief Executive Officer, Chief Financial Officer and Sole Director	April 25, 2006
Jonathan R. Rice	44	Chief Operating Officer	January 20, 2015
Anurag Gupta*	57	Director – Elect	To be appointed prior to effectiveness
Greg Scheessele*	61	Director – Elect	To be appointed prior to effectiveness
Michael Walsh*	59	Director – Elect	To be appointed prior to effectiveness
William DeClercq*	46	Director – Elect	To be appointed prior to effectiveness
Kenneth Le	60	President of Prodigy Textiles	July 2019

* These individuals have indicated his/her consent to occupy such position upon listing of our Common Stock on a national exchange and such persons are collectively referred to herein as the “Director Nominees”

The following summarizes the occupation and business experience during the past five years for our officers, current director and Director Nominees.

Kim Thompson.

Mr. Kim Thompson was a founder of the California law firm of Ching & Thompson, which was established in 1997. His work focused primarily on commercial litigation. He has been a founder and partner in the Illinois law firm of McJessy, Ching & Thompson, where he also emphasizes commercial and civil rights litigation. In his civil rights practice, Mr. Thompson was, and remains a staunch defender of constitutional rights with a focus on freedom of speech, Fourth Amendment protections, and combating racial discrimination. Prior to founding Kraig Labs, Mr. Thompson joined the firm of Shearson, Lehman, Hutton where he specialized in equity trading and research of small-cap companies. His experience in those small-cap equity markets has proven to be invaluable both in his legal and business successes. Mr. Thompson received his bachelor’s degree in applied economics from James Madison College, Michigan State University, and his Juris Doctorate from the University of Michigan. Mr. Thompson is a member of the Triple Nine Society for persons with documented genius level IQs (having tested above the 99.9th percentile). He is the named inventor or co-inventor on a number of issued patents, pending patent applications, and provisional patent applications, including inventions relating to biotechnology and mechanics. Mr. Thompson is the inventor of the technology concept that led to the formation of the Company. For his efforts in disrupting the textile markets, Mr. Thompson was recognized as one of the top 20 Pioneering CEO’s of 2019. We believe that Mr. Thompson is well suited to serve as our director because of his knowledge of biotechnology, legal expertise, and business background.

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Jonathan R. Rice. Mr. Jonathan R. Rice worked at Ultra Electronics, Adaptive Materials Inc., a Michigan company (“UEA”) from 2002 through 2015. At the time he left UEA, Mr. Rice worked as the Director of Advanced Technologies, where he was responsible for new products development and commercialization. He was also the Corporate Facility Security Officer for UEA from2006 through 2015, where Mr. Rice ensured UEA’s compliance with federal regulations under the National Industrial Security Program Operating Manual and completed its annual security audit. During 2004 through 2007 while working as an Engineering Manager at UEA, Mr. Rice, among other things, led the design and development of multiple fuel cell and power management systems, established a team to identify and eliminate production and performance limitation, authored technical progress and final reports for customers and provided training to military personnel on use of fuel cell systems. From 2002 through 2005, Mr. Rice also served as UEA’s Production Manager in charge of developing manufacturing process and techniques and sourcing the production equipment for UEA’s products. Mr. Rice graduated from Michigan Technological University in 2002 with a degree of Bachelors of Science Chemical Engineering. Mr. Rice received his Masters of Business Administration at Michigan State University in 2016.

Anurag Gupta. Mr. Anurag Gupta is a C-Suite executive with nearly 30 years of experience in US based global corporations. He has extensive expertise in leading businesses internationally in both start-up and established business environments. Mr. Gupta currently serves on the Board of Directors of Southern Graphics Systems (SGSCo), a PE backed global company providing packaging and marketing production services to the CPG, retail and printer space. He is also an Executive Advisor to the company. Additionally, Mr. Gupta serves on the Board of Directors of Roseburg Forest Products, Inc., a multi-billion dollar leading manufacturer and marketer of wood products in USA, Canada and Japan, and is Chairman of its Strategy & Risk Committee. Mr. Gupta is also an investor and Director on the Board of Drive My Way, Inc., a post-revenue start-up company in digital recruiting marketplace, powered by a proprietary, patent-protected platform that is revolutionizing truck driver recruiting in USA. Mr. Gupta’s previous corporate roles include serving as CEO of Global Data Services at TBG, AG from December 2016 to December 2017, a Private Equity firm where he helped Acquire DTN business from Schneider Electric. As Executive Vice President of CMS Division at IHS Markit from April 2013 to December 2016 (NASDAQ listed: INFO), an over $25 billion market capitalization company, Mr. Gupta led multiple global business lines along with corporate strategy, M&A and product development for the company. During his tenure, the company acquired over 25 businesses across multiple industry verticals. As President of Europe, Middle East and Africa (EMEA) region at BrightPoint, Inc from December 2009 to October 2012 (NASDAQ listed: CELL) and later at Ingram Micro from October 2012 to March 2013 (NYSE listed: IM), Mr. Gupta was responsible for running a business of $2.7 billion in revenue across 30 countries in EMEA. He was also the head of Investor Relations at BrightPoint, Inc. from April 2003 to November 2009 where he was the recipient of the Stevie Business Award for the Best Investor Relations Program. As CEO of Teamcall Ltd., a Motorola Joint Venture Company which Mr. Gupta helped create in the mid-1990s, he pioneered the launch of Mobile technology and business in India. Mr. Gupta has participated 3 times in ringing the opening bell at NASDAQ and once in the closing bell at NYSE. Mr. Gupta graduated Magna Cum Laude and earned his Bachelors in Electrical Engineering in 1987 and his Masters in Electrical Engineering in 1990 from the University of Toledo, Ohio, USA where his Master’s Thesis was funded by NASA Lewis Research Center. He earned his Masters of Business Administration in 1994 from the Stuart School of Business, at Illinois Institute of Technology, Chicago, USA. Mr. Gupta provides the board with significant expertise in business finance and management of growing global operation as well as a strong history of board and committee service

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Greg Scheessele. Mr. Gregory (Greg) Scheessele has thirty-seven years of global manufacturing business leadership experience. He is the CEO of his own advisory firm, Gerette, LLC. Prior to launching Gerette, LLC in 2018, Mr. Sheessele led the NAFTA and South American business units of TMD Friction Holdings GmbH as the Executive Vice President, TMD Americas (“TMD”). Prior to joining TMD in 2005, Mr. Scheessele was the Group Vice President, Global Operations with Pall Corporation where he worked over twelve years in various global operations executive positions at Pall Corporation and Gelman Sciences (Pall acquisition). Mr. Scheessele developed his engineering and manufacturing management skills while working for General Motors – Powertrain Division for ten years. Mr. Scheessele has served as a Board Director or Trustee for various automotive component, engineering, technology firms and non-profit organizations for the past twelve years. Mr. Scheessele currently is a director or trustee for an educational non-profit in the Detroit Metro area and a privately held manufacturing company in Wisconsin. Mr. Scheessele has more than 13 years of experience serving as a director for both non-profit and for-profit organizations. He has served in roles as an inside director and independent director and has more than 4 years of experience on compensation and finance committees. Mr. Scheessele graduated from Purdue University with a Bachelor of Science – Mechanical Engineering. Mr. Scheessele also earned a Master of Science – Industrial and Systems Engineering from the University of Michigan. Mr. Scheessele provides the board with significant expertise in international manufacturing operations and management oversight as well as a strong history of service on board committees.

Mike Walsh. Mike Walsh served as Vice President and CFO of NSF International from 2006-2023. In that role, he was responsible for all global and domestic financial functions including accounting, tax, financial planning and analysis, acquisitions, payroll, budgeting, purchasing, facilities, insurance and treasury. In addition to his financial background, Mike has extensive experience with mergers and acquisitions. During his time at NSF, Mike actively participated in over 20 acquisitions, including working directly with investment bankers and attorneys and performing due diligence and integration activities with the target company. Prior to joining NSF in 2003, Mike worked for 16 years at a large regional public accounting firm. Mike gained both accounting and tax expertise there and worked in a variety of industries including manufacturing, service, governmental and non-profit. Mike has also served on the Board of Directors of various non-profits, most recently an animal shelter in Ann Arbor. In addition, Mike worked closely with NSF Board of Directors and has actively participated in all their Board meetings since 2006. He also participated in the Board’s Audit Committee meetings and assisted in many Compensation Committee meetings. Mike graduated Cum Laude and earned his Bachelor of Science degree in Accounting from Marquette University in 1987. Mr. Walsh’s term as a board member will begin prior to the Company’s proposed national exchange listing. Mr. Walsh will serve on the Company’s audit and compensation committees.

William DeClercq. Mr. William (Will) DeClercq is the founder and principal of Riverview Accounting and Advisory, an accounting firm with a specialization in financial reporting and technical accounting consulting projects. Through his work with Riverview, Will has performed SEC reporting and technical accounting advisory for companies ranging from top ten public accounting firms to public Fortune 500 companies. Prior to founding Riverview, Will worked in financial reporting and technical accounting at both Kimball International and Allison Transmission. Will started his career in public accounting and worked for such firms as Plante Moran and Ernst and Young. Will received a bachelor’s degree in business administration and master’s degree in accountancy from Bowling Green State University, and is an active CPA in Ohio. Mr. Walsh will serve on the Company’s audit and compensation committees.

Kenneth Le. Mr. Le was appointed as our Director of government relations and the President of Prodigy Textiles in July 2019. In light of his position with our subsidiary and the duties associated with such position, we believe Mr. Le meets the definition of “executive officer” as such term is defined in the Exchange Act. Kenneth Le has over 25 years of successful international business experience specializing in entrepreneurial enterprises. As previous managing partner of Pacific Bay Ventures, Mr. Le worked on a joint venture developing 1,550 hectares as a mixed use residential industrial park in conjunction with Dat Quang Chu Lai Industrial Park, JSP in Tam An city in Chu Lai province, Vietnam’s first international open economic trade zone. He was Managing Director of Minh Nhat Company which was developing Da Deh Lake, an eco-resort of over 500 hectares in a surrounded lake in the Lam Dong province, the third and the largest plateau province on the Central Highlands three hours outside of Ho Chi Minh City in Vietnam. Mr. Le has extensive high-level business contacts in Southeast Asia, many of which he has helped bring together acting as international liaison. Management believes that Mr. Le’s work has been instrumental in helping the Company establish and grow its operations in Southeast Asia.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our stockholders or until removed from office in accordance with our bylaws. Our officers are appointed by our Board and hold office until removed by the Board. Mr. Thompson is employed as the Chief Executive Officer and Chief Financial Officer of the Company pursuant to a five-year employment contract.

Involvement in Certain Legal Proceedings

To the best of the Company’s knowledge, none of the following events occurred during the past ten years that are material to an evaluation of the ability or integrity of any of our executive officers, directors, Director Nominees or promoters:

(1) A petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

(2) Convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3) Subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

(i) Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

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(ii) Engaging in any type of business practice; or

(iii) Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

(4) Subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described by such activity;

(5) Found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

(6) Found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

(7) Subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

(i) Any Federal or State securities or commodities law or regulation; or

(ii) Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

(iii) Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

(8) Subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S. C 78c(a)(26)), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Director Independence and Board Committees

We are not currently required under the Securities and Exchange Act to maintain any committees of our Board.

National exchange listing standards require that a majority of our Board be independent within one year of our initial public offering. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the Company’s Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our Board has determined that Gupta, Walsh, DeClercq, and Scheessele are “independent directors” as defined in the listing standard and applicable SEC rules.

Pursuant to certain national exchange listing rules we will establish three standing committees - an audit committee in compliance with Section 3(a)(58)(A) of the Exchange Act, a compensation committee and a nominating and governance committee, each comprised of independent directors, at the necessary time as per the applicable exchange’s rules.

Audit Committee. Upon the effectiveness of the Registration Statement of which this prospectus forms a part, we will establish an audit committee of the Board. Under the national exchange listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent, subject to certain phase-in provisions Gupta, Walsh, DeClercq, and Scheessele meet the independent director standard under national exchange listing standards and under Rule 10-A-3(b)(1) of the Exchange Act. Gupta will serve as chairman of our audit committee. Each member of the audit committee is financially literate and our Board has determined that Gupta qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

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We will adopt an audit committee charter, which will detail the purpose and principal functions of the audit committee, including:

●	appoint, compensate, and oversee the work of any registered public accounting firm employed by us;

●	resolve any disagreements between management and the auditor regarding financial reporting;

●	pre-approve all auditing and non-audit services;

●	retain independent counsel, accountants, or others to advise the audit committee or assist in the conduct of an investigation;

●	seek any information it requires from employees-all of whom are directed to cooperate with the audit committee’s requests-or external parties;

●	meet with our officers, external auditors, or outside counsel, as necessary; and

●	oversee that management has established and maintained processes to assure our compliance with all applicable laws, regulations and corporate policy.

Compensation Committee. Upon the effectiveness of the registration statement of which this prospectus forms a part, we will establish a compensation committee of the Board. Gupta, Walsh, DeClercq, and Scheessele will serve as members of our compensation committee. Under the national exchange listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent, subject to certain phase-in provisions. Gupta, Walsh, DeClercq, and Scheessele meet the independent director standard under national exchange listing standards applicable to members of the compensation committee

We will adopt a compensation committee charter, which will detail the purpose and responsibility of the compensation committee, including:

●	discharge the responsibilities of the Board relating to compensation of our directors, executive officers and key employees;

●	assist the Board in establishing appropriate incentive compensation and equity-based plans and to administer such plans;

●	oversee the annual process of evaluation of the performance of our management; and

●	perform such other duties and responsibilities as enumerated in and consistent with compensation committee’s charter.

The charter will permit the committee to retain or receive advice from a compensation consultant and will outline certain requirements to ensure the consultants independence or certain circumstances under which the consultant need not be independent. However, as of the date hereof, the Company has not retained such a consultant.

Nominating and Governance Committee. Upon the effectiveness of the registration statement of which this prospectus forms a part, we will establish a nominating and governance committee of the Board that will be comprised of independent directors. Gupta, Walsh, DeClercq, and Scheessele will serve as members of our nominating and governance. We will adopt a nominating and governance committee charter, which will detail the purpose and responsibilities of the nominating and governance committee, including:

●	assist the Board by identifying qualified candidates for director nominees, and to recommend to the board of directors the director nominees for the next annual meeting of stockholders;

●	lead the Board in its annual review of its performance;

●	recommend to the board director nominees for each committee of the Board; and

●	develop and recommend to the Board corporate governance guidelines applicable to us.

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Meetings of the Board of Directors

During its fiscal year ended December 31, 2023, the Board of Directors did not meet on any occasion, but rather transacted business by unanimous written consent.

Family Relationships

There are no family relationships by between or among the members of the Board or other executive officers of the Company.

Indemnification

Our amended and restated articles of incorporation and amended and restated bylaws include provisions limiting the liability of directors and officers and indemnifying them under certain circumstances. See “Indemnification of Directors and Officers” for further information. We intend to secure directors’ and officers’ liability insurance following the completion of this offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to Wyoming law, we are informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE COMPENSATION

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officer during the years ended December 31, 2023 and 2022 in all capacities for the accounts of our executive, including the Chief Executive Officer (CEO) and Chief Financial Officer (CFO):

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)		Bonus ($)		Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Kim Thompson President, CEO, CFO and Director	2023	$447,914	(1)	$89,583	(2)		$260,000	(12)	$-	$-	$56,574	(3)	$867,081
	2022	$424,517	(4)	$84,5129	(5)		$-		$-	$-	$43,373	(6)	$552,402

Jonathan R. Rice COO	2023	$180,243	(7)	$20,000	(8)	$-	$162,000	(13)	$-	$-	$4,080	(9)	$366,323
	2022	$180,000	(10)	$30,000	(11)	$-	$-		$-	$-	$3,960	(9)	$214,496

Kenneth Le President of Prodigy Textiles (13)	2023	$60,000	(14)	$-		$-	$108,000	(15)	$-	$-0	$-		$168,000
	2022	$60,000	(14)	$-		$-	$-		$-	$-0	$-		$60,000

(1)	This represents the annual salary payable to Mr. Thompson pursuant to the then current terms of his employment agreement. See the section, “Employment Agreements” below for additional information regarding certain accruals and deferrals regarding Mr. Thompson’s compensation.
(2)	This represents the annual bonus payable to Mr. Thompson pursuant to the then current terms of his employment agreement. See the section, “Employment Agreements” below for additional information regarding certain accruals and deferrals regarding Mr. Thompson’s compensation.
(3)	This amount includes: $50,880 in medical insurance and medical reimbursement we agreed to cover for Mr. Thompson pursuant to his employment agreement and $5,694 in reimbursement for office and travel related expenses.

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(4)	This represents the annual salary payable to Mr. Thompson pursuant to the then current terms of his employment agreement. See the section, “Employment Agreements” below for additional information regarding certain accruals and deferrals regarding Mr. Thompson’s compensation. .
(5)	This represents the annual bonus payable to Mr. Thompson pursuant to the then current terms of his employment agreement. See the section, “Employment Agreements” below for additional information regarding certain accruals and deferrals regarding Mr. Thompson’s compensation. .
(6)	This amount includes: $37,072 in medical insurance and medical reimbursement we agreed to cover for Mr. Thompson pursuant to his employment agreement and $4,978 in reimbursement for office and travel related expenses.
(7)	This represents the annual salary paid to Mr. Rice pursuant to the then current terms of his employment agreement. In 2023, Mr. Rice’s annual base salary was $180,000. In addition to his annual base salary Mr. Rice was reimbursed for $3,000 in medical insurance premiums and $1,080 in phone service expenses, pursuant to his employment agreement recorded and reported under “all other compensation”.
(8)	This represents the annual bonus payable to Mr. Rice pursuant to the then current terms of his employment agreement.
(9)	In 2022, Mr. Rice received $3,000 in medical insurance and medical reimbursement and $960 in phone service expenses, pursuant to his employment agreement.
(10)	This represents the annual salary paid to Mr. Rice pursuant to the then current terms of his employment agreement. In 2022, Mr. Rice’s annual base salary was $180,000. In addition to his annual base salary Mr. Rice was reimbursed for $3,000 in medical insurance premiums and $960 in phone service expenses, pursuant to his employment agreement recorded and reported under “all other compensation”.
(11)	This represents the annual bonus payable to Mr. Rice pursuant to the then current terms of his employment agreement.
(12)	In December 2023, Mr. Thompson was issued a ten-year warrant to purchase 10,000,000 shares of common stock of the Company at an exercise price of $0.04 per share pursuant to the 2019 Employee Stock Option Plan
(13)	In December 2023, Mr. Rice was issued a ten-year warrant to purchase 6,000,000 shares of common stock of the Company at an exercise price of $0.04 per share pursuant to the 2019 Employee Stock Option Plan.
(14)	This represents the annual salary paid to Mr. Le pursuant to the then current terms of his employment agreement.
(15)	In December 2023, Mr. Le was issued a ten-year warrant to purchase 4,000,000 shares of common stock of the Company at an exercise price of $0.04 per share pursuant to the 2019 Employee Stock Option Plan.

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Employment Agreements

CEO

On November 10, 2010, the Company entered into an employment agreement with Kim Thompson, its President, Chief Executive Officer, Chief Financial Officer and sole director, effective January 1, 2011 through the December 31, 2015. The agreement was for a term of five years at an annual salary of $210,000 in 2011, with a 6% annual increase thereafter. For the year ended December 31, 2015, the annual salary was $281,027, but in light of the Company’s cash position, Mr. Thompson deferred such compensation. On January 1, 2016, the agreement was renewed with the same terms for another 5 years with an annual salary of $297,889 for the year ended December 31, 2016, but in light of the Company’s cash position, Mr. Thompson deferred such compensation. On January 1, 2017, the agreement renewed with the same terms for another 5 years, but with an annual salary of $315,764 for the year ended December 31, 2017, but in light of the Company’s cash position, Mr. Thompson deferred such compensation. On January 1, 2018, the agreement renewed again with the same terms for another 5 years, but with an annual salary of $334,708 for the year ended December 31, 2018, but in light of the Company’s cash position, Mr. Thompson deferred such compensation. On January 1, 2019, the agreement renewed again with the same terms for another 5 years, but with an annual salary of $354,791 for the year ended December 31, 2019. On January 1, 2020, the agreement renewed again with the same terms for another 5 years, but with an annual salary of $376,078 for the year ended December 31, 2020. On January 1, 2021, the agreement renewed again with the same terms for another 5 years, but with an annual salary of $447,915 for the year ended December 31, 2023. In order to conserve Company resources, the CEO agreed to accrue a majority of his salary. As of December 31, 2023, the accrued salary balance is $3,511,776. See, “Certain Relationships And Related Transactions, And Director Independence - Accrued Salaries and Officer Loans - Mr. Thompson, CEO/President.”

On December 13, 2023, Mr. Thompson was issued a ten-year warrant to purchase 10,000,000 shares of common stock of the Company at an exercise price of $0.04 per share pursuant to the 2019 Employee Stock Option Plan; this warrant fully vested on the grant date and will expire on December 13, 2033. For the twelve months ended December 31, 2023, the Company recorded $260,000 for the warrants issued to related party.

Base pay will be increased each January 1st, for the subsequent twelve-month periods by 6%. Mr. Thompson will also be entitled to life, disability, health and dental insurance as well as an annual bonus in an amount equal to 20% of the base salary. In light of the Company cash position, Mr. Thompson declined the life and disability insurance.

The agreement also calls for the retention of the executive as a consultant following the termination of employment with compensation during such consultancy based upon the Company reaching certain milestones:

Upon the expiration or termination of this agreement for any reason, or by either party, Company agrees that it will employ Executive as a consultant for a period of four (4) years and at a rate of $4,500 per month.

(a)	In the event that Company achieves gross sales of five million dollars ($5,000,000) or more, or one million dollars ($1,000,000) or more in net income, in any year during the term of this agreement, or upon the Company’s achieving an average market capitalization over a 240 consecutive calendar day period, in excess of $70,000,000 during the term of this agreement, then the consulting period will be for five (5) years and the consulting rate will be increased to $5,500 per month.
(b)	In the event that Company achieves gross sales of ten million dollars ($10,000,000) or more, or two million dollars ($2,000,000) or more in net income, in any year during the term of this agreement, or upon the Company’s achieving an average market capitalization over a 240 consecutive calendar day period, in excess of $90,000,000 during the term of this agreement, then the consulting period will be for six (6) years and the consulting rate will be increased to $7,500 per month.

COO

On January 20, 2015, the Company entered into an at-will employment agreement with Mr. Jonathan R. Rice, its Chief Operating Officer (the “2015 COO Employment Agreement”). Although the 2015 COO Employment Agreement has been superseded (as described below), on January 23, 2015, Mr. Rice was issued a three-year warrant to purchase 2,000,000 shares of common stock of the Company at an exercise price of $0.001 per share pursuant to the COO Employment Agreement (the “January 2015 Warrant”) and on May 28, 2015, the Company issued a three-year warrant to purchase 3,000,000 shares of common stock of the Company at an exercise price of $0.001 per share (the “May 2015 Warrant”). The May 2015 share warrant fully vested on October 28, 2016 and will expire on May 28, 2022. For the twelve months ended December 31, 2015, the Company recorded $121,448 for the warrants issued to Mr. Rice.

On January 14, 2016, the Company entered into a new at-will employment agreement with Mr. Rice (the “2016 COO Employment Agreement”). The 2016 COO Employment Agreement had a term of one year and can be terminated by either the Company or Mr. Rice at any time. Under the 2016 COO Employment Agreement, Mr. Rice is entitled to an annual cash compensation of $140,000, which includes salary, health insurance, 401K retirement plan contributions, and other benefits. In addition, on March 30, 2016, Mr. Rice was issued a three-year warrant to purchase 6,000,000 shares of common stock of the Company at an exercise price of $0.001 per share pursuant to the 2016 COO Employment Agreement; this warrant fully vested on February 20, 2017 and will expire on May 20, 2026. Additionally, on August 4, 2016, the Company approved a performance retention bonus to Mr. Rice of $20,000 which was paid in 2021.

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The Company extended the 2016 COO Employment Agreement to a term ending on January 31, 2019. On March 25, 2019, the Company signed an extension of its at-will employment agreement with its COO, extending the term to January 31, 2020. On May 19, 2020, the Company signed an extension of its at-will employment agreement with its COO, extending the term to January 31, 2021. On March 5, 2021, the Company signed an extension of its at-will employment agreement with its COO, extending the term to January 1, 2022. On February 24, 2022, the Company signed an extension of its at-will employment agreement with its COO, extending the term to January 1, 2023. The COO Employment Agreement can be terminated by either the Company or Mr. Rice at any time.

On January 9, 2018, the Company extended the expiration date of the January 2015 Warrant from January 19, 2018 to January 31, 2020. On January 10, 2020, the Company extended the expiration date of the January 2015 Warrant from January 31, 2020 to January 10, 2025.

On April 26, 2019, the Company signed an agreement to increase Mr. Rice’s base salary by $20,000 per year and issue a one-time $20,000 bonus.

On October 21, 2019, the Company signed another agreement to increase Mr. Rice’s base salary by another $20,000 per year (effective August 15, 2019).

On August 8, 2019, Mr. Rice was issued a set of three five-year warrants to purchase a total of 6,000,000 shares of common stock of the Company at an exercise price of $0.2299 per share pursuant to his employment agreement.

On December 13, 2023, Mr. Rice was issued a ten-year warrant to purchase 6,000,000 shares of common stock of the Company at an exercise price of $0.04 per share pursuant to the 2019 Employee Stock Option Plan; this warrant fully vested on December 13, 2027 and will expire on December 13, 2033.

For the twelve months ended December 31, 2023, the Company recorded $136,670 for the warrants issued to related party.

Compensation of Directors

Directors are permitted to receive fixed fees and other compensation for their services as directors. The Board has the authority to fix the compensation of directors. No amounts have been paid to, or accrued to, directors in such capacity.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding the beneficial ownership of our Common Stock and Series A Preferred Stock as of the date of this Registration Statement by (a) each stockholder who is known to us to own beneficially 5% or more of our outstanding Common Stock, (b) directors, (c) our executive officers, and (d) all executive officers and directors as a group. Beneficial ownership is determined according to the rules of the SEC, and generally means that person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security and includes options, warrants and other securities convertible or exercisable into shares of Common Stock, provided that such securities are currently exercisable or convertible or exercisable or convertible within 60 days of the date hereof. Each director or officer, as the case may be, has furnished us with information with respect to their beneficial ownership. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their Common Stock, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their Common Stock.

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Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial		Percent of Class (1)	Percent of All Voting Classes (6)
Class A Common Stock
	Kim Thompson	201,587,925	(2)	19.41%	12.30%
	2723 South State St Suite 150
	Ann Arbor, MI 48104

	Jonathan R. Rice	[21,920,490	(3)	2.11%	1.14%
	2723 South State St Suite 150
	Ann Arbor, MI 48104

	Kenneth Le	17,600,000	(4)	1.69%	1.07%
	2723 South State St Suite 150
	Ann Arbor, MI 48104

	All executive officers and directors as a group (3 Persons)	241,108,415		23.22%	14.72%

	George Roland Gill	56,935,028	(5)	5.48%	3.48%
	160 King Street Sydney NSW 2000, Australia

Series A Preferred Stock
	Kim Thompson	3	(7)	100%	36.62%
	2723 South State St Suite 150
	Ann Arbor, MI 48104

	Jonathan R. Rice	-		-	-
	2723 South State St Suite 150
	Ann Arbor, MI 48104

	Kenneth Le	-		-	-
	2723 South State St Suite 150
	Ann Arbor, MI 48104

	All executive officers and directors as a group (3 Persons)	3		100%	36.62%

(1) The percent of class is based on 1,038,374,219 shares of our Common Stock issued and outstanding as of the date hereof.

(2) Such shares include 201,587,922 shares of Common Stock that are owned by Mr. Thompson, and 3 shares of Common Stock that may be issued upon conversion of the Series A preferred stock that are owned by Mr. Thompson. In addition to this, Mr. Thompson owns 30,000,000 warrant shares of Common Stock that may be issued upon exercise of outstanding warrants no sooner than February 19, 2025.

(3) Such shares include 3,202,491 shares of Common Stock that are owned by Mr. Rice and 18,700,000 shares of Common Stock that may be issued upon exercise of warrants Mr. Rice owns. Additionally, Mr. Rice owns warrants to purchase up to 5,800,000 shares of Common Stock, which are not exercisable at this time.

(4) These shares represent shares of Common Stock that may be issued upon exercise of warrants Mr. Le owns. Additionally, Mr. Le owns warrants to purchase up to 17,600,000 shares of Common Stock that may be issued upon exercise of warrants Mr. Le owns.

(5) Such Shares include 56,935,028 shares of Common Stock that are controlled by Mr. Gill.

(6) The percent of all voting classes is based on 1,638,374,219 votes, which includes 1,038,374,219 votes from the holders of our issued and outstanding Common Stock and 600,000,0000 votes from the holder of our issued and outstanding Series A preferred stock.

(7) On March 26, 2024 the Company reclassified two shares of preferred stock to Series A preferred stock increasing the total authorized shares to four.

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Change in Control

As of the date of this Registration Statement, there were no arrangements which may result in a change in control of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as disclosed herein, no director, executive officer, shareholder holding at least 5% of shares of our Common Stock, or any family member thereof, had any material interest, direct or indirect, in any transaction, or proposed transaction since January 1, 2021, in which the amount involved in the transaction exceeds the lesser of $120,000 or one percent of the average of our total assets at the year-end for the last two completed fiscal years.

Related Party Transactions

Accrued Salaries and Officer Loans

Mr. Thompson, CEO/President

In order to conserve Company resources, Mr. Thompson agreed to defer a significant portion of the compensation and other payments, as set forth below, owed to him.

●	Annual Compensation: Between December 31, 2016 and December 31, 2023, Kim Thompson, our CEO accrued $3,511,776 of unpaid salary, which represents a portion of the annual compensation owed to him pursuant to the terms of his employment agreements during such time period. As of December 31, 2022, there was $3,077,393 in accrued interest on Mr. Thompson’s accrued salary; such interest accrues at the rate of 3% per annum. As a result of these accruals, as of December 31, 2023, we owed Mr. Thompson $6,192,012 in salary and interest related payments.
●	Company Loans: As of December 31, 2023, Mr. Thompson loaned the Company an aggregate of $1,657,000 and has been repaid $40,000, leaving a balance of $1,617,000. As of December 31, 2023, there was $2,617,211 in loan interest; such interest accrues at the rate of 3% per annum.
●	Royalty Payments: Mr. Thompson was entitled to certain royalties as compensation for the transfer of intellectual property he owned to the Company. As of December 31, 2023, there was $65,292 in royalty payments payable to Mr. Thompson.
●	As of December 31, 2023, there was $388,001 included in accounts payable and accrued expense payable to Mr. Thompson, which includes rent payments owed on the Texas Property (as hereinafter defined).

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The Company is not a subsidiary of any company.

Loans

On January 26, 2022, the Company repaid $40,000 of loan principal to Mr. Thompson.

Warrants

On December 13, 2023, the Company issued Mr. Thompson warrants to purchase 10,000,000 shares of common stock of the Company at an exercise price of $0.04 per share pursuant to the 2019 Employee Stock Option Plan. See “Executive Compensation” for additional details.

On December 13, 2023, the Company issued Mr. Rice warrants to purchase 6,000,000 shares of common stock of the Company at an exercise price of $0.04 per share pursuant to the 2019 Employee Stock Option Plan. See “Executive Compensation” for additional details.

On December 13, 2023, the Company issued Mr. Le warrants to purchase 4,000,000 shares of common stock of the Company at an exercise price of $0.04 per share pursuant to the 2019 Employee Stock Option Plan. See “Executive Compensation” for additional details.

Payments

During the year ended December 31, 2022, the Company paid $98,480 as a deposit towards the purchase of inventory from a related party vendor, which is an entity in which we hold a 15% ownership interest. As of December 31, 2023, the Company recognized an impairment expense of $95,872 against this deposit.

Related Party Policy

Our current Code of Ethics requires the CEO and CFO to avoid, wherever possible, actual conflicts of interest in personal and professional relationships; however, we have not yet adopted a formal policy for the review, approval or ratification of related party transactions. Accordingly, the transactions discussed above were not reviewed, approved or ratified in accordance with any such policy. A conflict-of-interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

We also require each of our directors and executive officers to annually complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

Prior to the consummation of this offering, we will adopt a new code of ethics requiring us to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by our Board (or the appropriate committee of our board) or as disclosed in our public filings with the SEC. Under our code of ethics, conflict of interest situations will include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving the company. A form of the code of ethics that we plan to adopt prior to the consummation of this offering is filed as an exhibit to the registration statement of which this prospectus is a part.

In addition, our audit committee, pursuant to a written charter that we will adopt prior to the consummation of this offering, will be responsible for reviewing and approving related party transactions to the extent that we enter into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present will be required in order to approve a related party transaction. A majority of the members of the entire audit committee will constitute a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee will be required to approve a related party transaction. A form of the audit committee charter that we plan to adopt prior to the consummation of this offering is filed as an exhibit to the Registration Statement of which this prospectus is a part. We also require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

DESCRIPTION OF SECURITIES

General

Our original articles of incorporation authorized 60,000,000 shares of Class A Common Stock, 25,000,000 shares of Class B Common Stock with no par value per share and 10,000,000 shares of preferred stock with no par value per share. On March 18, 2009, we amended our articles of incorporation to provide for unlimited authorized shares, no par value, of Class A Common Stock and Class B Common Stock, and preferred stock. In December 2013, we further amended our articles of incorporation to designate Series A of the Company’s preferred stock, no par value; there are two shares of Series A preferred stock authorized. There are no provisions in our charter or by-laws that would delay, defer or prevent a change in our control. As of the date hereof, we have 1,038,374,219 shares of Class A Common Stock, 0 shares of Class B Common Stock and 2 shares of Series A Preferred Stock outstanding. The Class B Common Stock is not listed on the OTCQB or any other market and we are not seeking to have it listed on Nasdaq or another national exchange.

Common Stock

As of December 9, 2024, 1,038,374,219 shares of Class A Common Stock were issued and outstanding and held by 33 stockholders of record, and we had no shares of Class B Common Stock issued and outstanding. Holders of our Common Stock are entitled to one vote for each share on all matters submitted to a stockholder vote; Class B Common Stock does not have any voting rights.

Holders of Common Stock do not have cumulative voting rights.

Holders of a majority of the shares of Common Stock voting for the election of directors can elect all of the directors. Holders of our Common Stock representing a majority of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation.

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Although there are no provisions in our charter or by-laws that may delay, defer or prevent a change in control, we are authorized, without stockholder approval, to issue shares of preferred stock that may contain rights or restrictions that could have this effect.

Holders of both classes of Common Stock are entitled to share in all dividends that the Board, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the Common Stock. Holders of both classes of our Common Stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our Common Stock.

Preferred Stock

Our Board has the authority, without further action by the stockholders, to issue from time to time the preferred stock in one or more series for such consideration and with such relative rights, privileges, preferences and restrictions that the Board may determine. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and purchase funds and other matters. The issuance of preferred stock could adversely affect the voting power or other rights of the holders of Common Stock.

Effective December 17, 2013, the Company amended its Articles of Incorporation to designate Series A of the Company’s preferred stock, no par value. Under the amendment, there are two shares of Series A preferred stock authorized. The holders of Series A preferred stock are entitled to vote together with the holders of the Company’s Common Stock on all matters upon which the Company’s stockholders may vote.

Each share of Series A preferred stock is entitled to 200,000,000 votes on all such matters. Each share of Series A preferred stock is convertible into one share of the Company’s Common Stock at the holder’s option. On December 19, 2013, the Company issued two shares of Series A preferred stock to Kim Thompson, the Company’s founder, CEO, CFO, President, and sole director.

The shares of Series A preferred stock were issued to Mr. Thompson in exchange for an agreement to extend to October, 30, 2014 the date on which the Company would pay certain debts owed to Mr. Thompson. As part of the transaction, Mr. Thompson also agreed to forgive $30,000 which the Company owed to him as compensation. In connection with the transaction, the Company incurred a loss on settlement of debt of $5,187,800.

On March 26, 2024, the Company issued one share of Series A preferred stock to Mr. Thompson. In consideration of the share of Series A preferred stock, Mr. Thompson paid twenty thousand dollars ($20,000), in the form of debt cancellation.

Dividends

Since inception we have not paid any cash dividends on our capital stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our Common Stock, when issued pursuant to this offering. Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our Board will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our Board may deem relevant.

Certain Anti-Takeover Effects

Certain provisions of Wyoming law may have an anti-takeover effect and may delay or prevent a tender offer or other acquisition transaction that a shareholder might consider to be in his or her best interest. The summary of the provisions of Wyoming law set forth below does not purport to be complete and is qualified in its entirety by reference to Wyoming law.

The issuance of shares of preferred stock, the issuance of rights to purchase such shares, and the imposition of certain other adverse effects on any party contemplating a takeover could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of the preferred stock, if the option to acquire such shares is exercised, would impede a business combination by the voting rights that would enable a holder to block such a transaction. In addition, under certain circumstances, the issuance of other preferred stock could adversely affect the voting power of holders of our Common Stock.

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Under Wyoming law, a director, in determining what he reasonably believes to be in or not opposed to the best interests of the corporation, does not need to consider only the interests of the corporation’s stockholders in any takeover matter but may also, in his discretion, may consider any of the following:

(i)	The interests of the corporation’s employees, suppliers, creditors and customers;

(ii)	The economy of the state and nation;

(iii)	The impact of any action upon the communities in or near which the corporation’s facilities or operations are located;

(iv)	The long-term interests of the corporation and its stockholders, including the possibility that those interests may be best served by the continued independence of the corporation; and

(v)	Any other factors relevant to promoting or preserving public or community interests.

The outstanding Series A Preferred Stock can deter a takeover.

Because our Board is not required to make any determination on matters affecting potential takeovers solely based on its judgment as to the best interests of our stockholders, our board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which such stockholders might receive a premium for their stock over the then market price of such stock. Our Board of directors presently does not intend to seek stockholder approval prior to the issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange rules.

Transfer Agent

The transfer agent for our Common Stock is Olde Monmouth Stock Transfer Co., Inc.

Listing

Our Common stock is quoted on the OTCQB under the trading symbol KBLB”. We have applied to have our Common Stock listed on the Nasdaq Capital Market under the symbol “KBLB” and our Purchase Warrants listed on the Nasdaq Capital Market under the symbol “KBLBW,” but we cannot guarantee that our application will be approved.

Limitation on Liability and Indemnification Matters

See the section of this prospectus entitled “Management — Indemnification”.

Penny Stock Regulation

The SEC has adopted regulations which generally define “penny stock” to be any equity security that has a market price of less than Five Dollars ($5.00) per share or an exercise price of less than Five Dollars ($5.00) per share. Such securities are subject to rules that impose additional sales practice requirements on broker-dealers who sell them. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, among other requirements, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. As our Common Stock immediately following this Offering may be subject to such penny stock rules, purchasers in this Offering will in all likelihood find it more difficult to sell their Common Stock shares in the secondary market.

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DESCRIPTION OF SECURITIES THAT WE ARE OFFERING

We are offering 1,904,762 Units in this offering at an assumed initial offering price of $5.25 per Unit. Each Unit consisting of one share of our Common Stock together with one Purchase Warrants to purchase one share of our Common Stock. The shares of Common Stock accompanying Purchase Warrants will be issued separately. We are also registering the shares of Common Stock issuable from time to time upon exercise of the Purchase Warrants offered hereby.

Common Stock

The material terms and provisions of our Common Stock and each other class of our securities that qualifies or limits our Common Stock are described in the section entitled “Description of Securities” in this prospectus.

Purchase Warrants to be Issued in this Offering

The following summary of certain terms and provisions of the Purchase Warrants offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the warrant agent agreement between us and Olde Monmouth, as warrant agent, and the form of Purchase Warrant, both of which are filed as exhibits to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the warrant agent agreement, including the annexes thereto, and form of Purchase Warrant.

Form. Pursuant to a warrant agent agreement between us and Olde Monmouth, as warrant agent, the Purchase Warrants will be issued in book-entry form and shall initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Exercisability. The Purchase Warrants are exercisable at any time after their original issuance and at any time up to the date that is five years after their original issuance. The Purchase Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the shares of Common Stock underlying the Purchase Warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of shares of Common Stock purchased upon such exercise. If a registration statement registering the issuance of the shares of Common Stock underlying the Purchase Warrants under the Securities Act is not effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, the holder may, in its sole discretion, elect to exercise the Purchase Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of Common Stock determined according to the formula set forth in the Purchase Warrant. No fractional shares of Common Stock will be issued in connection with the exercise of a Purchase Warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Exercise Limitation. A holder will not have the right to exercise any portion of the Purchase Warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election of the holder, 9.99%) of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Purchase Warrants. However, any holder may increase or decrease such percentage, provided that any increase will not be effective until the 61st day after such election.

Exercise Price. The Purchase Warrants will have an exercise price of $5.25 per share, which is 100% of the assumed public offering price and which is the midpoint of the price range set forth on the cover page of this prospectus. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Common Stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Transferability. Subject to applicable laws, the Purchase Warrants may be offered for sale, sold, transferred or assigned without our consent.

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Exchange Listing. There is no established trading market for the Purchase Warrants. We intend to seek a listing for the Purchase Warrants on a national exchange under the symbol “KBLBW,” however we cannot assure you that we will be successful listing the Purchase Warrants on a national exchange or, if successful, that an active trading market for the Purchase Warrants will develop or be sustained.

Fundamental Transactions. If a fundamental transaction as defined in the Purchase Warrant occurs, then the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of our obligations under the Purchase Warrants with the same effect as if such successor entity had been named in the Purchase Warrant itself. If holders of our Common Stock are given a choice as to the securities, cash or property to be received in a fundamental transaction, then the holder shall be given the same choice as to the consideration it receives upon any exercise of the Purchase Warrant following such fundamental transaction.

Rights as a Stockholder. Except as otherwise provided in the Purchase Warrants or by virtue of such holder’s ownership of shares of our Common Stock, the holder of a Purchase Warrant does not have the rights or privileges of a holder of our Common Stock, including any voting rights, until the holder exercises the Purchase Warrant.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, only a limited public market for our Common Stock existed on the OTCQB. Future sales of substantial amounts of our Common Stock in the public market, including shares issued upon exercise of outstanding warrants, or the anticipation of such sales, could adversely affect prevailing market prices of our Common Stock from time to time and could impair our ability to raise equity capital in the future.

Upon the closing of this offering, we will have [   ] shares of our Common Stock outstanding (assuming no exercise of the underwriter’s option to purchase additional shares of Common Stock and/or Purchase Warrants). All of the shares sold in this offering will be freely tradable unless purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act of 1933, as amended, or the Securities Act.

Lock-Up

For further details on the lock-up agreements, see the section entitled “Underwriting – Lock Up Agreements.”

Rule 144

In general, under Rule 144 of the Securities Act, as in effect on the date of this prospectus, any person who is not our affiliate at any time during the preceding three months, and who has beneficially owned their shares for at least six months, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell an unlimited number of shares of our Common Stock provided current public information about us is available, and, after owning such shares for at least one year, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell an unlimited number of shares of our Common Stock without restriction.

A person who is our affiliate or who was our affiliate at any time during the preceding three months, and who has beneficially owned restricted securities for at least six months, including the holding period of any prior owner other than one of our affiliates, is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

●	1% of the number of shares of our Common Stock then outstanding, which will equal approximately [ ] shares, or
●	the average weekly trading volume of our Common Stock during the four calendar weeks preceding the filing of a Notice of Proposed Sale of Securities pursuant to Rule 144 with respect to the sale.

Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule of the Securities Act, any of our employees, directors, consultants or advisors who purchased shares from us in connection with a qualified compensatory stock or option plan or other written agreement and in compliance with Rule 701, is eligible to resell those shares 90 days after the effective date of the registration statement of which this prospectus forms a part in reliance on Rule 144, but without compliance with the various restrictions, including the holding period, contained in Rule 144.

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CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of our Common Stock. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder and administrative rulings and judicial decisions, all as currently in effect. These authorities may change at any time, possibly on a retroactive basis, or the U.S. Internal Revenue Service (the “IRS”), might interpret the existing authorities differently. In either case, the tax considerations of purchasing, owning or disposing of Common Stock could differ from those described below.

This discussion is addressed only to U.S. holders (defined below) which hold our shares of Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the U.S. federal income tax considerations that might be relevant to a beneficial owner in light of such beneficial owner’s particular circumstances or to beneficial owners subject to special treatment under the U.S. federal income tax laws, including:

●	a broker, dealer or trader in securities, currencies, commodities, or notional principal contracts;
●	a bank, financial institution or insurance company;
●	a regulated investment company, a real estate investment trust or grantor trust;
●	a tax-exempt entity or organization, including an individual retirement account or Roth IRA as defined in Section 408 or 408A of the Code, respectively;
●	a person holding the Common Stock as part of a hedging, integrated, or conversion transaction or a straddle, or a person deemed to sell Common Stock under the constructive sale provisions of the Code;
●	a trader in securities that has elected the mark-to-market method of tax accounting for securities;
●	an entity that is treated as a partnership or other pass-through entity for U.S. federal income tax purposes;
●	a person who is a partner or investor in a partnership or other pass-through entity that holds the Common Stock;
●	a U.S. person whose “functional currency” is not the U.S. dollar;
●	a controlled foreign corporation or passive foreign investment company;
●	a qualified foreign pension fund or an entity that is wholly owned by one or more qualified foreign pension funds; or
●	a U.S. expatriate.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of a share of Common Stock that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;
●	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
●	a trust if (1) it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

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For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of a share of Common Stock that is (i) a foreign corporation, (ii) a nonresident alien individual, or (iii) a foreign estate or trust that in each case is not subject to U.S. federal income tax on a net-income basis on income or gain from a share of Common Stock.

If a partnership holds shares of Common Stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding shares of Common Stock or a partner therein should consult its own tax advisors as to the tax consequences of holding and disposing of shares of Common Stock.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our Common Stock arising under the U.S. federal estate or gift tax rules or under the laws of any U.S. state or local or any non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Certain U.S. Federal Income Tax Considerations for U.S. Holders of Common Stock

Dividends on our Common Stock

We do not expect to declare or pay any distributions on our Common Stock in the foreseeable future. If we do make any distributions on shares of our Common Stock, however, such distributions will be includible in the gross income of a U.S. holder as ordinary dividend income to the extent paid out of current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Any portion of a distribution in excess of current or accumulated earnings and profits would be treated as a return of the holder’s tax basis in its Common Stock and then as gain from the sale or exchange of the Common Stock. Under current law, if certain requirements are met, a preferential U.S. federal income tax rate will apply to any dividends paid to a holder of Common Stock who is a U.S. individual.

Distributions to U.S. holders that are corporate stockholders, constituting dividends for U.S. federal income tax purposes, may qualify for the dividends received deduction, or DRD, which is generally available to corporate stockholders. No assurance can be given that we will have sufficient earnings and profits (as determined for U.S. federal income tax purposes) to cause any distributions to be eligible for a DRD. In addition, a DRD is available only if certain holding periods and other taxable income requirements are satisfied.

Sale of Common Stock

A U.S. holder of Common Stock will generally recognize gain or loss on the taxable sale, exchange, or other taxable disposition of such stock in an amount equal to the difference between such U.S. holder’s amount realized on the sale and its adjusted tax basis in the Common Stock sold. A U.S. holder’s amount realized should equal the amount of cash and the fair market value of any property received in consideration of its stock. The gain or loss should be capital gain or loss and should be long-term capital gain or loss if the Common Stock is held for more than one year at the time of disposition. The deductibility of capital losses for U.S. federal income tax purposes is subject to limitations under the Code. Under current law, long-term capital gain recognized by an individual U.S. holder is generally eligible for a preferential U.S. federal income tax rate.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of dividends on shares of Common Stock and to the proceeds of a sale of Common Stock unless a U.S. holder is an exempt recipient, such as a corporation. Backup withholding will apply to those payments if a U.S. holder fails to provide its correct taxpayer identification number and certification of exempt status, or fails to report in full dividend income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

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UNDERWRITING

Maxim Group LLC is acting as the sole book-running manager and as representative of the underwriters of this offering (the “Representative”). Subject to the terms and conditions of an underwriting agreement between us and the Representative, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of our Common Stock and corresponding Purchase Warrants listed next to its name in the following table on a firm commitment basis:

Underwriter	Number of Shares of Common Stock	Number of Purchase Warrants
Maxim Group LLC	1,904,476	1,904,476

Total

The underwriters are committed to purchase all the shares of our Common Stock and corresponding Purchase Warrants offered by this prospectus if they purchase any shares of our Common Stock and corresponding Purchase Warrants. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated. The underwriters are not obligated to purchase the shares of our Common Stock and/or Purchase Warrants covered by the underwriters’ over-allotment option described below. The underwriters are offering the shares of our Common Stock and corresponding Purchase Warrants, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel, or modify offers to the public and to reject orders in whole or in part.

Over-Allotment Option

We have granted to the underwriters an option, exercisable no later than 45 calendar days after the date of this prospectus, to purchase up to an additional 285,715 shares of our Common Stock and/or Purchase Warrants to purchase 285,715 shares of our Common Stock at the assumed public offering price listed on the cover page of this prospectus, less underwriting discounts. The underwriters may exercise this option only to cover over-allotments, if any, made in connection with this offering and may exercise this option to purchase additional shares of Common Stock and/or Purchase Warrants. To the extent the option is exercised and the conditions of the underwriting agreement are satisfied, we will be obligated to sell to the underwriters, and the underwriters will be obligated to purchase, these additional shares of our Common Stock and/or Purchase Warrants.

Discounts and Commissions

We have agreed to provide the underwriters with an underwriting discount equal to eight percent (8.0%) of the public offering price for all securities sold in this offering.

The Representative has advised us that the underwriters propose to offer the shares of Common Stock and corresponding Purchase Warrants directly to the public at the public offering price set forth on the cover of this prospectus. In addition, the Representative may offer some of the shares of Common Stock and corresponding Purchase Warrants to other securities dealers at such price less a concession of up to $[●] per share of Common Stock and corresponding Purchase Warrant. After the offering to the public, the offering price and other selling terms may be changed by the Representative without changing the Company’s proceeds from the underwriters’ purchase of the shares of Common Stock and corresponding Purchase Warrants.

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The following table summarizes the public offering price, underwriting discounts, and proceeds before estimated offering fees and expenses to us assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of our Common Stock and/or Purchase Warrants. The underwriting discounts are equal to the public offering price per share and related Purchase Warrants less the amount per share the underwriters pay us for the shares of our Common Stock and Purchase Warrants.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discount (1)	$	$	$
Proceeds to us, before fees and expenses (2)	$	$	$

(1)	Assumes and underwriting discount of 8.0% of the public offering price for all securities sold in this offering.
(2)	We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, will be approximately $[●]. This figure includes expense reimbursements we have agreed to pay Maxim for reimbursement of its expenses related to the offering up to a maximum aggregate expense allowance of $125,000 (including any advance toward the maximum expense allowance). In accordance with FINRA Rule 5110, the reimbursement fee described in the preceding sentence is deemed underwriting compensation for this offering.

We have also agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Except as disclosed in this prospectus, the underwriters have not received, and will not receive, from us any other item of compensation or expense in connection with this offering considered by FINRA to be underwriting compensation under its rule of fair price. The underwriting discount was determined through an arms’ length negotiation between us and the underwriter.

Representative’s Warrants

We have agreed to issue to the Representative (or its designated affiliates) share purchase warrants (the “Representative’s Warrants”) to purchase up to a total of 8% of the shares of Common Stock sold in this offering. The Representative’s Warrants will be non-exercisable for six (6) months after the effective date of the Registration Statement of which this prospectus forms a part and will expire five (5) years after the commencement of sales of this offering. The Representative’s Warrants will be exercisable at a price equal to 110.0% of the public offering price in connection with this offering. The Representative’s Warrants shall not be redeemable. The Company will register the shares of Common Stock underlying the Representative’s Warrants under the Securities Act and will file all necessary undertakings in connection therewith. The Representative’s Warrants may not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days following the commencement of sales of this offering, except that they may be assigned, in whole or in part, to any officer or partner, registered person or affiliate of the Representative and to members of the underwriting syndicate or selling group and officers and partners thereof. The Representative’s Warrants may be exercised as to all or a lesser number of shares of Common Stock for a period of five (5) years after the effective date of the Registration Statement of which this prospectus forms a part, will provide for cashless exercise and will contain provisions for one demand registration of the sale of the underlying shares of Common Stock at the Company’s expense, an additional demand registration at the warrant holders’ expense, and unlimited “piggyback” registration rights at the Company’s expense for a period of five (5) and seven (7) years, respectively, following the effective date of the Registration Statement of which this prospectus forms a part. The Representative’s Warrants shall further provide for anti-dilution protection (adjustment in the number and price of such warrants and the shares underlying such warrants) resulting from corporate events (which would include dividends, reorganizations, mergers, etc.) when the public stockholders have been proportionally affected and otherwise in compliance with FINRA Rule 5110(g)(8).

Right of First Refusal

For a period of twelve (12) months from the commencement of sales of the Offering, the Representative is granted the right of first refusal to act as lead managing underwriter and book running manager or minimally as co-lead manager and co-book runner and/or co-lead placement agent with at least 100% of the economics for any and all of our future public and private equity, equity-linked, convertible or debt (excluding commercial bank debt) offerings during such twelve (12) month period of the Company, or any successor to or any subsidiary of the Company.

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Determination of Offering Price

Prior to this offering, there has only been limited public market for our Common Stock. The public offering price of the shares of Common Stock was determined by negotiation between us and the Representative. The principal factors considered in determining the public offering price of the shares of Common Stock, including the exercise price of the Warrants included:

●	the information in this prospectus and otherwise available to the underwriters, including our financial information;

●	the history and the prospects for the industry in which we compete;

●	the ability of our management;

●	the prospects for our future earnings;

●	the present state of our development and our current financial condition;

●	the general condition of the economy and the securities markets in the United States at the time of this offering;

●	the recent market prices of, and the demand for, publicly-traded securities of generally comparable companies; and

●	other factors as were deemed relevant.

We cannot be sure that the public offering price will correspond to the price at which the shares will trade in the public market following this offering or that an active trading market for the shares will develop or continue after this offering.

Lock-Up Agreements

We and each of our officers, and directors have agreed not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock for a period of six months from the date this offering is completed without the prior written consent of the Representative.

The Representative may in its sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the underwriters will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our Common Stock. Specifically, the underwriters may over-allot in connection with this offering by selling more Units than are set forth on the cover page of this prospectus. This creates a short position in our Common Stock and/or Purchase Warrants for its own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares Common Stock and/or Purchase Warrants over-allotted by the underwriters is not greater than the number of shares of our Common Stock and/or Purchase Warrants that they may purchase in the over-allotment option. In a naked short position, the number of shares of our Common Stock and/or Purchase Warrants involved is greater than the number of shares Common Stock and/or Purchase Warrants in the over-allotment option. To close out a short position, the underwriters may elect to exercise all or part of the over-allotment option. The underwriters may also elect to stabilize the price of our Common Stock and/or Purchase Warrants or reduce any short position by bidding for, and purchasing, Common Stock in the open market.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing a security in this offering because the underwriter repurchases that security in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, shares of our Common Stock in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our Common Stock at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice.

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In connection with this offering, the underwriters and selling group members, if any, or their affiliates may engage in passive market making transactions in our Common Stock immediately prior to the commencement of sales in this offering, in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 generally provides that:

● a passive market maker may not effect transactions or display bids for our Common Stock in excess of the highest independent bid price by persons who are not passive market makers;

● net purchases by a passive market maker on each day are generally limited to 30% of the passive market maker’s average daily trading volume in our Common Stock during a specified two-month prior period or 200 shares, whichever is greater, and must be discontinued when that limit is reached; and

● passive market making bids must be identified as such.

Electronic Distribution

A prospectus in electronic format may be made available on a website maintained by the representatives of the underwriters and may also be made available on a website maintained by other underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives of the underwriters to underwriters that may make Internet distributions on the same basis as other allocations. In connection with the offering, the underwriters or syndicate members may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

The underwriters have informed us that they do not expect to confirm sales of shares offered by this prospectus to accounts over which they exercise discretionary authority.

Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

Affiliations

Certain of the underwriters and their affiliates may provide, from time to time, investment banking and financial advisory services to us in the ordinary course of business, for which they may receive customary fees and commissions.

Foreign Regulatory Restrictions on Purchase of our Shares

We have not taken any action to permit a public offering of our shares outside the United States or to permit the possession or distribution of this prospectus outside the United States. People outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering of our shares and the distribution of this prospectus outside the United States.

Indemnification

We have agreed to indemnify the underwriters against liabilities relating to the offering arising under the Securities Act and the Exchange Act and to contribute to payments that the underwriters may be required to make for these liabilities.

Selling Restrictions

Canada. The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45 106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31 103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33 105 Underwriting Conflicts (NI 33 105), the underwriters are not required to comply with the disclosure requirements of NI 33 105 regarding underwriter conflicts of interest in connection with this offering.

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DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

The validity of the shares of our Common Stock offered hereby and other legal matters concerning this Offering relating to Wyoming law will be passed upon for us by Tynsky Law office, P.C., Green River, Wyoming. Certain legal matters in connection with this Offering with respect to the United States federal securities law and New York law will be passed upon for us by Hunter Taubman Fischer & Li LLC, New York, New York.

EXPERTS

The consolidated financial statements as of December 31, 2023 and 2022, included in this prospectus have been audited and so included in reliance on the report of M&K CPAS, PLLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The consolidated financial statements for the nine months ended September 30, 2024 incorporated herein are not audited.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, including relevant exhibits and schedules under the Securities Act, covering the Common Stocks offered by this prospectus. You should refer to our registration statements and their exhibits and schedules if you would like to find out more about us and about the Common Stocks. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

The registration statements, reports and other information so filed can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov. The information on that website is not a part of this prospectus.

No dealers, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the various expenses, all of which will be borne by the registrant, in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee.

SEC registration fee		$3,116.76
FINRA filing fee		$4,102
NASDAQ initial and listing fees		$80,000	**
Accounting fees and expenses	$		*
Legal fees and expenses	$		*
Printing and Engraving	$		*
Transfer agent and registrar fees	$		*
Miscellaneous	$		*
Total	$		*

* To be provided by amendment.

**Will update if apply to a different national securities exchange.

Item 14. Indemnification of Directors and Officers.

Pursuant to the Registrant’s Articles of Incorporation, as amended and Bylaws, the Registrant may indemnify any person (including his estate) made or threatened to be made a party to any suit or proceeding, whether civil or criminal, by reason of the fact that he was a director or officer of the Registrant or served at the Registrant’s request as a director or officer of a subsidiary of the Registrant, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney fees actually and necessarily incurred as a result of such threat, suit or proceeding, or any appeal therein, to the fullest extent permitted by the General Corporation Law of the State of Wyoming.

Item 15. Recent Sales of Unregistered Securities.

During the last three years, the Registrant has not issued unregistered securities to any person, except as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, except as specified below, or any public offering, and, unless otherwise indicated below, the Registrant believes that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof and/or Rule 506 of Regulation D promulgated thereunder, and/or Regulation S promulgated thereunder regarding offshore offers and sales. All recipients had adequate access, though their relationships with the Registrant, to information about the Registrant.

On March 2, 2021, the Company issued 1,479,728 shares of Common Stock in exchange for $88,783.68, per the terms of a cash stock warrant exercise.

On March 25, 2021, the Company entered into a securities purchase agreement with YA II PN, LTD., a Cayman Islands exempt company (“Yorkville”), pursuant to which Yorkville purchased secured convertible debentures (the “2021 Securities Purchase Agreement”) in the aggregate principal amount of USD$4,000,000 (the “2021 Convertible Debentures”), which are convertible into shares of Common Stock (as converted, the “2021 Conversion Shares”), of which a secured convertible debenture (the “2021 First Convertible Debenture”) in the principal amount of $500,000 (the “2021 First Convertible Debenture Purchase Price”) shall be issued within 1 business day following the initial closing, a secured convertible debenture (the “2021 Second Convertible Debenture”) in the principal amount of $500,000 (the “Second Convertible Debenture Purchase Price”) shall be issued within 1 business day following the satisfaction of conditions for a second closing and a secured convertible debenture (the “2021 Third Convertible Debenture,” together with the 2021 First Convertible Debenture and the 2021 Second Convertible Debenture, each a “2021 Convertible Debenture” and collectively, the “2021 Convertible Debentures”) in the principal amount of $3,000,000 (the “2021 Third Convertible Debenture Purchase Price”) shall be issued within 1 business day following satisfaction of conditions for a third closing (the first closing, second closing and third closing are each referred to as a “2021 Closing” or collectively as the “2021 Closings) and (collectively, the 2021 First Convertible Debenture Purchase Price, the 2021 Second Convertible Debenture Purchase Price and the 2021 Third Convertible Debenture Purchase Price shall collectively be referred to as the “2021 Purchase Price”) (the “2021 Yorkville Transaction”).

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Each 2021 Convertible Debenture shall mature twelve (12) months after the date of issuance and accrues interest at the rate of 10% per annum. The principal must be paid in cash, but the Company has the right to extend the maturity date by 30 days, during which time interest will continue to accrue, upon written notice of same to the holder. Interest shall be provided in cash, unless certain conditions as specified in the 2021 Convertible Debenture are satisfied, in which case the company has the right to pay interest in shares of Common Stock at the then applicable conversion price on the trading day immediately prior to the pay date. The debenture holder may convert each 2021 Convertible Debenture into shares of Common Stock at any time after issuance at a price equal to 80% of the lowest volume weighted average price of the Company’s Common Stock during the 10 trading days immediately preceding the date they convert the debenture; provided, however if the Company’s Common Stock is uplisted to a national exchange, the conversion price shall not be less than 20% of the conversion price used in the first conversion thereunder. The debenture holder may not convert the 2021 Convertible Debenture if such conversion would result in such holder holding in excess of in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion or receipt of shares as payment of interest, unless waived by the holder with at least 65 days prior notice to the Company (the “Ownership Cap”).

The Company held the first closing on March 25, 2021 and contemporaneously therewith, the Company issued Yorkville a warrant (the “2021 Yorkville Warrant”) to purchase 8,000,000 shares of the Company’s Common Stock (the “2021 Warrant Shares”). The 2021 Yorkville Warrant has a term of five (5) years and is initially exercisable at $0.25 per share, subject to adjustment and can be exercise via cashless exercise. If the Company issues or sells securities at a price less than the exercise price, the exercise price shall be reduced to such lower price. The Yorkville Warrant also has the same Ownership Cap as set forth in the 2021 Convertible Debenture.

In connection with the 2021 Securities Purchase Agreement, the Company also entered into a registration rights agreement with Yorkville, pursuant to which the Company agreed to register the shares of Common Stock underling the 2021 Debentures and the 2021 Yorkville Warrant.

Following fulfillment of the requirements in the 2021 Securities Purchase Agreement, on April 6, 2021, the Company issued the 2021 Second Convertible Debenture to Yorkville in the amount of $500,000.

Following fulfillment of the requirements in the 2021 Securities Purchase Agreement, on April 22, 2021, the Company issued the 2021 Third Convertible Debenture to Yorkville in the amount of $3,000,000.

On April 23, 2021, the Company issued 836,574 shares of Common Stock in exchange for conversion of $100,000 of principle balance on a convertible debenture and $1,644 of accrued interest.

On April 26, 2021, the Company issued 2,063,391 shares of Common Stock in exchange for conversion of $250,000 of principle balance on a convertible debenture and $3,178 of accrued interest.

On April 30, 2021, the Company issued 2,058,686 shares of Common Stock in exchange for conversion of $250,000 of principle balance on a convertible debenture and $3,630 of accrued interest.

On May 4, 2021, the Company issued 1,479,728 shares of Common stock in connection with the exercise of 1,479,728 warrants for $88,784.

On June 7, 2021, the Company issued 2,431,506 shares of Common Stock in exchange for conversion of $200,000 of principle balance on a convertible debenture and $25,644 of accrued interest.

On June 23, 2021, the Company issued 2,422,195 shares of Common Stock in exchange for conversion of $200,000 of principle balance on a convertible debenture and $10,247 of accrued interest.

On July 6, 2021, the Company issued 2,343,919 shares of Common Stock in exchange for conversion of $200,000 of principle balance on a convertible debenture and $7,671 of accrued interest.

On July 20, 2021, the Company issued 1,664,823 shares of Common Stock in exchange for conversion of $100,000 of principle balance on a convertible debenture and $60,822 of accrued interest.

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On July 29, 2021, the Company issued 3,101,546 shares of Common Stock in exchange for conversion of $200,000 of principle balance on a convertible debenture and $11,836 of accrued interest.

On August 16, 2021, the Company issued 2,277,273 shares of Common Stock in exchange for conversion of $150,000 of principle balance on a convertible debenture and $6,904 of accrued interest.

On August 23, 2021, the Company issued 3,454,203 shares of Common Stock in exchange for conversion of $200,000 of principle balance on a convertible debenture and $11,397 of accrued interest.

On August 30, 2021, the Company issued 2,284,808 shares of Common Stock in exchange for conversion of $150,000 of principle balance on a convertible debenture and $3,082 of accrued interest.

On September 3, 2021, the Company issued 3,000,000 shares of its common stock for services rendered, with a fair value of $242,100 ($0.0807/share) on the date of grant.

On September 8, 2021, the Company issued 4,311,269 shares of Common Stock in exchange for conversion of $250,000 of principle balance on a convertible debenture and $6,521 of accrued interest.

On September 14, 2021, the Company issued 2,936,668 shares of Common Stock in exchange for conversion of $200,000 of principle balance on a convertible debenture and $2,630 of accrued interest.

On September 20, 2021, the Company issued 4,138,369 shares of Common Stock in exchange for conversion of $250,000 of principle balance on a convertible debenture and $4,095 of accrued interest.

On October 4, 2021, the Company issued 2,957,622 shares of Common Stock in exchange for conversion of $200,000 of principle balance on a convertible debenture and $2,301 of accrued interest.

On October 12, 2021, the Company issued 4,205,118 shares of Common Stock in exchange for conversion of $250,000 of principle balance on a convertible debenture and $5,671of accrued interest.

On October 25, 2021, the Company issued 3,043,955 shares of Common Stock in exchange for conversion of $200,000 of principle balance on a convertible debenture and $1,205 of accrued interest.

On November 10, 2021, the Company issued 3,528,221 shares of Common Stock in exchange for conversion of $200,000 of principle balance on a convertible debenture and $5,342.47 of accrued interest.

On November 22, 2021, the Company issued 3,561,885 shares of Common Stock in exchange for conversion of $200,000 of principle balance on a convertible debenture and $1,602.74 of accrued interest.

On December 6, 2021, the Company issued 5,175,822 shares of Common Stock in exchange for conversion of $250,000 of principle balance on a convertible debenture and $1,027.40 of accrued interest.

On December 20, 2021, the Company issued 5,874,062 shares of Common Stock in exchange for conversion of $250,000 of principle balance on a convertible debenture and $35,479.45 of accrued interest.

On January 18, 2022, we entered into another securities purchase agreement with Yorkville, pursuant to which Yorkville purchased secured convertible debentures (the “Securities Purchase Agreement”) in the aggregate principal amount of USD$3,000,000 (the “Convertible Debentures”), which are convertible into shares of Common Stock (as converted, the “Conversion Shares”), of which a secured convertible debenture (the “First Convertible Debenture”) in the principal amount of $1,500,000 (the “First Convertible Debenture Purchase Price”) shall be issued upon signing the Securities Purchase Agreement and a secured convertible debenture (the “Second Convertible Debenture,” together with the First Convertible Debenture, each a “Convertible Debenture” and collectively, the “Convertible Debentures”) in the principal amount of $1,500,000 (the “Second Convertible Debenture Purchase Price”) shall be issued on or about the date that the Securities and Exchange Commission declares the Registration Statement registering the shares of Common Stock underlying the notes effective (collectively, the First Convertible Debenture Purchase Price and the Second Convertible Debenture Purchase Price shall collectively be referred to as the “Purchase Price”) (the “Yorkville Transaction”). These additional funds, together with those from the previously completed transactions we conducted with Yorkville between December 2020 and March 2021, account for an $8 million total Yorkville investment; as of the date hereof, this debt has been eliminated. The Company also issued Yorkville a warrant to purchase 12,500,000 shares of the Company’s Common Stock, at an initial exercise price of $0.12 per share and a warrant to purchase 4,285,714 shares of the Company’s Common Stock, at an initial exercise price of $0.14 per share. The warrants have a term of five (5) years and can be exercised via cashless exercise. If the Company issues or sells securities at a price less than the applicable warrant exercise price, the exercise price of the applicable warrant shall be reduced to such lower price. The warrants also have the same ownership cap as set forth in the Convertible Debentures, as described below. The Company is also required to reserve no less than 300% of the maximum number of shares of Common Stock issuable upon conversion of all the outstanding Convertible Debentures. Pursuant to the Securities Purchase Agreement, the Company is prohibited from incurring specified indebtedness, liens, except with the prior written consent from the holders of at least 75% of the then outstanding principal amount of Convertible Debentures.

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Each Convertible Debenture shall mature thirteen (13) months after the date of issuance, unless extended by the Yorkville, and accrues interest at the rate of 10% per annum. Principal, interest and any other payments due under the Convertible Debentures shall be paid in cash. The debenture holder may convert all or part of the Convertible Debentures into shares of Common Stock at any time after issuance at a conversion rate equal to 85% of the lowest daily volume weighted average price of the Common Stock during the 10 consecutive trading days immediately preceding the conversion date or other date of determination. The debenture holder may not convert the Convertible Debenture if such conversion would result in such holder holding in excess of in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion or receipt of shares as payment of interest, unless waived by the holder with at least 65 days prior notice to the Company (the “Ownership Cap”). The Company also has the option to redeem, in part or in whole, the outstanding principal and interest under a Convertible Debenture prior to the maturity date. The Company shall pay an amount equal to the principal and interest amount being redeemed plus a redemption premium equal to 15% of the outstanding principal amount. Standard events of default are included in the Convertible Debenture, pursuant to which the holder may declare it immediately due and payable. During an event of default, the interest rate shall increase to 15% per annum until the event of default is cured; the holder also has the right to convert the Convertible Debenture into shares of Common Stock during an event of default.

The Convertible Debentures are secured by all assets of the Company and its subsidiaries subject to (i) that certain amended and restated security agreement by and between Yorkville, the Company and the Company’s subsidiaries (all such security agreements shall be referred to as the “Security Agreement”) pursuant to which the Company and its wholly owned subsidiaries agree to provide Yorkville a security interest in all personal property of the Prodigy Textiles, the Company’s subsidiary organized under the laws of Vietnam (“Prodigy”), (ii) the amended and restated intellectual property security agreement by and between Yorkville, the Company and the Company’s subsidiaries referenced therein dated January 18, 2022 (all such security agreements shall be referred to as the “IP Security Agreement”), pursuant to which the Company and its wholly owned subsidiaries agree to provide Yorkville a security interest in the intellectual property collateral (as this term is defined in the IP Security Agreement), and (iii) the amended and restated global guaranty by and between Prodigy, in favor of Yorkville, with respect to all of the Company’s obligations to Yorkville dated as of January 18, 2022 (the “Guaranty” and collectively with the Security Agreement and the IP Security Agreement shall be referred to as the “Security Documents”). Pursuant to the Guaranty, Prodigy guarantees the payment and performance of all of the Company’s obligations under the Convertible Debentures, Warrants and related transaction documents.

In connection with the Securities Purchase Agreement, the Company also entered into a Registration Rights Agreement with Yorkville, pursuant to which the Company agreed to register all of the shares of Common Stock underlying the Convertible Debentures and warrants and with respect to subsequent registration statements, if any, such number of shares of Common Stock as requested by Yorkville not to exceed 300% of the maximum number of shares of Common Stock issuable upon conversion of all Convertible Debentures then outstanding (assuming for purposes hereof that (x) such Convertible Debentures are convertible at the then current conversion price and (y) any such conversion shall not take into account any limitations on the conversion of the Convertible Debentures set forth therein, in each case subject to any cutbacks set forth in the Registration Rights Agreement.

Upon signing the letter of intent for the Yorkville Transaction, the Company paid $10,000 to an affiliate of Yorkville, for due diligence and structuring.

On January 21, 2022, the Company issued 3,935,417 shares of Common Stock in exchange for conversion of $250,000 of principle balance on a convertible debenture and $2,260.27 of accrued interest.

On January 31, 2022, the Company issued 4,569,059 shares of Common Stock in exchange for conversion of $250,000 of principle balance on a convertible debenture and $42,876.71 of accrued interest.

On February 16, 2022, the Company issued 3,924,443 shares of Common Stock in exchange for conversion of $250,000 of principle balance on a convertible debenture and $1,164 of accrued interest.

On April 14, 2022, the Company issued 2,358,380 shares of Common Stock in exchange for conversion of $150,000 of principle balance on a convertible debenture and $1,644 of accrued interest.

On April 29, 2022, the Company issued 4,373,417 shares of Common Stock in exchange for conversion of $250,000 of principle balance on a convertible debenture and $5,918 of accrued interest.

On July 19, 2022, the Company issued 4,364,987 shares of Common Stock in exchange for conversion of $200,000 of principle balance on a convertible debenture and $6,027 of accrued interest.

On October 11, 2022, the Company issued 2,907,240 shares of Common Stock in exchange for conversion of $100,000 of principle balance on a convertible debenture and $1,753 of accrued interest.

On October 18, 2022, the Company issued 4,782,778 shares of Common Stock in exchange for conversion of $150,000 of principle balance on a convertible debenture and $658 of accrued interest.

On October 26, 2022, the Company issued 5,487,951 shares of Common Stock in exchange for conversion of $150,000 of principle balance on a convertible debenture and $370 of accrued interest.

On October 31, 2022, the Company issued 6,510,348 shares of Common Stock in exchange for conversion of $150,000 of principle balance on a convertible debenture and $28,384 of accrued interest.

On November 1, 2022, the Company issued 9,236,212 shares of Common Stock in exchange for conversion of $250,000 of principle balance on a convertible debenture and $301 of accrued interest.

On November 14, 2022, the Company issued 5,974,335 shares of Common Stock in exchange for conversion of $150,000 of principle balance on a convertible debenture and $1,151 of accrued interest.

On November 17, 2022, the Company issued 5,935,360 shares of Common Stock in exchange for conversion of $150,000 of principle balance on a convertible debenture and $164 of accrued interest.

The Company issued a $1,500,000, thirteen-month (13), unsecured, convertible note on April 11, 2022, which is due May 11, 2023. The convertible note bears interest at 10%. The note contains a discount to market feature, whereby, the lender can purchase stock at 85% of the lowest trading price for a period of ten (10) days preceding the conversion date.

The Company also paid $115,000 as a debt issuance cost to a placement agent for services rendered. These costs are considered to be a component of the total debt discount.

On February 16, 2023, the Company issued 2,434,211 shares of Common Stock in exchange for the cashless exercise of 2,500,000 warrants.

On December 26, 2023, the Company issued 5,000,000 shares of its class A common stock for services with a fair value of $225,000 ($0.045/share) on the date of grant.

March 26, 2024, the Company issued one share of Series A preferred stock to Mr. Kim Thompson, the Company’s CEO and founder for $20,000, in the form of debt cancellation by Mr. Thompson.

83

Item 16. Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this Registration Statement:

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

1.1	Form of Underwriting Agreement**

3.1	Articles of Incorporation (1)

3.2	Articles of Amendment (3)

3.3	Articles of Amendment, filed with the Wyoming Secretary of State on November 15, 2013 (6)

3.4	Articles of Amendment, filed with the Wyoming Secretary of State on December 17, 2013 (7)

3.5	By-Laws (1)

4.1	Warrant issued Mr. Jonathan R. Rice (18)

4.2	Form of Purchase Warrant**

4.3	Form of Representative’s Warrant**

4.4	Form of Warrant Agent Agreement**

4.5	Form of Lock-Up Agreement**

4.6	Warrant issued December 11, 2020 (19)

5.1	Opinion of Wyoming counsel, as to the validity of the Common Stock **

5.2	Opinion of US counsel, as to the validity of the Common Stock **

5.3	Opinion of [ ], as to U.S. federal tax matters **

10.1	Employment Agreement, dated November 10, 2010, by and between Kraig Biocraft Laboratories, Inc. and Kim Thompson (8)

10.6	Addendum to the Founder’s Stock Purchase and Intellectual Property Transfer Agreement, dated December 26, 2006, and the Founder’s Stock Purchase and Intellectual Property Transfer Agreement dated April 26, 2006 (3)

10.7	Intellectual Property/Collaborative Research Agreement, dated March 20, 2010, by and between Kraig Biocraft Laboratories and The University of Notre Dame du Lac. (2)

10.11	License Agreement, dated October 28, 2011, between the Company and University of Notre Dame du Lac. (12)

10.12	Intellectual Property / Collaborative Research Agreement, dated June 6, 2012, between the Company and University of Notre Dame du Lac. (12)

10.14	Employment Agreement, dated January 19, 2015, between the Company and Mr. Jonathan R. Rice (11)

84

10.15	Intellectual Property and Collaborative Research Agreements, dated March 4, 2015, between the Company and University of Notre Dame du Lac. (14)

10.16	2019 Employee Stock Option Plan (15)

10.17	Strategic Partnership Agreement between the Company and Mthemovement Kings Pte Ltd. (17)

10.18	Amendment to Strategic Partnership Agreement between the Company and Mthemovement Kings Pte Ltd. (17)

10.19	Convertible Debenture (19)

10.20	Securities Purchase Agreement (19)

10.21	Securities Purchase Agreement(20)

10.22	Registration Rights Agreement(20)

10.23	Global Guaranty Agreement(20)

10.24	Security Agreement(20)

10.25	IP Security Agreement(20)

10.26	Form of Securities Purchase Agreement dated January 18, 2022 (21)

10.27	Form of Amended and Restated Guaranty Agreement January 18, 2022 (21)

10.28	Form of Amended and Restated Security Agreement January 18, 2022 (21)

10.29	Form of Amended and Restated IP Security Agreement January 18, 2022 (21)

10.30	Form of Registration Rights Agreement January 18, 2022 (21)

14.1	Code of Financial Conduct and Ethics (13)

14.2	Code of Ethics (16)

19.1	Insider Trading Policy (24)

21.1	List of Subsidiaries (23)

23.1	Consent of M&K CPAS, PLLC (Filed herewith)

23.2	Consent of Wyoming counsel (included in Exhibit 5.1)**

23.3	Consent of U.S. counsel (included in Exhibit 5.2)**

85

99.1	Form of Audit Committee Charter (16)

99.2	Form of Compensation Charter (16)

99.3	Form Nominating and Governance Charter (16)

99.4	Consent of Anurag Gupta.**

99.5	Consent of Greg Scheessele.**

Inline XBRL for the Quarter Ended September 30, 2024*
101.INS	Inline XBRL Instance Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Labels Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
Inline XBRL for the Fiscal Years Ended December 31, 2023
101.INS	Inline XBRL Instance Document (23)
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document (23)
101.SCH	Inline XBRL Taxonomy Extension Schema Document (23)
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document (23)
101.LAB	Inline XBRL Taxonomy Extension Labels Linkbase Document (23)
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document (23)
107	Filing Fee Table (22)

*Filed herewith

** To be filed by amendment

(1) Incorporated by reference to our Registration Statement on Form SB-2 (Reg. No. 333-146316) filed with the SEC on September 26, 2007.

(2) Incorporated by reference to our annual report on Form 10-K for the year ended December 31, 2009 filed with the SEC on April 15, 2010.

(3) Incorporated by reference to our Registration Statement on Form S-1 (Reg. No. 333-162316) filed with the SEC on October 2, 2009.

(4) Incorporated by reference to our Current Report on Form 8-K filed with the SEC on June 29, 2011.

(5) Incorporated by reference to our Quarterly Report on Form 10-Q filed with the SEC on May 15, 2013.

(6) Incorporated by reference to our Current Report on Form 8-K filed with the SEC on November 22, 2013.

(7) Incorporated by reference to our Current Report on Form 8-K filed with the SEC on December 19, 2013.

(8) Incorporated by reference to our Registration Statement on Form S-1 (Reg. No. 333-175936) filed with the SEC on August 1, 2011.

(9) Incorporated by reference to our Registration Statement on Form S-1 (Reg. No. 333-199820) filed with the SEC on November 3, 2014.

(10) Incorporated by reference to our Amendment No. 1 to Registration Statement on Form S-1/A (Reg. No. 333-199820) filed with the SEC on January 7, 2015.

(11) Incorporated by reference to our Current Report on Form 8-K filed with the SEC on January 21, 2015.

(12) Incorporated by reference to our Amendment No. 2 to Registration Statement on Form S-1/A (Reg. No. 333-199820) filed with the SEC on January 30, 2015.

(13) Incorporated by reference to Exhibit 14.1 to our Annual Report on Form 10-KSB for the year ended December 31, 2007 filed with the SEC on March 26, 2008.

(14) Incorporated by reference to Exhibit 10.15 to the Annual Report on Form 10-K filed on March 31, 2015.

(15) Incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on March 27, 2020.

(16) Incorporated by reference to our Registration Statement on Form S-1 (Reg. No. 333-238883) filed with the SEC on June 2, 2020.

(17) Incorporated by reference to our Current Report on Form 8-K filed with the SEC on January 26, 2021.

(18) Incorporated by reference to Exhibit 4.1 to the Annual Report on Form 10-K filed on March 31, 2015.

(19) Incorporated by reference to our Current Report on Form 8-K filed with the SEC on December 11, 2020.

(20) Incorporated by reference to our Current Report on Form 8-K filed with the SEC on March 26, 2021.

(21) Incorporated by reference to our Current Report on Form 8-K filed with the SEC on January 20, 2022.

(22) Incorporated by reference to our Registration Statement on Form S-1 (Reg. No. 333-238883) filed with the SEC on April 14, 2022.

(23) Incorporated by reference to our Annual Report on Form 10-K filed on March 29, 2023.

(24) Incorporated by reference to our Annual Report on Form 10-K filed on April 1, 2024.

86

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

87

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-Effective Amendment 16 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, NY, on December 9, 2024.

KRAIG BIOCRAFT LABORATORIES, INC.

By:	/s/ Kim Thompson
Kim Thompson President, Chief Executive Officer and Chief Financial Officer
(Principal Executive Officer and Principal Financial and Accounting Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment 16 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kim Thompson	President, Chief Executive Officer, Chief	December 9, 2024
Kim Thompson	Financial Officer and Sole Director

88

KRAIG BIOCRAFT LABORATORIES, INC.

INDEX TO FINANCIAL STATEMENTS

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

F-1

Kraig Biocraft Laboratories, Inc. and Subsidiary

Condensed Consolidated Balance Sheets

	September 30, 2024	December 31, 2023
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$1,190,027	$2,551,834
Inventory	6,884	6,884
Prepaid expenses	41,229	14,902
Total Current Assets	1,238,140	2,573,620

Property and Equipment, net	46,533	66,640
Investment in gold bullions (cost $450,216 and $450,216, respectively)	635,845	493,236
Operating lease right-of-use asset, net	98,666	95,808
Security deposit	7,174	3,518

Total Assets	$2,026,358	$3,232,822

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities
Accounts payable and accrued expenses	$514,449	$541,637
Note payable - related party	1,617,000	1,617,000
Royalty agreement payable - related party	65,292	65,292
Accounts payable and accrued expenses - related party	7,086,560	6,584,648
Operating lease liability, current	57,518	41,789
Loan payable	-	35,244
Total Current Liabilities	9,340,819	8,885,610

Long Term Liabilities
Operating lease liability, net of current	42,548	54,368
Total Liabilities	9,383,367	8,939,978

Commitments and Contingencies (Note 9)	-	-

Stockholders’ Deficit
Preferred stock, no par value; unlimited shares authorized, none, issued and outstanding	-	-
Preferred stock Series A, no par value; 3 and 2 shares issued and outstanding, respectively	5,237,800	5,217,800
Common stock Class A, no par value; unlimited shares authorized, 1,038,374,219 and 1,030,940,008 shares issued and outstanding, respectively	27,385,611	27,385,611
Common stock Class B, no par value; unlimited shares authorized, no shares issued and outstanding	-	-
Common Stock Issuable, 1,122,311 and 1,122,311 shares, respectively	22,000	22,000
Additional paid-in capital	12,231,624	11,354,213
Accumulated Deficit	(52,234,044)	(49,686,780)

Total Stockholders’ Deficit	(7,357,009)	(5,707,156)

Total Liabilities and Stockholders’ Deficit	$2,026,358	$3,232,822

F-2

Kraig Biocraft Laboratories, Inc. and Subsidiary

Condensed Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023

Revenue	$-	$-	$-	$-

Operating Expenses
General and Administrative	205,298	224,687	1,467,411	656,457
Professional Fees	40,922	23,294	221,302	89,390
Officer’s Salary	152,609	172,335	566,115	515,584
Research and Development	24,968	39,129	103,817	165,256
Total Operating Expenses	423,797	459,445	2,358,645	1,426,687

Loss from Operations	(423,797)	(459,445)	(2,358,645)	(1,426,687)

Other Income/(Expenses)
Net change in unrealized depreciation on investment in gold bullion	78,420	(17,055)	142,609	4,526
Interest expense	(132,890)	(121,969)	(393,713)	(359,088)
Amortization of debt issue costs	-	-	-	-
Gain on Asset Impairment	30,084		-	-
Interest income	14,983	49,196	62,485	76,103
Total Other Income/(Expenses)	(9,403)	(89,828)	(188,619)	(278,459)

Net (Loss) before Provision for Income Taxes	(433,200)	(549,273)	(2,547,264)	(1,705,146)

Provision for Income Taxes	-	-	-	-

Net (Loss)	$(433,200)	$(549,273)	$(2,547,264)	$(1,705,146)

Other Comprehensive Income
Change in unrealized value of available-for-sale securities, net of income tax	$-	$(13,021)	$-	$-
Other Comprehensive Income

Total Operating and Comprehensive Loss	$(433,200)	$(562,294)	$(2,547,264)	$(1,705,146)

Net Income (Loss) Per Share - Basic and Diluted	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Weighted average number of shares outstanding during the period - Basic and Diluted	1,038,374,219	1,033,374,219	1,038,374,219	1,032,946,226

F-3

Kraig Biocraft Laboratories, Inc. and Subsidiary

Condensed Consolidated Statement of Changes in Stockholders’ Deficit

For the three and nine months ended September 30, 2024

(Unaudited)

	Preferred Stock - Series A		Common Stock - Class A		Common Stock - Class B		To be issued				Accumulated
	Shares	Par	Shares	Par	Shares	Par	Shares	Par	APIC		Deficit	Total

Balance, June 30, 2024(Unaudited	3	$5,237,800	1,038,374,219	$27,385,611	-	$-	1,122,311	$22,000	$12,183,754	-	$(51,800,844)	(6,971,679)

Warrants issued for services - related parties	-	-	-	-	-	-	-	-	13,500		-	13,500

Warrants issued for services	-	-	-	-	-	-	-	-	13,991		-	13,991

Imputed interest - related party	-	-	-	-	-	-	-	-	20,379		-	20,379

Net loss for the three months ended September 30, 2024	-	-	-	-	-	-	-	-	-	-	(433,200)	(433,200)

Balance, September 30, 2024 (Unaudited)	3	$5,237,800	1,038,374,219	$27,385,611	-	$-	1,122,311	$22,000	$12,231,624	-	$(52,234,044)	(7,357,009)

Balance, December 31, 2023 (Audited)	2	$5,217,800	1,038,374,219	$27,385,611	-	$-	1,122,311	$22,000	$11,354,213		$(49,686,780)	(5,707,156)

Preferred share issued in connection with debt cancellation - related party	1	20,000	-	-	-	-	-	-	-		-	20,000

Warrants issued for services - related parties	-	-	-	-	-	-	-	-	761,169		-	761,169

Warrants issued for services	-	-	-	-	-	-	-	-	55,549		-	55,549

Imputed interest - related party	-	-	-	-	-	-	-	-	60,693		-	60,693

Net loss for the nine months ended September 30, 2024	-	-	-	-	-	-	-	-	-	-	(2,547,264)	(2,547,264)

Balance, September 30, 2024 (Unaudited)	3	$5,237,800	1,038,374,219	$27,385,611	-	$-	1,122,311	$22,000	$12,231,624	-	$(52,234,044)	(7,357,009)

F-4

Kraig Biocraft Laboratories, Inc. and Subsidiary

Condensed Consolidated Statement of Changes in Stockholders Deficit

For the three and nine months ended September 30, 2023

(Unaudited)

	Preferred Stock - Series A		Common Stock - Class A		Common Stock - Class B		To be issued			Accumulated other Comprehensive	Accumulated
	Shares	Par	Shares	Par	Shares	Par	Shares	Par	APIC	Income	Deficit	Total

Balance, June 30, 2023 (Unaudited)	2	$5,217,800	1,033,374,219	$27,160,611	-	$-	1,122,311	$22,000	$10,888,790	$13,021	$(47,812,873)	$(4,510,651)

Warrants issued for services - related parties	-	-	-	-	-	-	-	-	49,913	-	-	49,913

Warrants issued for services	-	-	-	-	-	-	-	-	4,120	-	-	4,120

Imputed interest - related party	-	-	-	-	-	-	-	-	20,379	-	-	20,379

Other comprehensive income	-	-	-	-	-	-	-	-	-	(13,021)		(13,021)

Net loss for the three months ended September 30, 2023	-	-	-	-	-	-	-	-	-	-	(549,273)	(549,273)

Balance, September 30, 2023 (Unaudited)	2	$5,217,800	1,033,374,219	$27,160,611	-	$-	1,122,311	$22,000	$10,963,202	$-	$(48,362,146)	$(4,998,533)

Balance, December 31, 2022 (Audited)	2	$5,217,800	1,030,940,008	$27,060,611	-	$-	1,122,311	$22,000	$10,834,729	-	$(46,657,000)	$(3,521,860)

Warrants issued for services - related parties	-	-	-	-	-	-	-	-	148,110	-	-	148,110

Warrants issued for services	-	-	-	-	-	-	-	-	19,891	-	-	19,891

Shares issued in connection with cashless warrants exercise	-	-	2,434,211	100,000	-	-	-	-	(100,000)	-	-	-

Imputed interest - related party	-	-	-	-	-	-	-	-	60,472	-	-	60,472

Other comprehensive income	-	-	-	-	-	-	-	-	-	-	-	-

Net loss for the nine months ended June 30, 2023	-	-	-	-	-	-	-	-	-	-	(1,705,146)	(1,705,146)

Balance, September 30, 2023 (Unaudited)	2	$5,217,800	1,033,374,219	$27,160,611	-	$-	1,122,311	$22,000	$10,963,202	$-	$(48,362,146)	$(4,998,533)

F-5

Kraig Biocraft Laboratories, Inc. and Subsidiary

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Nine Months Ended September 30,
	2024	2023
Cash Flows From Operating Activities:
Net Loss	$(2,547,264)	$(1,705,146)
Adjustments to reconcile net loss to net cash used in operations
Depreciation expense	20,107	20,042
Net change in unrealized appreciation and depreciation in gold bullions	(142,609)	(4,526)
Change in fair value of marketable securities	-	-
Imputed interest - related party	60,693	60,472
Warrants issued/(cancelled) to consultants	816,718	168,001
Changes in operating assets and liabilities:
(Increase) Decrease prepaid expenses	(26,327)	15,503
(Increase) in Deposits	(3,656)	-
Decrease in operating lease right-of-use, net	36,631	36,428
Increase in accrued expenses and other payables - related party	521,912	550,626
Decrease in accounts payable	(27,188)	(20,686)
Decrease in operating lease liabilities, current	(35,580)	(37,476)
Net Cash Used In Operating Activities	(1,326,563)	(916,762)

Net Cash Used In Investing Activities
Purchase of treasury bills	-	(2,587,811)
Proceeds from maturity of treasury bills	-	2,587,811
Purchase of fixed assets	-	(6,399)
Net Cash Provided by Investing Activities	-	(6,399)

Cash Flows From Financing Activities:
Principal payments on debt	(35,244)	(45,000)
Net Cash Provided by Financing Activities	(35,244)	(45,000)

Net Change in Cash and Cash Equivalents	(1,361,807)	(968,161)

Cash and Cash Equivalents at Beginning of Period	2,551,834	3,862,716

Cash and Cash Equivalents at End of Period	$1,190,027	$2,894,555

Supplemental disclosure of cash flow information:

Cash paid for interest	$-	$-
Cash paid for taxes	$-	$-

Supplemental disclosure of non-cash investing and financing activities:
Shares issued in connection with cashless warrants exercise	$-	$100,000
Adoption of lease standard ASC 842	$30,084	$85,023
Adoption of lease standard ASC 842	$39,489	$-
Preferred share issued in connection with debt cancellation - related party	$20,000	$-

F-6

Kraig Biocraft Laboratories, Inc.

Notes to Condensed Consolidated Financial Statements as of September 30, 2024

(Unaudited)

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial statements (“U.S. GAAP”) and with the instructions to Form 10-Q and Article 8 of Regulation S-X of the United States Securities and Exchange Commission (“SEC”). Accordingly, they do not contain all information and footnotes required by accounting principles generally accepted in the United States of America for annual financial statements.

In the opinion of the Company’s management, the accompanying unaudited consolidated financial statements contain all of the adjustments necessary (consisting only of normal recurring accruals) to present the financial position of the Company as of September 30, 2024, and the results of operations and cash flows for the periods presented. The results of operations for the three and nine months ended September 30, 2024, are not necessarily indicative of the operating results for the full fiscal year or any future period.

These unaudited consolidated financial statements should be read in conjunction with the financial statements and related notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on April 1, 2024.

Management acknowledges its responsibility for the preparation of the accompanying unaudited consolidated financial statements which reflect all adjustments, consisting of normal recurring adjustments, considered necessary in its opinion for a fair statement of its consolidated financial position and the consolidated results of its operations for the periods presented.

Kraig Biocraft Laboratories, Inc. (the “Company”) was incorporated under the laws of the State of Wyoming on April 25, 2006. The Company was organized to develop high strength, protein based fiber, using recombinant DNA technology, for commercial applications in the textile and specialty fiber industries.

On January 24, 2024, the Company signed a memorandum of understand with the Vietnam Sericulture Association (“VSA”) and the Lam Dong Agro-Forestry Research & Experiment Center (“LAREC”) to enhance sericulture in Vietnam through the expanded application of the Company’s spider silk silkworm technology.

On March 5, 2018, the Company issued a board resolution authorizing investment in a Vietnamese subsidiary and appointing a representative for the subsidiary.

On April 24, 2018, the Company announced that it had received its investment registration certificate for its new Vietnamese subsidiary Prodigy Textiles Co., Ltd.

On May 1, 2018, the Company announced that it had received its enterprise registration certificate for its new Vietnamese subsidiary Prodigy Textiles Co., Ltd

Foreign Currency

The assets and liabilities of Prodigy Textiles, Co., Ltd. (the Company’s Vietnamese subsidiary) whose functional currency is the Vietnamese Dong, are translated into US dollars at period-end exchange rates prior to consolidation. Income and expense items are translated at the average rates of exchange prevailing during the period. The adjustments resulting from translating the Company’s financial statements are reflected as a component of other comprehensive (loss) income. Foreign currency transaction gains and losses are recognized in net earnings based on differences between foreign exchange rates on the transaction date and settlement date.

F-7

Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of demand deposits at financial institutions, money market funds, and highly liquid investments with original maturities of three months or less.

As of September 30, 2024, and December 31, 2023, the Company had $1,190,027 and $2,551,834, in cash and cash equivalent accounts.

Loss Per Share

Basic and diluted net loss per common share is computed based upon the weighted average common shares outstanding as defined by the Financial Accounting Standards Board (“FASB” Accounting Standards Codification (“ASC”) No. 260, “Earnings per Share.” For December 31, 2023, and 2022, warrants were not included in the computation of income/ (loss) per share because their inclusion is anti-dilutive.

The computation of basic and diluted loss per share for September 30, 2024, and December 31, 2023 excludes the common stock equivalents of the following potentially dilutive securities because their inclusion would be anti-dilutive:

	September 30, 2024	December 31, 2023

Stock Warrants (Exercise price - $0.001- $0.25/share)	81,035,714	67,335,714
Stock Options (Exercise price - $0.1150/Share)	26,520,000	26,520,000
Convertible Preferred Stock	3	2
Total	107,555,717	93,855,716

Research and Development Costs

The Company expenses all research and development costs as incurred for which there is no alternative future use. These costs also include the expensing of employee compensation and employee stock based compensation.

For the three months ended September 30, 2024, and 2023, the Company had $24,968 and $39,129 respectively, in research and development costs

For the nine months ended September 30, 2024, and 2023, the Company had $103,817 and $165,256 respectively, in research and development costs

Advertising Expense

The Company follows the policy of charging the costs of advertising to expense as incurred. There was no advertising expense in the three and nine months ended September 30, 2024, and 2023.

Income Taxes

The Company accounts for income taxes under FASB Codification Topic 740-10-25 (“ASC 740-10-25”). Under ASC No. 740-10-25, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC No. 740-10-25, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

F-8

Stock-Based Compensation

The Company accounts for stock-based compensation for employees and directors in accordance with ASC 718, Compensation (“ASC 718”). ASC 718 requires all share-based payments to employees, including grants of employee stock options, to be recognized in the statement of operations based on their fair values. Under the provisions of ASC 718, stock-based compensation costs are measured at the grant date, based on the fair value of the award, and are recognized as expense over the employee’s requisite service period (generally the vesting period of the equity grant). The fair value of the Company’s common stock options are estimated using the Black Scholes option-pricing model with the following assumptions: expected volatility, dividend rate, risk free interest rate and the expected life. The Company expenses stock-based compensation by using the straight-line method. In accordance with ASC 718 and, excess tax benefits realized from the exercise of stock-based awards are classified as cash flows from operating activities. All excess tax benefits and tax deficiencies (including tax benefits of dividends on share-based payment awards) are recognized as income tax expense or benefit in the condensed consolidated statements of operations.

The Company accounts for stock-based compensation awards issued to non-employees for services, as prescribed by ASC 718-10, at either the fair value of the services rendered or the instruments issued in exchange for such services, whichever is more readily determinable, using the measurement date guidelines enumerated in ASU 2018-07.

RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS

In March 2022, the Financial Accounting Standards Board (the “FASB”) issued ASU 2022-02, Financial Instruments – Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures (“ASU 2022-02”), which eliminates the accounting guidance on troubled debt restructurings (“TDRs”) for creditors in ASC 310, Receivables (Topic 310), and requires entities to provide disclosures about current period gross write-offs by year of origination. Also, ASU 2022-02 updates the requirements related to accounting for credit losses under ASC 326, Financial Instruments – Credit Losses (Topic 326), and adds enhanced disclosures for creditors with respect to loan refinancings and restructurings for borrowers experiencing financial difficulty. ASU 2022-02 was effective for the Company January 1, 2023. The adoption of ASU 2022-02 did not have a material impact on the Company’s consolidated financial statements.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

Changes to accounting principles are established by the FASB in the form of Accounting Standards Updates (“ASU’s”) to the FASB’s Codification. We consider the applicability and impact of all ASU’s on our consolidated financial position, results of operations, stockholders’ equity, cash flows, or presentation thereof. Management has evaluated all recent accounting pronouncements issued through the date these financial statements were available to be issued and found no recent accounting pronouncements issued, but not yet effective accounting pronouncements, when adopted, will have a material impact on the consolidated financial statements of the Company.

This guidance was adopted on January 1, 2023. The adoption of ASU 2022-02 did not have a material impact on the Company’s consolidated financial statements.

There are various other updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to a have a material impact on our consolidated financial position, results of operations or cash flows.

Equipment

The Company values property and equipment at cost and depreciates these assets using the straight-line method over their expected useful life.

In accordance with FASB ASC No. 360, Property, Plant and Equipment, the Company carries long-lived assets at the lower of the carrying amount or fair value. Impairment is evaluated by estimating future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected undiscounted future cash flow is less than the carrying amount of the assets, an impairment loss is recognized. Fair value, for purposes of calculating impairment, is measured based on estimated future cash flows, discounted at a market rate of interest.

F-9

Fair Value of Financial Instruments

We hold certain financial assets, which are required to be measured at fair value on a recurring basis in accordance with the Statement of Financial Accounting Standard No. 157, “Fair Value Measurements” (“ASC Topic 820-10”). ASC Topic 820-10 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). ASC Topic 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. Level 1 instruments include cash and cash equivalents, account receivable, prepaid expenses, inventory and account payable and accrued liabilities. The carrying values are assumed to approximate the fair value due to the short term nature of the instrument.

The three levels of the fair value hierarchy under ASC Topic 820-10 are described below:

●	Level 1 - Valuations based on quoted prices in active markets for identical assets or liabilities that an entity has the ability to access. We believe our carrying value of level 1 instruments approximate their fair value at September 30, 2024, and 2023.

●	Level 2 - Valuations based on quoted prices for similar assets or liabilities, quoted prices for identical assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities.

●	Level 3 - Valuations based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. We consider depleting assets, asset retirement obligations and net profit interest liability to be Level 3. We determine the fair value of Level 3 assets and liabilities utilizing various inputs, including NYMEX price quotations and contract terms.

The following are the major categories of assets measured at fair value on a recurring basis: as of September 30, 2024, and December 31, 2023, using quoted prices in active markets for identical liabilities (Level 1); significant other observable inputs (Level 2); and significant unobservable inputs (Level 3):

The Company has consistently applied the valuation techniques in all periods presented. The following table presents the Company’s assets which were measured at fair value at September 30, 2024, and December 31, 2023:

	September 30, 2024				December 31, 2023
	Fair Value Measurement Using				Fair Value Measurement Using
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total

Assets:
Investment in gold	$635,845	$-	$-	$635,845	$493,236	$-	$-	$493,236
Money market fund	$1,094,971	$-	$-	$1,094,971	$2,409,486	$-	$-	$2,409,486
Total	$1,730,816	$-	$-	$1,730,816	$2,902,722	$-	$-	$2,902,722

The Board of Directors, who serves as the Custodian, is responsible for the safekeeping of gold bullion owned by the Company.

F-10

Fair value of the gold bullion held by the Company is based on that day’s London Bullion Market Association (“LBMA”) Gold Price PM. “LBMA Gold Price PM” is the price per fine troy ounce of gold, stated in U.S. dollars, determined by ICE Benchmark Administration (“IBA”) following an electronic auction consisting of one or more 30-second rounds starting at 3:00 p.m. (London time), on each day that the London gold market is open for business and published shortly thereafter.

The fair value of the treasury bills is based on quoted market prices in an active market. The Company has determined the fair value based on financial factors that are considered level 1 inputs in the fair value hierarchy.

Money market funds included in cash and cash equivalents and U.S. government-backed securities are measured at fair value based on quoted prices in active markets, which are considered Level 1 inputs. The Company’s policy is to recognize transfers in and/or out of the fair value hierarchy as of the date in which the event or change in circumstances caused the transfer.

The following tables summarize activity in gold bullion for the quarter ended September 30, 2024:

Nine Months Ended September 30, 2024	Ounces	Cost	Fair Value

Balance December 31, 2023	239	$2,064	$493,236
Net change in unrealized gain	-	268	142,609
Balance September 30, 2024	239	$2,332	$635,845

Revenue Recognition

Effective January 1, 2018, the Company adopted ASC No. 606 — Revenue from Contracts with Customers. Under ASC No. 606, the Company recognizes revenue from the commercial sales of products, licensing agreements and contracts by applying the following steps: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to each performance obligation in the contract; and (5) recognize revenue when each performance obligation is satisfied.

For the three and nine months ended September 30, 2024, and 2023, the Company recognized $0 and $0 respectively in revenue.

Concentration of Credit Risk

The Company at times has cash and cash equivalents in banks in excess of FDIC insurance limits. At September 30, 2024, and December 31, 2023, the Company had approximately $841,971 and $2,409,486, respectively in excess of FDIC insurance limits.

On March 12, 2023, the U.S. government took extraordinary steps to stop a potential banking crisis after the historic failure of Silicon Valley Bank, assuring all depositors at the failed institution that they could access all their money quickly, even as another major bank was shut down. The Company had no exposure to a failed bank. The Company averts risks associated with such a crisis by holding minimum cash balances required for uninterrupted operations, federal funds money market fund, and U.S. government-backed securities. As of September 30, 2024, the Company held $1,094,971 million in a federal money market fund (the “Fund”) with an investment objective to seek to provide current income while maintaining liquidity and a stable share price of $1. The Fund invests at least 99.5% of its total assets in cash, U.S. government securities, and/or repurchase agreements that are collateralized solely by U.S. government securities or cash (collectively, government securities). As such it is considered one of the most conservative investment options offered.

F-11

Original Issue Discount

For certain notes issued, the Company provides the debt holder with an original issue discount. The original issue discount is recorded as a debt discount, reducing the face amount of the note, and is amortized to amortization of original issue discount in the consolidated statements of operations over the life of the debt.

Debt Issue Cost

Debt issuance cost paid to lenders, or third parties are recorded as debt discounts and amortized to interest expense in the consolidated statements of operations, over the life of the underlying debt instrument.

Investments without a Readily Determinable Fair Value (Cost Method)

Investments in nonmarketable entities in which the Company is not able to exercise significant influence, our “Cost Method Investments,” are accounted for at our initial cost, minus any impairment, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer.

The Company holds a 15% direct equity investment in Global Silk Solutions Joint Stock Company, a private Company (see deposit on inventory above). We received this investment in exchange for nominal consideration and carry the investment at $0 on September 30, 2024, and December 31, 2023, respectively.

NOTE 2 GOING CONCERN

As reflected in the accompanying financial statements, the Company has a working capital deficiency of $8,102,679 and stockholders’ deficiency of $7,357,009 and used $1,326,563 of cash in operations for the nine months ended September 30, 2024. This raises substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement its business plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management believes that actions presently being taken to obtain additional funding and implement its strategic plans provide the opportunity for the Company to continue as a going concern.

NOTE 3 EQUIPMENT

At September 30, 2024, and December 31, 2023, property and equipment, net, is as follows:

	September 30, 2024	December 31, 2023	Estimated Useful Lives (Years)
Automobile	$41,805	$41,805	5
Laboratory Equipment	130,310	130,310	5-10
Office Equipment	7,260	7,260	5-10
Leasehold Improvements	82,739	82,739	2-5

Less: Accumulated Depreciation	(215,581)	(195,474)
Total Property and Equipment, net	$46,533	$66,640

Depreciation expense for the three months ended September 30, 2024, and 2023, was $6,649 and $7,285, respectively.

Depreciation expense for the nine months ended September 30, 2024, and 2023, was $20,107 and $20,042, respectively.

F-12

NOTE 4 - RIGHT TO USE ASSETS AND LEASE LIABILITY

We determine if an arrangement is a lease, or contains a lease, at inception and record the leases in our financial statements upon lease commencement, which is the date when the underlying asset is made available for use by the lessor.

We have a lease agreement with lease and non-lease components and have elected to utilize the practical expedient to account for lease and non-lease components together as a single combined lease component, from both a lessee and lessor perspective with the exception of direct sales-type leases and production equipment classes embedded in supply agreements. From a lessor perspective, the timing and pattern of transfer are the same for the non-lease components and associated lease component and, the lease component, if accounted for separately, would be classified as an operating lease.

We have elected not to present short-term leases on the balance sheet as these leases have a lease term of 12 months or less at lease inception and do not contain purchase options or renewal terms that we are reasonably certain to exercise. All other lease assets and lease liabilities are recognized based on the present value of lease payments over the lease term at commencement date. Because our lease does not provide an implicit rate of return, we used our incremental borrowing rate based on the information available at lease commencement date in determining the present value of lease payments.

In general, leases, where we are the lessee, may include options to extend the lease term. These leases may include options to terminate the lease prior to the end of the agreed upon lease term. For purposes of calculating lease liabilities, lease terms include options to extend or terminate the lease when it is reasonably certain that we will exercise such options.

Lease expense for operating leases is recognized on a straight-line basis over the lease term as cost of revenues or operating expenses depending on the nature of the leased asset. Certain operating leases provide for annual increases to lease payments based on an index or rate. We calculate the present value of future lease payments based on the index or rate at the lease commencement date.

Differences between the calculated lease payment and actual payment are expensed as incurred. Amortization of finance lease assets is recognized over the lease term as cost of revenues or operating expenses depending on the nature of the leased asset.

Interest expense on finance lease liabilities is recognized over the lease term in interest expense.

Since September of 2015, we rent office space at 2723 South State Street, Suite 150, Ann Arbor, Michigan 48104, which is our principal place of business. We pay an annual rent of $2,508 for conference facilities, mail, fax, and reception services located at our principal place of business.

On September 5, 2019, we signed a two-year lease for a 5,000 square foot property in Lansing, MI that commenced on October 1, 2019 and ends on September 30, 2021, for its research and development headquarters. We pay an annual rent of $42,000 for year one of the lease and will pay $44,800 for year two of the lease. On April 16, 2021, the Company signed a two year amendment to this lease. Commencing on July 1, 2021 and ending on September 30, 2022, the Company paid an annualized rent of $42,000. From October 1, 2022 through September 30, 2023, the Company will pay an annual rent of $44,800. The Company recorded ROU asset of $79,862 and lease liability of $79,862 in accordance with the adoption of the new guidance. On October 1, 2023, the Company extended the terms of the lease through September 30, 2025. From October 1, 2023, through September 30, 2024, the Company will pay an annual rent of $44,800. From October 1, 2024, through September 30, 2025, the Company will pay an annual rent of $47,600. The Company recorded ROU asset of $85,022 and lease liability of $85,022 in accordance with the adoption of the new guidance.

On May 9, 2019, the Company signed a 5 year property lease with the Socialist Republic of Vietnam which consists of 4,560.57 square meters of space, which it leases at a current rent of approximately $45,150 per year one and two and with the 5% increase per year for three through five. On July 1, 2021, the Company ended this lease agreement, and the company recorded the associated ROU asset and lease liability of $241,800.

On July 1, 2021, the Company signed a 5-year property lease with the Socialist Republic of Vietnam which consists of 6,000 square meters of space, which it leases at a current rent of approximately $8,645 per year.

F-13

On January 31, 2024, the Company signed a five-year lease for a 700 square meter facility in Lam Dong, Vietnam that commenced on February 1, 2024, and ends on January 31, 2029. We pay an annual rent of ~$7,284 for year one and two of the lease. For years 3-5 the price will increase with Vietnam’s state land price bracket, not to exceed 10%. The Company recorded ROU asset of $30,084 and lease liability of $30,084 in accordance with the adoption of the new guidance. During the nine months ended September 30, 2024, the Company was in terminated its ROU lease arrangement. The Company does not occupy or use the facility and therefore has determined to impair this asset as there is no future benefit.

On September 20, 2024, the Company signed a six-year lease for an 80 square meter facility in Lam Dong, Vietnam that commenced on September 20, 2024, and ends on December 31, 2030. We pay an annual rent as follows:

Lease Term		Annual Rent
9/20/2024	9/30/2026	$7,200.00
10/1/2026	12/31/2027	$7,920.00
1/1/2028	12/31/2030	$8,712.00

If the agreement is renewed, price will increase with Vietnam’s state land price bracket, not to exceed 10%. In addition, the Company paid a security deposit of ~$3,657 for October 1, 2026, through December 31, 2027. Additional deposit of ~$3,657 will be due on January 1, 2028. The Company recorded ROU asset of $39,489 and lease liability of $39,489 in accordance with the adoption of the new guidance.

The tables below present information regarding the Company’s operating lease assets and liabilities at September 30, 2024:

At September 30, 2024, and December 31, 2023, the Company had no financing leases as defined in ASC 842, “Leases.”

	September 30, 2024	December 31, 2023
Assets

Operating lease - right-of-use asset - non-current	$98,666	$95,808

Liabilities

Operating lease liability	$100,066	$96,157

Weighted-average remaining lease term (three months)	3.19	1.95

Weighted-average discount rate	8%	8%

The components of lease expense were as follows:

Operating lease costs

Amortization of right-of-use operating lease asset	$52,683	$20,194
Impairment of right of use asset	$30,084	-
Total operating lease costs	$69,056	$20,194

Supplemental cash flow information related to operating leases was as follows:

Operating cash outflows from operating lease (obligation payment)	$40,083	$53,442
Right-of-use asset obtained in exchange for new operating lease liability	$30,084	$-
Impairment of right of use asset	$(30,084)	$-
Net	$-	$-

Future minimum lease payments required under leases that have initial or remaining non-cancellable lease terms in excess of one year at September 30, 2024:

2024 (3 Months)	$15,861
2025	51,544
2026	13,143
2027	7,920
2028	26,137
Total lease payments	114,605
Less: amount representing interest	(14,539)
Total lease obligations	100,066

Less: current portion of operating lease liability	(57,518)
Long-term portion operating lease liability	$42,548

F-14

NOTE 5 NOTE PAYABLE – RELATED PARTY

Between June 6, 2016, and December 1, 2020 the Company received a total of $1,657,000 in loans from its founder and CEO. Pursuant to the terms of the loans, the advances bear an interest at 3%, is unsecured, and due on demand.

On January 26, 2022, the Company repaid $40,000 of the outstanding loan to its founder and CEO.

Total loan payable to the founder and CEO for as of September 30, 2024, is $1,617,000.

Total loan payable to the founder and CEO as of December 31, 2023, is $1,617,000.

During the nine months ended September 30, 2024, the Company recorded $60,693 as an in-kind contribution of interest related to the loan and recorded accrued interest payable of $43,216. As of September 30, 2024, total interest payable is $289,930.

During the nine months ended September 30, 2023, the Company recorded $60,472 as an in-kind contribution of interest related to the loan and recorded accrued interest payable of $41,962. As of September 30, 2023, total interest payable is $246,714.

NOTE 6 LOAN PAYABLE

On March 1, 2019, the Company entered into an unsecured promissory note with Notre Dame - an unrelated party in the amount of $265,244 in exchange for outstanding account payable due to the debtor. Pursuant to the terms of the note, the note bears 10% interest per year from the date of default until the date the loan is paid in full. The term of the loan is twenty-four months. The loan repayment commenced immediately over a twenty-four month period according to the following table.

1. $1,000 per month for the first nine months;

2. $2,000 per month for the months seven and eight;

3. $5,000 per month for months nine through twenty-three; and,

4. Final payment of all remaining balance, in the amount of $180,224 in month 24.

On July 8, 2021, the Company entered into an amendment to the March 1, 2019 agreement. As of the date of the amendment, the remaining outstanding balance was $180,244. The loan repayment commenced immediately following the amendment and extended over a fourteen-month period with the following terms:

1.	$5,000 per month for months one through thirteen.
2.	Final payment of the remaining balance in the amount of $115,244 split into two equal payments, of which $57,622 to be paid in month fourteen and $57,622 paid in month twenty.

The Company has continued to make $5,000 monthly payment against this remaining balance in lieu of the balloon payments in months fourteen and twenty. The Company expects to make the final payment on August 1, 2024.

During the nine months ended September 30, 2024, the Company paid $35,244 of the loan balance. The loan was repaid in full as of September 30, 2024.

NOTE 7 STOCKHOLDERS’ DEFICIT

(A) Common Stock Issued for Cash

None issued for the nine months ended September 30, 2024.

F-15

(B) Common Stock Issued for Services

None issued for the nine months ended September 30, 2024.

(C) Common Stock Warrants and Options

On August 6, 2024, the Company issued a 7-year option to purchase 2,000,000 shares of common stock at an exercise price of $0.1024 per share for services rendered. The options had a fair value of $190,880, based upon the Black-Scholes option-pricing model on the date of grant. Options will vest upon certain triggering events as defined by the Company in the Employee Stock Option Plan, as long as the employee remains with the Company at vesting date. Options will be exercisable on August 6, 2031. During the nine months ended September 30, 2024, the Company recorded $4,543 as an expense for options issued.

Expected dividends	0%
Expected volatility	133.80%
Expected term	7 years
Risk free interest rate	3.76%
Expected forfeitures	0%

On August 6, 2024, the Company issued a 7-year option to purchase 2,000,000 shares of common stock at an exercise price of $0.1024 per share for services rendered. The options had a fair value of $190,880, based upon the Black-Scholes option-pricing model on the date of grant. Options will vest upon certain triggering events as defined by the Company in the Employee Stock Option Plan, as long as the employee remains with the Company at vesting date. Options will be exercisable on August 6, 2031. During the nine months ended September 30, 2024, the Company recorded $4,543 as an expense for options issued.

Expected dividends	0%
Expected volatility	133.80%
Expected term	7 years
Risk free interest rate	3.76%
Expected forfeitures	0%

On August 6, 2024, the Company issued a 7-year option to purchase 2,000,000 shares of common stock at an exercise price of $0.1024 per share for services rendered. The options had a fair value of $190,880, based upon the Black-Scholes option-pricing model on the date of grant. Options will vest upon certain triggering events as defined by the Company in the Employee Stock Option Plan, as long as the employee remains with the Company at vesting date. Options will be exercisable on August 6, 2031. During the nine months ended September 30, 2024, the Company recorded $4,543 as an expense for options issued.

Expected dividends	0%
Expected volatility	133.80%
Expected term	7 years
Risk free interest rate	3.76%
Expected forfeitures	0%

On August 6, 2024 the Company issued a 7-year option to purchase 50,000 shares of common stock at an exercise price of $0.1024 per share for services rendered. The options had a fair value of $4,345, based upon the Black-Scholes option-pricing model on the date of grant. Options will vest upon certain triggering events as defined by the Company in the Employee Stock Option Plan, as long as the employee remains with the Company at vesting date. Options will be exercisable on August 6, 2026. During the nine months ended September 30, 2024, the Company recorded $362 as an expense for options issued.

Expected dividends	0%
Expected volatility	133.80%
Expected term	7 years
Risk free interest rate	3.76%
Expected forfeitures	0%

On April 13, 2024, the Company issued a 4.25-year option to purchase 5,000,000 shares of common stock at an exercise price of $0.08225 per share to a related party for services rendered. The options had a fair value of $339,100, based upon the Black-Scholes option-pricing model on the date of grant. Options vest on grant date. Options are exercisable October 12, 2025, and for a period expiring on October 10, 2032. During the nine months ended September 30, 2024, the Company recorded $339,100 as an expense for options issued.

Expected dividends	0%
Expected volatility	134.80%
Expected term	4.25 -4.75 4.25 years
Risk free interest rate	4.54%
Expected forfeitures	0%

On April 13, 2024, the Company issued a 4.75-year option to purchase 5,000,000 shares of common stock at an exercise price of $0.08225 per share to a related party for services rendered. The options had a fair value of $343,350, based upon the Black-Scholes option-pricing model on the date of grant. Options vest on grant date. Options are exercisable on August 12, 2026, and for a period expiring on August 10, 2033. During the nine months ended September 30, 2024, the Company recorded $343,350 as an expense for options issued.

Expected dividends	0%
Expected volatility	130.50%
Expected term	4.75 years
Risk free interest rate	4.54%
Expected forfeitures	0%

On April 8, 2024, the Company issued a 3.25-year option to purchase 150,000 shares of common stock at an exercise price of $0.0834 per share for services rendered. The options had a fair value of $9,588, based upon the Black-Scholes option-pricing model on the date of grant. Options vest on grant date. Options are exercisable on April 7, 2026, and for a period expiring on October 6, 2030. During the nine months ended September 30, 2024, the Company recorded $9,588 as an expense for options issued.

Expected dividends	0%
Expected volatility	138.60%
Expected term	3.25 years
Risk free interest rate	4.60%
Expected forfeitures	0%

F-16

On April 3, 2024, the Company issued a 3.25-year option to purchase 500,000 shares of common stock at an exercise price of $0.082 per share for services rendered. The options had a fair value of $31,970, based upon the Black-Scholes option-pricing model on the date of grant. Options vest on grant date. Options are exercisable on October 2, 2026, and for a period expiring on October 1, 2030. During the nine months ended September 30, 2024, the Company recorded $31,970 as an expense for options issued.

Expected dividends	0%
Expected volatility	138.30%
Expected term	3.25 years
Risk free interest rate	4.48%
Expected forfeitures	0%

On January 4, 2024, the Company cancelled 1,000,000 warrants issued to a consultant on August 8, 2019.

On December 13, 2023, the Company issued a 5-year option to purchase 6,000,000 shares of common stock at an exercise price of $0.04 per share to a related party for services rendered. The options had a fair value of $162,000, based upon the Black-Scholes option-pricing model on the date of grant. Options vest 20% on the grant date, 20% will vest on the second anniversary, 20% will vest on the third-year anniversary, 20% will vest on the fourth year anniversary as long as the employee remains with the Company at the end of each successive year for four years. Options will be exercisable on December 31, 2023, and for a period of 10 years expiring on December 13, 2033. During the nine months ended September 30, 2024, the Company recorded $24,300 as an expense for options issued.

Expected dividends	0%
Expected volatility	133.30%
Expected term	6.25 years
Risk free interest rate	4.04%
Expected forfeitures	0%

On December 13, 2023, the Company issued a 5-year option to purchase 4,000,000 shares of common stock at an exercise price of $0.04 per share to a related party for services rendered. The options had a fair value of $108,000, based upon the Black-Scholes option-pricing model on the date of grant. Options vest 20% on the grant date, 20% will vest on the second anniversary, 20% will vest on the third-year anniversary, 20% will vest on the fourth year anniversary as long as the employee remains with the Company at the end of each successive year for four years. Options will be exercisable on December 31, 2024, and for a period of 10 years expiring on December 13, 2033. During the nine months ended September 30, 2024, the Company recorded $16,200 as an expense for options issued.

Expected dividends	0%
Expected volatility	133.30%
Expected term	6.25 years
Risk free interest rate	4.04%
Expected forfeitures	0%

On January 25, 2021, the Company issued a 7-year option to purchase 2,500,000 shares of common stock at an exercise price of $0.134 per share to a related party for services rendered. The options had a fair value of $310,165, based upon the Black-Scholes option-pricing model on the date of grant. Options vest 33.3% on the year one anniversary of the grant date, 33.3% will vest on the second anniversary, and 33.3% will vest on the third year anniversary as long as the employee remains with the Company at the end of each successive year for three years. Options will be exercisable on January 25, 2021, and for a period of 7 years expiring on January 25, 2028. During the nine months ended September 30, 2024, the Company recorded $20,292 as an expense for options issued.

Expected dividends	0%
Expected volatility	133.22%
Expected term	7 years
Risk free interest rate	1.46%
Expected forfeitures	0%

On February 19, 2020, the Company issued a 10-year option to purchase 6,000,000 shares of common stock at an exercise price of $0.115 per share to a related party for services rendered. The options had a fair value of $626,047, based upon the Black-Scholes option-pricing model on the date of grant and 2,000,000 options are fully vested on the date granted and 1,000,000 options vest at the end of each successive year for four years. Options will be exercisable on February 19, 2021, and for a period of 10 years expiring on February 19, 2030. During the nine months ended September 30, 2024, the Company recorded $14,284 as an expense for options issued.

F-17

Expected dividends	0%
Expected volatility	125.19%
Expected term	3 years
Risk free interest rate	1.50%
Expected forfeitures	0%

On February 19, 2020, the Company issued a 7-year option to purchase 1,340,000 shares of common stock at an exercise price of $0.115 per share to employees for services rendered. The options had a fair value of $133,063, based upon the Black-Scholes option-pricing model on the date of grant and 268,000 options are fully vested on the date granted and the remaining option vest equally over the remaining 4 years at the end of each successive year. Options will be exercisable on February 19, 2021, and for a period of 6 years expiring on February 19, 2027. During the nine months ended September 30, 2024, the Company recorded $3,643 as an expense for options issued.

Expected dividends	0%
Expected volatility	125.19%
Expected term	6 years
Risk free interest rate	1.46%
Expected forfeitures	0%

On February 16, 2023, the Company issued 2,434,211 shares of Common Stock in exchange for the cashless exercise of 2,500,000 warrants.

Warrant activity as of September 30, 2024 is summarized as follows:

SCHEDULE OF WARRANTS ACTIVITY

Warrants	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding – December 31, 2023	67,335,714	$0.12	3.89	$331,500
Exercisable – December 31, 2023	67,335,714	$0.12	3.89	$331,500

Granted	16,700,000	$0.0895	7.78	49,920
Exercised	-	$-	-	-
Cancelled/Forfeited	(3,000,000)	$0.2299	-	-
Outstanding – September 30, 2024	81,035,714	$0.0895	4.57	$1,853,660
Exercisable – September 30, 2024	81,035,714	$0.10	4.57	$1,853,660

As of September 30, 2024, the following warrants were outstanding:

SCHEDULE OF WARRANTS OUTSTANDING

Exercise Price Warrants Outstanding	Warrants Exercisable	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
$0.001	8,500,000	1.39	$729,300
$0.04	2,300,000	2.00	$107,640
$0.056	1,000,000	0.77	$30,800
$0.2299	4,125,000	1.34	$-
$0.16	3,125,000	1.20	$-
$0.25	8,000,000	1.48	$-
$0.1160	500,000	0.77	$-
$0.12	12,500,000	2.29	$-
$0.14	4,285,714	2.29	$-
$0.04	4,000,000	8.21	$187,200
$0.04	6,000,000	8.21	$280,800
$0.04	10,000,000	8.21	$468,000
$0.0825	5,000,000	8.03	$22,750
$0.0825	5,000,000	8.87	$22,750
$0.08	150,000	6.01	$1,020
$0.08	500,000	6.01	$3,400
$0.1024	2,000,000	6.86	$-
$0.1024	2,000,000	6.86	$-
$0.1024	2,000,000	6.86	$-
$0.1024	50,000	6.86	$-
	81,035,714		$1,853,660

F-18

As of December 31, 2023, the following warrants were outstanding:

Exercise Price Warrants Outstanding	Warrants Exercisable	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
$0.001	8,500,000	2.14	$331,500
$0.04	2,300,000	2.75	$-
$0.056	1,000,000	1.52	$-
$0.2299	7,125,000	1.27	$-
$0.16	3,125,000	1.95	$-
$0.25	8,000,000	2.23	$-
$0.1160	500,000	1.52	$-
$0.12	12,500,000	3.05	$-
$0.14	4,285,714	3.05	$-
$0.04	4,000,000	9.95	$-
$0.04	6,000,000	9.95	$-
$0.04	10,000,000	9.95	$-

	67,335,714		$331,500

Options activity as of September 30, 2024 is summarized as follows:

Options	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding - December 31, 2023	26,520,000	$0.12	17.27	$-
Granted	-	$-	-	-
Exercised	-	$-	-	-
Cancelled/Forfeited	-	$-	-	-
Outstanding – September 30, 2024	26,520,000	$0.12	16.51	$-
Exercisable – September 30, 2024	26,520,000	$0.12	16.51	$-

For the nine months ended September 30, 2024, the following options were outstanding:

Exercise Price	Options Outstanding	Options Exercisable	Weighted Average Remaining Contractual Life (in Years)

$0.115	26,520,000	26,520,000	16.51

For the year ended December 31, 2023, the following options were outstanding:

Exercise Price	Options Outstanding	Options Exercisable	Weighted Average Remaining Contractual Life (in Years)

$0.115	26,520,000	26,520,000	17.27

F-19

(C) Amendment to Articles of Incorporation

On February 16, 2009, the Company amended its articles of incorporation to amend the number and class of shares the Company is authorized to issue as follows:

●	Common stock Class A, unlimited number of shares authorized, no par value
●	Common stock Class B, unlimited number of shares authorized, no par value
●	Preferred stock, unlimited number of shares authorized, no par value

Effective December 17, 2013, the Company amended its articles of incorporation to designate a Series A no par value preferred stock. Two shares of Series A Preferred stock have been authorized.

On March 26, 2024, the Company increased the total authorized Series A preferred stock to four shares as approved by the board of directors.

On March 26, 2024, the Company issued one share of Series A preferred stock to Mr. Thompson, our CEO and founder. In consideration for the share of Series A preferred stock, Mr. Thompson paid twenty thousand dollars ($20,000), in the form of debt cancellation.

NOTE 8 COMMITMENTS AND CONTINGENCIES

On November 10, 2010, the Company entered into an employment agreement with its CEO, effective January 1, 2011 through the December 31, 2015. The term of the agreement is a five year period at an annual salary of $210,000. There is a 6% annual increase. For the year ending December 31, 2015, the annual salary was $281,027. The employee is also to receive a 20% bonus based on the annual based salary. Any stock, stock options bonuses have to be approved by the board of directors. On January 1, 2016, the agreement was renewed with the same terms for another 5 years with an annual salary of $297,889 for the year ended December 31, 2016. On January 1, 2017, the agreement renewed with the same terms for another 5 years, but with an annual salary of $315,764 for the year ended December 31, 2017. On January 1, 2019, the agreement renewed again with the same terms for another 5 years. On January 1, 2023, the agreement renewed again with the same terms, but with an annual salary of $447,915 for the years ended December 31, 2023. As of September 30, 2024, and December 31, 2023, the accrued salary balance is $3,769,792 and $3,511,776, respectively (See Note 9).

On January 20, 2015, the board of directors appointed Mr. Jonathan R. Rice as our Chief Operating Officer. Mr. Rice’s employment agreement has a term of one year and can be terminated by either the Company or Mr. Rice at any time. Under the employment agreement, Mr. Rice is entitled to an annual cash compensation of $120,000, which includes salary, health insurance, 401K retirement plan contributions, etc. The Company also agreed to reimburse Mr. Rice for his past educational expenses of approximately $11,000. In addition, Mr. Rice was issued a three-year warrant to purchase 2,000,000 shares of common stock of the Company at an exercise price of $0.001 per share (the “January 2015 Warrant”) pursuant to the employment agreement. Additionally, on May 28, 2015, the Company issued a three-year warrant to purchase 3,000,000 shares of common stock of the Company at an exercise price of $0.001 per share (the “May 2015 Warrant”) to Mr. Rice. The May 2015 warrant fully vested on October 28, 2016, and will expire on May 28, 2022. For the year ended December 31, 2015, the Company recorded $121,448 for the warrants issued to Mr. Rice. On January 14, 2016, the Company signed a new employment agreement with Mr. Rice. The employment agreement has a term of one year and can be terminated by either the Company or Mr. Rice at any time. Under the employment agreement, Mr. Rice is entitled to annual cash compensation of $140,000, which includes salary, health insurance, 401K retirement plan contributions, etc. In addition, Mr. Rice was issued a three-year warrant to purchase 6,000,000 shares of common stock of the Company at an exercise price of $0.001 per share pursuant to the employment agreement (the “May 2016 Warrant”). The May 2016 warrant fully vested on February 20, 2017 and will expire on May 20, 2026. On January 9, 2018, the Company extended the expiration date of the January 2015 warrant from January 19, 2018 to January 31, 2020, and on January 10, 2020 the Company extended the expiration date of the January 2015 warrant to January 10, 2025 and on March 15, 2018, the Company signed an extension of its at-will employment agreement with its COO, extending the term to January 31, 2019. On March 25, 2019, the Company signed an extension of its at-will employment agreement with its COO, extending the term to January 1, 2020. On March 5, 2021, the Company signed an extension of its at-will employment agreement with its COO, extending the term to January 1, 2022. On February 25, 2022, the Company signed an extension of its at-will employment agreement with its COO, extending the term to January 1, 2023. On August 8, 2019, Mr. Rice was issued a set of three five-year warrants to purchase a total of 6,000,000 shares of common stock of the Company at an exercise price of $0.2299 per share pursuant to the employment agreement. On April 26, 2019, the Company signed an agreement to increase Mr. Rice’s base salary by $20,000 per year and issue a one-time $20,000 bonus. Additionally, on August 15, 2019, the Company signed an agreement to increase Mr. Rice’s base salary by an additional $20,000 per year.

F-20

As of September 30, 2024, and December 31, 2023, the Company owes $6,923 and $3,482, respectively, to Mr. Rice for payroll payable.

On July 3, 2019, the board of directors appointed Mr. Kenneth Le as the Company’s Director of Government relations and President of Prodigy Textiles. Mr. Le’s employment agreement has a term of one year and can be terminated by either the Company or Mr. Rice at any time. Under the employment agreement, Mr. Le is entitled to annual cash compensation of $60,000. In addition, Mr. Le was issued two three-year warrants to purchase 2,000,000 shares of common stock of the Company at an exercise price of $0.2299 per share. As of September 30, 2024, 2,000,000 warrants were cancelled by the Company. On December 13, 2023, the Company issued a 5-year option to purchase 4,000,000 shares of common stock at an exercise price of $0.04 per share to a related party for services rendered. The options had a fair value of $108,000, based upon the Black-Scholes option-pricing model on the date of grant. Options vest 20% on the grant date, 20% will vest on the second anniversary, 20% will vest on the third-year anniversary, 20% will vest on the fourth year anniversary as long as the employee remains with the Company at the end of each successive year for four years. Options will be exercisable on December 31, 2023, and for a period of 10 years expiring on December 13, 2033. As of September 30, 2024, and December 31, 2023, the accrued salary balance is $2,308 and $1,154, respectively.

Legal Matters

The Company may be involved in legal actions and claims arising in the ordinary course of business, from time to time, none of which at the time are considered to be material to the Company’s business or financial condition.

(A) License Agreement

On May 8, 2006, the Company entered into a license agreement. Pursuant to the terms of the agreement, the Company paid a non- refundable license fee of $10,000. The Company will pay a license maintenance fee of $10,000 on the one year anniversary of this agreement and each year thereafter. The Company will pay an annual research fee of $13,700 with first payment due January 2007, then on each subsequent anniversary of the effective date commencing May 4, 2007. The annual research fees are accrued by the Company for future payment. Pursuant to the terms of the agreement the Company may be required to pay additional fees aggregating up to a maximum of $10,000 a year for patent maintenance and prosecution relating to the licensed intellectual property.

On October 28, 2011, the Company entered into a license agreement with the University of Notre Dame. Under the agreement, the Company received exclusive and non-exclusive rights to certain spider silk technologies including commercial rights with the right to sublicense such intellectual property. In consideration of the licenses granted under the agreement, the Company agreed to issue to the University of Notre Dame 2,200,000 shares of its common stock and to pay a royalty of 2% of net sales. The license agreement has a term of 20 years which can be extended on an annual basis after that. It can be terminated by the University of Notre Dame if the Company defaults on its obligations under the agreement and fails to cure such default within 90 days of a written notice by the university. The Company can terminate the agreement upon a 90 day written notice subject to payment of a termination fee of $5,000 if the termination takes place within 2 years after its effectiveness, $10,000 if the termination takes place within 4 years after its effectiveness and $20,000 if the Agreement is terminated after 4 years. On May 5, 2017, the Company signed an addendum to that agreement relating to tangible property and project intellectual property. On March 1, 2019, the Company singed an addendum to that agreement. The Company entered into a separate loan agreement and promissory note dated March 1, 2019, as a payment for expenses paid by the University prior to January 31, 2019, totaling $265,244 and issued 4,025,652 shares of Class A common stock with a fair value of $281,659 as payment of certain debt. In the event of default, the license agreement will be terminated. During the nine months ended September 30, 2024, the Company paid $35,244 of the balance (See Notes 6).

F-21

On December 26, 2006, the Company entered into an addendum to the intellectual property transfer agreement with Mr. Thompson, its CEO. In accordance with FASB ASC No 480, Distinguishing Liabilities from Equity, the Company determined that the present value of the payment of $120,000 that was due on December 26, 2007. As of September 30, 2024, and December 31, 2023, the outstanding balance is $65,292. For the nine months ended September 30, 2024, the Company recorded $1,470 in interest expensed and related accrued interest payable.

(B) Operating Lease Agreements

Since September of 2015, we rent office space at 2723 South State Street, Suite 150, Ann Arbor, Michigan 48104, which is our principal place of business. We pay an annual rent of $2,508 for conference facilities, mail, fax, and reception services located at our principal place of business.

On September 20, 2024, the Company signed a six-year lease for an 80 square meter facility in Lam Dong, Vietnam that commenced on September 20, 2024 and ends on December 31, 2030. We pay an annual rent as follows:

Lease Term		Annual Rent
9/20/2024	9/30/2026	$7,200.00
10/1/2026	12/31/2027	$7,920.00
1/1/2028	12/31/2030	$8,712.00

If the agreement is renewed, price will increase with Vietnam’s state land price bracket, not to exceed 10%. In addition, the Company paid a security deposit of ~$3,657 for October 1, 2026 through December 31, 2027. Additional deposit of ~$3,657 will be due on January 1, 2028.

On January 31, 2024, the Company signed a five-year lease for a 700 square meter facility in Lam Dong, Vietnam that commenced on February 1, 2024, and ends on January 31, 2029. We pay an annual rent of ~$7,284 for year one and two of the lease. For years 3-5 the price will increase with Vietnam’s state land price bracket, not to exceed 10%. During the nine months ended September 30, 2024, the Company terminated its ROU lease arrangement. The Company does not occupy or use the facility and therefore has determined to impair this asset as there is no future benefit.

On July 1, 2021, the Company signed a five year property lease in Vietnam which consists of 6,000 square meters of space, which it leases at a current rent of approximately $8,645 per year. The Company accounts for the lease in accordance with ASC Topic 842, “Leases”

On September 13, 2017, the Company signed a two year lease with a 2 year option commencing on October 1, 2017 and ending on September 31, 2019. The Company paid an annual rent of $39,200 for the year one of lease and $42,000 for the year two of lease for office and manufacturing space. On September 5, 2019, the Company signed a new two-year lease for this 5,000 square foot property in Lansing, MI that commenced on October 1, 2019, and ended on September 30, 2021, for its research and development headquarters. The Company pays an annual rent of $42,000 for year one of the lease and $44,800 for year two of the lease. On April 16, 2021, the Company signed a two year amendment to this lease. Commencing on July 1, 2021, and ending on September 30, 2022, the Company paid an annualized rent of $42,000. From October 1, 2022, through September 30, 2023, the Company will pay an annual rent of $44,800. On October 1, 2023, the Company extended the terms of the lease through September 30, 2025. From October 1, 2023, through September 30, 2024, the Company will pay an annual rent of $44,800. From October 1, 2024, through September 30, 2025, the Company will pay an annual rent of $47,600. The Company accounts for the lease in accordance with ASC Topic 842, “Leases”

NOTE 9 RELATED PARTY TRANSACTIONS

Accounts payable and accrued expenses – related party consists of the following:

	As of September 30, 2024	As of December 31, 2023

Accounts payable - related party	$294,281	$388,001
Accrued expenses - related party	3,779,023	3,516,411
Accrued interest - related party	3,013,256	2,680,236
Total accounts payable and accrued expenses - related party	$7,086,560	$6,584,648

Between June 6, 2016, and December 1, 2020, the Company received a total of $1,657,000 in loans from its founder and CEO. Pursuant to the terms of the loan, the advance bears an interest at 3%, is unsecured, and due on demand.

F-22

On January 26, 2022, the Company repaid $40,000 of the outstanding loan to its founder and CEO.

Total loan payable to principal stockholder for as of September 30, 2024, is $1,617,000.

Total loan payable to this principal stockholder as of December 31, 2023, is $1,617,000.

On February 2, 2024, the Company repaid $90,000 of accrued expenses to its Chief Executive Officer.

During the nine months ended September 30, 2024, the Company recorded $60,693 as an in-kind contribution of interest related to the loan and recorded accrued interest payable of $43,216. As of September 30, 2024, total interest payable is $289,930. As of September 30, 2024, total interest payable is $3,013,256.

During the nine months ended September 30, 2023, the Company recorded $60,472 as an in-kind contribution of interest related to the loan and recorded accrued interest payable of $41,962. As of September 30, 2023, total interest payable is $246,714. As of September 30, 2023, total interest payable is $2,680,236.

As of September 30, 2024, and December 31, 2023, there was $294,281 and $388,001, respectively, included in accounts payable – related party, which is owed to the Company’s Chief Executive Officer for expenses paid on behalf of the Company.

As of September 30, 2024, and December 31, 2023, there was $3,779,022 and $3,516,411, respectively, included in accrued expenses – related party, which includes accrued salaries owed to the Company’s senior staff.

As of September 30, 2024, and December 31, 2023, there was $3,013,256 and $2,680,236, respectively, included in accrued interest – related party, which includes interest on accrued salary and accrued expenses owed to the Company’s Chief Executive Officer.

In aggregate as of September 30, 2024, and December 31, 2023, the Company owed $7,086,560 and $6,584,648, respectively to its related parties in accrued salaries and accrued interest.

As of September 30, 2024, and December 31, 2023, the Company owed $65,292 and $65,292, respectively, in royalty agreement payable to Chief Executive Officer.

NOTE 10 SUBSEQUENT EVENTS

The Company has analyzed its operations subsequent to November 13, 2024 through the date these financial statements were issued, and other than those listed below, has determined that it does not have any material subsequent events to disclose.

On October 1, 2024 the Company issued a 7-year option to purchase 461,000 shares of common stock at an exercise price of $0.08685 per share for services rendered.

F-23

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Kraig Biocraft Laboratories, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Kraig Biocraft Laboratories, Inc. (the Company) as of December 31, 2023 and 2022, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for each of the years in the two-years ended December 31, 2023, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the two years in the period ended December 31, 2023 in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered net losses from operations and has a net capital deficiency, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are discussed in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB ..

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and the significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe our audits provide a reasonable basis for our opinion.

F-24

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Going Concern

Due to the net loss, negative cash flows from operations for the year, and working capital deficiency, the Company evaluated the need for a going concern listed in note 2.

Auditing management’s evaluation of a going concern can be a significant judgment given the fact that the Company uses management estimates on future revenues and expenses, which are not able to be easily substantiated.

We evaluated the appropriateness of the going concern, we examined and evaluated the financial information along with management’s plans to mitigate the going concern and management’s disclosure on going concern.

/s/ M&K CPAS, PLLC

We have served as the Company’s auditor since 2013

The Woodlands, TX

April 1, 2024

F-25

Kraig Biocraft Laboratories, Inc. and Subsidiary

Consolidated Balance Sheets

	December 31, 2023	December 31, 2022
ASSETS
Current Assets
Cash and cash equivalents	$2,551,834	$3,862,716
Inventory	6,884	6,580
Prepaid expenses	14,902	15,665
Deposit - Related Party	-	98,480
Total Current Assets	2,573,620	3,983,441

Property and Equipment, net	66,640	87,861
Investment in gold bullions (cost $450,216 and $450,216, respectively)	493,236	437,251
Operating lease right-of-use asset, net	95,808	58,849
Security deposit	3,518	3,518

Total Assets	$3,232,822	$4,570,920

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities
Accounts payable and accrued expenses	$541,637	$540,339
Note payable - related party	1,617,000	1,617,000
Royalty agreement payable - related party	65,292	65,292
Accounts payable and accrued expenses - related party	6,584,648	5,715,008
Operating lease liability, current	41,789	39,200
Loan payable	35,244	95,244
Total Current Liabilities	8,885,610	8,072,083

Long Term Liabilities
Operating lease liability, net of current	54,368	20,697
Total Liabilities	8,939,978	8,092,780

Commitments and Contingencies (Note 9)	-	-

Stockholders’ Deficit
Preferred stock, no par value; unlimited shares authorized, none, issued and outstanding	-	-
Preferred stock Series A, no par value; 2 and 2 shares issued and outstanding, respectively	5,217,800	5,217,800
Common stock Class A, no par value; unlimited shares authorized, 1,038,374,219 and 1,030,940,008 shares issued and outstanding, respectively	27,385,611	27,060,611
Common stock Class B, no par value; unlimited shares authorized, no shares issued and outstanding	-	-
Common Stock Issuable, 1,122,311 and 1,122,311 shares, respectively	22,000	22,000
Additional paid-in capital	11,354,213	10,834,729
Accumulated Deficit	(49,686,780)	(46,657,000)

Total Stockholders’ Deficit	(5,707,156)	(3,521,860)

Total Liabilities and Stockholders’ Deficit	$3,232,822	$4,570,920

F-26

Kraig Biocraft Laboratories, Inc. and Subsidiary

Consolidated Statements of Operations

	For the Years Ended
	December 31, 2023	December 31, 2022

Revenue	$-	$-

Operating Expenses
General and Administrative	1,454,295	825,460
Professional Fees	125,222	339,710
Officer’s Salary	797,406	779,742
Research and Development	237,871	176,431
Total Operating Expenses	2,614,794	2,121,343

Loss from Operations	(2,614,794)	(2,121,343)

Other Income/(Expenses)
Net change in unrealized depreciation on investment in gold bullion	55,985	38
Interest expense	(484,658)	(609,129)
Amortization of debt issue costs	-	(1,111,580)
Asset impairment expense	(95,872)	-
Interest income	109,559	-
Total Other Income/(Expenses)	(414,986)	(1,720,671)

Net (Loss) before Provision for Income Taxes	(3,029,780)	(3,842,014)

Provision for Income Taxes	-	-

Net (Loss)	$(3,029,780)	$(3,842,014)

Other Comprehensive Income
Change in unrealized value of available-for-sale securities, net of income tax	$-	$-
Other Comprehensive Income

Total Operating and Comprehensive Loss	$(3,029,780)	$(3,842,014)

Net Income (Loss) Per Share - Basic and Diluted	$(0.00)	$(0.00)

Weighted average number of shares outstanding during the period - Basic and Diluted	1,033,122,597	974,307,366

F-27

Kraig Biocraft Laboratories, Inc. and Subsidiary

Consolidated Statement of Changes in Stockholders’ Deficit

For the years ended December 31, 2023 and 2022

	Preferred Stock - Series A		Common Stock - Class A			Common Stock - Class B		To be issued			Accumulated
	Shares	Par	Shares	Par		Shares	Par	Shares	Par	APIC	Deficit	Total

Balance, December 31, 2021 (Audited)	2	$5,217,800	927,378,166	$22,385,132	#	-	$-	1,122,311	$22,000	$9,894,179	$(42,814,986)	$(5,295,875)

Warrants issued for services - related parties	-	-	-	-		-	-	-	-	202,895	-	202,895

Warrants issued for services	-	-	-	-		-	-	-	-	31,803	-	31,803

Exercise of warrants in exchange for cash ($0.06/Sh and $0.08/Sh)	-	-	11,097,959	739,864		-	-	-	-	-	-	739,864

Convertible debt and accrued interest conversion into common stock ($0.0253/Sh-$0.06430/Sh)	-	-	92,463,883	3,935,615		-	-	-	-	-	-	3,935,615

Imputed interest - related party	-	-	-	-		-	-	-	-	80,849	-	80,849

Beneficial conversion feature	-	-	-	-		-	-	-	-	625,003	-	625,003

Net loss for the years ended December 31, 2022	-	-	-	-		-	-	-	-	-	(3,842,014)	(3,842,014)

Balance, December 31, 2022 (Audited)	2	$5,217,800	1,030,940,008	$27,060,611		-	$-	1,122,311	$22,000	$10,834,729	$(46,657,000)	$(3,521,860)

Options issued for services - related parties	-	-	-	-		-	-	-	-	512,039	-	512,039

Warrants issued for services	-	-	-	-		-	-	-	-	26,594	-	26,594

Shares issued for services	-	-	5,000,000	225,000		-	-	-	-	-	-	225,000

Shares issued in connection with cashless warrants exercise	-	-	2,434,211	100,000		-	-	-	-	(100,000)	-	-

Imputed interest - related party	-	-	-	-		-	-	-	-	80,851	-	80,851

Net loss for the year ended December 31, 2023	-	-	-	-		-	-	-	-	-	(3,029,780)	(3,029,780)

Balance, December 31, 2023 (Audited)	2	$5,217,800	1,038,374,219	$27,385,611		-	$-	1,122,311	$22,000	$11,354,213	$(49,686,780)	(5,707,156)

F-28

Kraig Biocraft Laboratories, Inc. and Subsidiary

Consolidated Statements of Cash Flows

	For the Years December 31,
	2023	2022
Cash Flows From Operating Activities:
Net Loss	$(3,029,780)	$(3,842,014)
Adjustments to reconcile net loss to net cash used in operations
Depreciation expense	27,620	28,103
Asset impairment expense	95,872	-
Net change in unrealized appreciation and depreciation in gold bullions	(55,985)	(38)
Amortization of debt discount	-	1,111,580
Imputed interest - related party	80,851	80,849
Stock issuable for services	225,000	-
Warrants issued/(cancelled) to consultants	538,633	234,698
Changes in operating assets and liabilities:
(Increase) in inventory	(304)	(6,580)
Decrease (Increase) prepaid expenses	763	(4,610)
Decrease (Increase) in deposits	2,608	(98,480)
Decrease in operating lease right-of-use, net	48,064	45,275
Increase in accrued expenses and other payables - related party	869,640	470,448
Decrease in accounts payable	1,298	138,159
Decrease in operating lease liabilities, current	(48,763)	(44,577)
Net Cash Used In Operating Activities	(1,244,483)	(1,887,187)

Net Cash Flows From Investing Activities
Purchase of treasury bills	(2,587,811)	-
Proceeds from maturity of treasury bills	2,587,811	-
Purchase of fixed assets	(6,399)	(5,021)
Net Cash Provided by Investing Activities	(6,399)	(5,021)

Cash Flows From Financing Activities:
Repayment of notes payable - related party	-	(40,000)
Proceeds from convertible note payable, net of original issue discount	-	2,760,000
Principal payments on debt	(60,000)	(60,000)
Proceeds from warrant exercise	-	739,864
Net Cash Used In Financing Activities	(60,000)	3,399,864

Net Change in Cash and Cash Equivalents	(1,310,882)	1,507,656

Cash and Cash Equivalents at Beginning of Year	3,862,716	2,355,060

Cash and Cash Equivalents at End of Year	$2,551,834	$3,862,716

Supplemental disclosure of cash flow information:

Cash paid for interest	$-	$-
Cash paid for taxes	$-	$-

Supplemental disclosure of non-cash investing and financing activities:
Shares issued in connection with cashless warrants exercise	$100,000	$-
Warrant discount in connection with cashless warrant exercise	$-	$625,003
Adoption of lease standard ASC 842	$85,023	$-
Shares issued in connection with convertible note payable	$-	$3,935,615

F-29

Kraig Biocraft Laboratories, Inc.

Notes to Consolidated Financial Statements as of December 31, 2023 and 2022

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

Organization

Kraig Biocraft Laboratories, Inc. (the “Company”) was incorporated under the laws of the State of Wyoming on April 25, 2006. The Company was organized to develop high strength, protein based fiber, using recombinant DNA technology, for commercial applications in the textile and specialty fiber industries.

On March 5, 2018, the Company issued a board resolution authorizing investment in a Vietnamese subsidiary and appointing a representative for the subsidiary.

On April 24, 2018, the Company announced that it had received its investment registration certificate for its new Vietnamese subsidiary Prodigy Textiles Co., Ltd.

On May 1, 2018, the Company announced that it had received its enterprise registration certificate for its new Vietnamese subsidiary Prodigy Textiles Co., Ltd

Foreign Currency

The assets and liabilities of Prodigy Textiles, Co., Ltd. (the Company’s Vietnamese subsidiary) whose functional currency is the Vietnamese Dong, are translated into US dollars at period-end exchange rates prior to consolidation. Income and expense items are translated at the average rates of exchange prevailing during the period. The adjustments resulting from translating the Company’s financial statements are reflected as a component of other comprehensive (loss) income. Foreign currency transaction gains and losses are recognized in net earnings based on differences between foreign exchange rates on the transaction date and settlement date.

Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of demand deposits at financial institutions, money market funds, and highly liquid investments with original maturities of three months or less.

As of December 31, 2023 and December 31, 2022, the Company had $2,551,834 and $3,862,716, in cash and cash equivalent accounts.

F-30

Loss Per Share

Basic and diluted net loss per common share is computed based upon the weighted average common shares outstanding as defined by the Financial Accounting Standards Board (“FASB” Accounting Standards Codification (“ASC”) No. 260, “Earnings per Share.” For December 31, 2023 and 2022, warrants were not included in the computation of income/ (loss) per share because their inclusion is anti-dilutive.

The computation of basic and diluted loss per share for December 31, 2023 and December 31, 2022 excludes the common stock equivalents of the following potentially dilutive securities because their inclusion would be anti-dilutive:

	December 31, 2023	December 31, 2022

Stock Warrants (Exercise price - $0.001- $0.25/share)	67,335,714	54,660,032
Stock Options (Exercise price - $0.1150/Share)	26,520,000	26,520,000
Convertible Preferred Stock	2	2
Total	93,855,716	81,180,034

Investments

During the year the Company had investments Treasury Bills. The Treasury Bills had remaining terms ranging from one month to three months on December 31, 2023.

The Company classifies its investments in Treasury Bills as available-for-sale, accounted for at fair value with unrealized gains and losses recognized in other comprehensive gain on the statement of operations and comprehensive loss.

During the year ended December 31, 2023, the Treasury Bills were redeemed, and the remaining balance is $0.

The cost and estimated fair value of the Company’s investments are as follows:

	Cost	Gross unrealized gain	Fair value
December 31, 2022	$-	$-	$-
Treasury Bills	$2,587,811	$13,021	$2,600,832
Treasury Bills – Redemption	$2,587,811	$(13,021)	$(2,600,832)
Total Investments, December 31, 2023	$-	$-	$-

Research and Development Costs

The Company expenses all research and development costs as incurred for which there is no alternative future use. These costs also include the expensing of employee compensation and employee stock based compensation.

For the years ended December 31, 2023 and 2022, the Company had $237,871 and $176,431 respectively, in research and development costs

Advertising Expense

The Company follows the policy of charging the costs of advertising to expense as incurred. There was no advertising expense in the years ended December 31, 2023 and 2022.

F-31

Income Taxes

The Company accounts for income taxes under FASB Codification Topic 740-10-25 (“ASC 740-10-25”). Under ASC No. 740-10-25, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC No. 740-10-25, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

	2023	2022
Expected income tax (recovery) expense at the statutory rate of 21%	$(636,253)	$(806,823)
Tax effect of expenses that are not deductible for income tax purposes (net of other amounts deductible for tax purposes)	180,647	282,808
Change in valuation allowance	455,606	524,014

Provision for income taxes	$-	$-

The components of deferred income taxes are as follows:

	Years Ended December,
	2023	2022
Deferred tax liability:	$-	$-
Deferred tax asset
Net Operating Loss Carryforward	5,342,957	4,887,351
Valuation allowance	(5,342,957)	(4,887,351)
Net deferred tax asset	-	-
Net deferred tax liability	$-	$-

The valuation allowance was established to reduce the deferred tax asset to the amount that will more likely than not be realized. This is necessary due to the Company’s continued operating losses and the uncertainty of the Company’s ability to utilize all of the net operating loss carryforwards before they will expire through the year 2042.

The net change in the valuation allowance for the year ended December 31, 2023 and 2022 was an increase of $455,606 and $524,014, respectively.

Stock-Based Compensation

The Company accounts for stock-based compensation for employees and directors in accordance with ASC 718, Compensation (“ASC 718”). ASC 718 requires all share-based payments to employees, including grants of employee stock options, to be recognized in the statement of operations based on their fair values. Under the provisions of ASC 718, stock-based compensation costs are measured at the grant date, based on the fair value of the award, and are recognized as expense over the employee’s requisite service period (generally the vesting period of the equity grant). The fair value of the Company’s common stock options are estimated using the Black Scholes option-pricing model with the following assumptions: expected volatility, dividend rate, risk free interest rate and the expected life. The Company expenses stock-based compensation by using the straight-line method. In accordance with ASC 718 and, excess tax benefits realized from the exercise of stock-based awards are classified as cash flows from operating activities. All excess tax benefits and tax deficiencies (including tax benefits of dividends on share-based payment awards) are recognized as income tax expense or benefit in the condensed consolidated statements of operations.

The Company accounts for stock-based compensation awards issued to non-employees for services, as prescribed by ASC 718-10, at either the fair value of the services rendered or the instruments issued in exchange for such services, whichever is more readily determinable, using the measurement date guidelines enumerated in ASU 2018-07.

F-32

RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS

In March 2022, the Financial Accounting Standards Board (the “FASB”) issued ASU 2022-02, Financial Instruments – Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures (“ASU 2022-02”), which eliminates the accounting guidance on troubled debt restructurings (“TDRs”) for creditors in ASC 310, Receivables (Topic 310), and requires entities to provide disclosures about current period gross write-offs by year of origination. Also, ASU 2022-02 updates the requirements related to accounting for credit losses under ASC 326, Financial Instruments – Credit Losses (Topic 326), and adds enhanced disclosures for creditors with respect to loan refinancings and restructurings for borrowers experiencing financial difficulty. ASU 2022-02 was effective for the Company January 1, 2023. The adoption of ASU 2022-02 did not have a material impact on the Company’s consolidated financial statements.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

Changes to accounting principles are established by the FASB in the form of Accounting Standards Updates (“ASU’s”) to the FASB’s Codification. We consider the applicability and impact of all ASU’s on our consolidated financial position, results of operations, stockholders’ equity, cash flows, or presentation thereof. Management has evaluated all recent accounting pronouncements issued through the date these financial statements were available to be issued and found no recent accounting pronouncements issued, but not yet effective accounting pronouncements, when adopted, will have a material impact on the consolidated financial statements of the Company.

This guidance was adopted on January 1, 2023. The adoption of ASU 2022-02 did not have a material impact on the Company’s consolidated financial statements.

There are various other updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to a have a material impact on our consolidated financial position, results of operations or cash flows.

Equipment

The Company values property and equipment at cost and depreciates these assets using the straight-line method over their expected useful life.

In accordance with FASB ASC No. 360, Property, Plant and Equipment, the Company carries long-lived assets at the lower of the carrying amount or fair value. Impairment is evaluated by estimating future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected undiscounted future cash flow is less than the carrying amount of the assets, an impairment loss is recognized. Fair value, for purposes of calculating impairment, is measured based on estimated future cash flows, discounted at a market rate of interest.

F-33

Fair Value of Financial Instruments

We hold certain financial assets, which are required to be measured at fair value on a recurring basis in accordance with the Statement of Financial Accounting Standard No. 157, “Fair Value Measurements” (“ASC Topic 820-10”). ASC Topic 820-10 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). ASC Topic 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. Level 1 instruments include cash and cash equivalents, account receivable, prepaid expenses, inventory and account payable and accrued liabilities. The carrying values are assumed to approximate the fair value due to the short term nature of the instrument.

The three levels of the fair value hierarchy under ASC Topic 820-10 are described below:

●	Level 1 - Valuations based on quoted prices in active markets for identical assets or liabilities that an entity has the ability to access. We believe our carrying value of level 1 instruments approximate their fair value at December 31, 2023 and 2022.

●	Level 2 - Valuations based on quoted prices for similar assets or liabilities, quoted prices for identical assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities.

●	Level 3 - Valuations based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. We consider depleting assets, asset retirement obligations and net profit interest liability to be Level 3. We determine the fair value of Level 3 assets and liabilities utilizing various inputs, including NYMEX price quotations and contract terms.

The following are the major categories of assets measured at fair value on a recurring basis: as of December 31, 2023 and December 31, 2022, using quoted prices in active markets for identical liabilities (Level 1); significant other observable inputs (Level 2); and significant unobservable inputs (Level 3):

The Company has consistently applied the valuation techniques in all periods presented. The following table presents the Company’s assets which were measured at fair value at December 31, 2023 and December 31, 2022:

	December 31, 2023				December 31, 2022
	Fair Value Measurement Using				Fair Value Measurement Using
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total

Assets:
Investment in gold	$493,236	$-	$-	$493,236	$437,251	$-	$-	$437,251
Money market fund	$2,409,486	$-	$-	$2,409,486	$-	$-	$-	$-
Total	$2,902,722	$-	$-	$2,902,722	$437,251	$-	$-	$437,251

The Board of Directors, who serves as the Custodian, is responsible for the safekeeping of gold bullion owned by the Company.

Fair value of the gold bullion held by the Company is based on that day’s London Bullion Market Association (“LBMA”) Gold Price PM. “LBMA Gold Price PM” is the price per fine troy ounce of gold, stated in U.S. dollars, determined by ICE Benchmark Administration (“IBA”) following an electronic auction consisting of one or more 30-second rounds starting at 3:00 p.m. (London time), on each day that the London gold market is open for business and published shortly thereafter.

F-34

The fair value of the treasury bills is based on quoted market prices in an active market. The Company has determined the fair value based on financial factors that are considered level 1 inputs in the fair value hierarchy.

Money market funds included in cash and cash equivalents and U.S. government-backed securities are measured at fair value based on quoted prices in active markets, which are considered Level 1 inputs. The Company’s policy is to recognize transfers in and/or out of the fair value hierarchy as of the date in which the event or change in circumstances caused the transfer.

The following tables summarize activity in gold bullion for the quarter ended December 31, 2023:

Year Ended December 31, 2023	Ounces	Cost	Fair Value

Balance December 31, 2021	239	$1,884	$437,212
Net change in unrealized gain	-	38	38
Balance December 31, 2022	239	$1,829	$437,251
Net change in unrealized gain	-	235	55,985
Balance December 31, 2023	239	$2,064	$493,236

Revenue Recognition

Effective January 1, 2018, the Company adopted ASC No. 606 — Revenue from Contracts with Customers. Under ASC No. 606, the Company recognizes revenue from the commercial sales of products, licensing agreements and contracts by applying the following steps: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to each performance obligation in the contract; and (5) recognize revenue when each performance obligation is satisfied.

For the years ended December 31, 2023 and 2022, the Company recognized $0 and $0 respectively in revenue.

Concentration of Credit Risk

The Company at times has cash and cash equivalents in banks in excess of FDIC insurance limits. At December 31, 2023 and December 31, 2022, the Company had approximately $2,409,486 and $3,285,197, respectively in excess of FDIC insurance limits.

On March 12, 2023, the U.S. government took extraordinary steps to stop a potential banking crisis after the historic failure of Silicon Valley Bank, assuring all depositors at the failed institution that they could access all their money quickly, even as another major bank was shut down. The Company had no exposure to a failed bank. The Company averts risks associated with such a crisis by holding minimum cash balances required for uninterrupted operations, federal funds money market fund, and U.S. government-backed securities. As of December 31, 2023, the Company held $2,409,486 million in a federal money market fund (the “Fund”) with an investment objective to seek to provide current income while maintaining liquidity and a stable share price of $1. The Fund invests at least 99.5% of its total assets in cash, U.S. government securities, and/or repurchase agreements that are collateralized solely by U.S. government securities or cash (collectively, government securities). As such it is considered one of the most conservative investment options offered.

F-35

Original Issue Discount

For certain notes issued, the Company provides the debt holder with an original issue discount. The original issue discount is recorded as a debt discount, reducing the face amount of the note, and is amortized to amortization of original issue discount in the consolidated statements of operations over the life of the debt.

Debt Issue Cost

Debt issuance cost paid to lenders, or third parties are recorded as debt discounts and amortized to interest expense in the consolidated statements of operations, over the life of the underlying debt instrument.

Deposit– Related Party

During the year ended December 31, 2022, the Company paid $98,480 as a deposit towards the purchase of inventory from a related party vendor (an entity in which we hold a 15% ownership interest). As of December 31, 2023, the Company recognized impairment expense of $95,872 related to a deposit towards the purchase of inventory. The remaining balance as of December 31, 2023, is $0 (See Note 10).

The Company recognized an impairment expense of $95,872 and $0, respectively, during the years ended December 31, 2023 and 2022, related to a deposit to a related party

Investments without a Readily Determinable Fair Value (Cost Method)

Investments in nonmarketable entities in which the Company is not able to exercise significant influence, our “Cost Method Investments,” are accounted for at our initial cost, minus any impairment, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer.

The Company holds a 15% direct equity investment in Global Silk Solutions Joint Stock Company, a private Company (see deposit on inventory above). We received this investment in exchange for nominal consideration, and carry the investment at $0 on December 31, 2023 and December 31, 2022, respectively.

NOTE 2 GOING CONCERN

As reflected in the accompanying financial statements, the Company has a working capital deficiency of $6,311,990 and stockholders’ deficiency of $5,707,156 and used $1,244,483 of cash in operations for the year ended December 31, 2023. This raises substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement its business plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management believes that actions presently being taken to obtain additional funding and implement its strategic plans provide the opportunity for the Company to continue as a going concern.

NOTE 3 EQUIPMENT

At December 31, 2023 and December 31, 2022, property and equipment, net, is as follows:

	December 31, 2023	December 31, 2022	Estimated Useful Lives (Years)
Automobile	$41,805	$41,805	5
Laboratory Equipment	130,310	123,911	5-10
Office Equipment	7,260	7,260	5-10
Leasehold Improvements	82,739	82,739	2-5
Less: Accumulated Depreciation	(195,474)	(167,854)
Total Property and Equipment, net	$66,640	$87,861

Depreciation expense for the years ended December 31, 2023 and 2022, was $27,620 and $28,103, respectively.

F-36

NOTE 4 - RIGHT TO USE ASSETS AND LEASE LIABILITY

We determine if an arrangement is a lease, or contains a lease, at inception and record the leases in our financial statements upon lease commencement, which is the date when the underlying asset is made available for use by the lessor.

We have a lease agreement with lease and non-lease components and have elected to utilize the practical expedient to account for lease and non-lease components together as a single combined lease component, from both a lessee and lessor perspective with the exception of direct sales-type leases and production equipment classes embedded in supply agreements. From a lessor perspective, the timing and pattern of transfer are the same for the non-lease components and associated lease component and, the lease component, if accounted for separately, would be classified as an operating lease.

We have elected not to present short-term leases on the balance sheet as these leases have a lease term of 12 months or less at lease inception and do not contain purchase options or renewal terms that we are reasonably certain to exercise. All other lease assets and lease liabilities are recognized based on the present value of lease payments over the lease term at commencement date. Because our lease does not provide an implicit rate of return, we used our incremental borrowing rate based on the information available at lease commencement date in determining the present value of lease payments.

In general, leases, where we are the lessee, may include options to extend the lease term. These leases may include options to terminate the lease prior to the end of the agreed upon lease term. For purposes of calculating lease liabilities, lease terms include options to extend or terminate the lease when it is reasonably certain that we will exercise such options.

Lease expense for operating leases is recognized on a straight-line basis over the lease term as cost of revenues or operating expenses depending on the nature of the leased asset. Certain operating leases provide for annual increases to lease payments based on an index or rate. We calculate the present value of future lease payments based on the index or rate at the lease commencement date.

Differences between the calculated lease payment and actual payment are expensed as incurred. Amortization of finance lease assets is recognized over the lease term as cost of revenues or operating expenses depending on the nature of the leased asset.

Interest expense on finance lease liabilities is recognized over the lease term in interest expense.

Since September of 2015, we rent office space at 2723 South State Street, Suite 150, Ann Arbor, Michigan 48104, which is our principal place of business. We pay an annual rent of $2,508 for conference facilities, mail, fax, and reception services located at our principal place of business.

On September 5, 2019, we signed a two-year lease for a 5,000 square foot property in Lansing, MI that commenced on October 1, 2019 and ends on September 30, 2021, for its research and development headquarters. We pay an annual rent of $42,000 for year one of the lease and will pay $44,800 for year two of the lease. On April 16, 2021, the Company signed a two year amendment to this lease. Commencing on July 1, 2021 and ending on September 30, 2022, the Company paid an annualized rent of $42,000. From October 1, 2022 through September 30, 2023, the Company will pay an annual rent of $44,800. The Company recorded ROU asset of $79,862 and lease liability of $79,862 in accordance with the adoption of the new guidance. On October 1, 2023, the Company extended the terms of the lease through September 30, 2025. From October 1, 2023, through September 30, 2024, the Company will pay an annual rent of $44,800. From October 1, 2024, through September 30, 2025, the Company will pay an annual rent of $47,600. The Company recorded ROU asset of $85,022 and lease liability of $85,022 in accordance with the adoption of the new guidance.

On May 9, 2019 the Company signed a 5 year property lease with the Socialist Republic of Vietnam which consists of 4,560.57 square meters of space, which it leases at a current rent of approximately $45,150 per year one and two and with the 5% increase per year for three through five. On July 1, 2021, the Company ended this lease agreement, and the company recorded the associated ROU asset and lease liability of $241,800.

F-37

On July 1, 2021, the Company signed a 5-year property lease with the Socialist Republic of Vietnam which consists of 6,000 square meters of space, which it leases at a current rent of approximately $8,645 per year.

The tables below present information regarding the Company’s operating lease assets and liabilities at December 31, 2023;

At December 31, 2023 and December 31, 2022, the Company had no financing leases as defined in ASC 842, “Leases.”

	December 31, 2023	December 31, 2022
Assets

Operating lease - right-of-use asset - non-current	$95,808	$58,849

Liabilities

Operating lease liability	$96,157	$59,897

Weighted-average remaining lease term (three months)	1.95	2.08

Weighted-average discount rate	8%	8%

The components of lease expense were as follows:

Operating lease costs

Amortization of right-of-use operating lease asset	$20,194	$52,043
Total operating lease costs	$20,194	$52,043

Supplemental cash flow information related to operating leases was as follows:

Operating cash outflows from operating lease (obligation payment)	$53,442	$51,344
Right-of-use asset obtained in exchange for new operating lease liability	$-	$-

Future minimum lease payments required under leases that have initial or remaining non-cancelable lease terms in excess of one year at December 31, 2023:

2024	$54,144
2025	44,344
2026	5,764
Total lease payments	104,252
Less: amount representing interest	(8,095)
Total lease obligations	96,157
Less: current portion of operating lease liability	(41,789)
Long-term portion operating lease liability	$54,368

F-38

NOTE 5 NOTE PAYABLE – RELATED PARTY

Between June 6, 2016, and December 1, 2020 the Company received a total of $1,657,000 in loans from its founder and CEO. Pursuant to the terms of the loans, the advances bear an interest at 3%, is unsecured, and due on demand.

On January 26, 2022, the Company repaid $40,000 of the outstanding loan to its founder and CEO.

Total loan payable to the founder and CEO for as of December 31, 2023 is $1,617,000.

Total loan payable to the founder and CEO as of December 31, 2022 is $1,617,000.

During the year ended December 31, 2023, the Company recorded $80,851 as an in-kind contribution of interest related to the loan and recorded accrued interest payable of $56,050. As of December 31, 2023, total interest payable is $246,714.

During the year ended December 31, 2022, the Company recorded $80,849 as an in-kind contribution of interest related to the loan and recorded accrued interest payable of $54,755. As of December 31, 2022, total interest payable was $107,882.

NOTE 6 LOAN PAYABLE

On March 1, 2019, the Company entered into an unsecured promissory note with Notre Dame - an unrelated party in the amount of $265,244 in exchange for outstanding account payable due to the debtor. Pursuant to the terms of the note, the note bears 10% interest per year from the date of default until the date the loan is paid in full. The term of the loan is twenty-four months. The loan repayment commenced immediately over a twenty-four month period according to the following table.

1. $1,000 per month for the first nine months;

2. $2,000 per month for the months seven and eight;

3. $5,000 per month for months nine through twenty-three; and,

4. Final payment of all remaining balance, in the amount of $180,224 in month 24.

On July 8, 2021, the Company entered into an amendment to the March 1, 2019 agreement. As of the date of the amendment, the remaining outstanding balance was $180,244. The loan repayment commenced immediately following the amendment and extended over a fourteen-month period with the following terms:

1.	$5,000 per month for months one through thirteen.
2.	Final payment of the remaining balance in the amount of $115,244 split into two equal payments, of which $57,622 to be paid in month fourteen and $57,622 paid in month twenty.

The Company has continued to make $5,000 monthly payment against this remaining balance in lieu of the balloon payments in months fourteen and twenty. The Company expects to make the final payment on August 1, 2024.

During the year ended December 31, 2023, the Company paid $60,000 of the loan balance. The remaining loan balance as of December 31, 2023 is $35,244.

F-39

NOTE 7 CONVERTIBLE NOTES

On December 11, 2020, the Company issued 3,125,000 five-year (5) warrants. The warrants had a fair value of $2,599,066, based upon using a black-scholes option pricing model with the following inputs:

Stock Price	$0.14
Exercise price	$0.16
Expected term (in years)	5
Expected volatility	60.64%
Annual rate of quarterly dividends	0%
Risk free interest rate	0.10%

The Company has determined that ASC 815 does not apply since the Company has unlimited authorized shares, which in turn satisfies the requirement of having sufficient authorized shares available to settle any potential instruments that may require physical net-share settlement.

Pursuant to ASC 470, the Company will record a beneficial conversion feature (“BCF”) based upon the relative fair value of the conversion feature within the convertible note and the related warrants. The BCF cannot exceed the face amount of the note, therefore, the discount for this note is $1,000,000, and was recorded on the commitment date. The discount is amortized to amortization of debt discount over the life of the underlying convertible note.

The Company also paid $86,000 as a debt issuance cost to a placement agent for services rendered. These costs are considered to be a component of the total debt discount.

On March 25, 2021, the Company entered into one year, unsecured, convertible note in the aggregate principal amount of $4,000,000 for which the first convertible debenture for $500,000, a one year, unsecured, convertible note on March 25, 2021, which was due March 25, 2022. The convertible note bore interest at 10%. The note contained a discount to market feature, whereby, the lender could purchase stock at 80% of the lowest trading price for a period of ten (10) days preceding the conversion date. The second convertible debenture of $500,000 was issued on April 6, 2021 and the third convertible debenture of $3,000,000 was issued on April 22, 2021. As of February 16, 2022 these debentures were satisfied.

Additionally, the Company issued 8,000,000 five-year (5) warrants. The warrants had a fair value of $3,359,716, based upon using a black-scholes option pricing model with the following inputs:

Stock Price	$0.15
Exercise price	$0.25
Expected term (in years)	5
Expected volatility	100.76%
Annual rate of quarterly dividends	0%
Risk free interest rate	0.07%

The Company has determined that ASC 815 does not apply since the Company has unlimited authorized shares, which in turn satisfies the requirement of having sufficient authorized shares available to settle any potential instruments that may require physical net-share settlement.

Pursuant to ASC 470, the Company will record a beneficial conversion feature (“BCF”) based upon the relative fair value of the conversion feature within the convertible note and the related warrants. The BCF cannot exceed the face amount of the note, therefore, the discount for this note is $3,670,000, and was recorded on the commitment date. The discount is amortized to amortization of debt discount over the life of the underlying convertible note.

The Company also paid $330,000 as a debt issuance cost to a placement agent for services rendered. These costs are a component of the total debt discount.

On January 21, 2022, the Company issued 3,935,417 shares of Common Stock in exchange for conversion of $250,000 of principle balance on a convertible debenture and $2,260 of accrued interest. Accordingly, no gain or loss was recognized upon debt conversion.

On January 31, 2022, the Company issued 4,569,059 shares of Common Stock in exchange for conversion of $250,000 of principle balance on a convertible debenture and $42,877 of accrued interest. Accordingly, no gain or loss was recognized upon debt conversion.

F-40

On February 16, 2022, the Company issued 3,924,443 shares of Common Stock in exchange for conversion of $250,000 of principle balance on a convertible debenture and $1,164 of accrued interest. Accordingly, no gain or loss was recognized upon debt conversion.

The Company issued a $1,500,000, thirteen-month (13), unsecured, convertible note on January 18, 2022, which was due February 18, 2023. The convertible note bore interest at 10%, with an original issue discount ($10,000), resulting in net proceeds of $1,490,000. The note contained a discount to market feature, whereby, the lender could purchase stock at 85% of the lowest trading price for a period of ten (10) days preceding the conversion date. As of October 26, 2022 this debenture was satisfied.

Additionally, the Company issued 12,000,000 five-year (5) warrants with an exercise price of $0.12 per share, and 4,285,714 warrants with an exercise price of $0.14 per share during the year ended December 31, 2022. The warrants had a fair value of $1,071,437, based upon using a black-scholes option pricing model with the following inputs:

Stock Price	$0.08
Exercise price	$0.12 - $ 0.14
Expected term (in years)	5
Expected volatility	124.10%
Annual rate of quarterly dividends	0%
Risk free interest rate	0.58%

The Company has determined that ASC 815 does not apply since the Company has unlimited authorized shares, which in turn satisfies the requirement of having sufficient authorized shares available to settle any potential instruments that may require physical net-share settlement.

In connection with $1,500,000 in note issued, the Company issued 16,785,714 warrants, which are accounted for as debt issue costs, having a fair value of $625,003. The debt issue costs are amortized over the life of the underlying convertible note.

The Company also paid $115,000 as a debt issuance cost to a placement agent for services rendered. These costs are considered to be a component of the total debt discount.

On April 14, 2022, the Company issued 2,358,380 shares of Common Stock in exchange for conversion of $150,000 of principle balance on a convertible debenture and $1,644 of accrued interest. Accordingly, no gain or loss was recognized upon debt conversion.

On April 29, 2022, the Company issued 4,272,417 shares of Common Stock in exchange for conversion of $250,000 of principle balance on a convertible debenture and $5,918 of accrued interest. Accordingly, no gain or loss was recognized upon debt conversion.

On May 17, 2022, the Company issued 3,628,325 shares of Common Stock in exchange for conversion of $200,000 of principle balance on a convertible debenture and $5,726 of accrued interest. Accordingly, no gain or loss was recognized upon debt conversion.

On June 6, 2022, the Company issued 3,549,793 shares of Common Stock in exchange for conversion of $200,000 of principle balance on a convertible debenture and $5,178 of accrued interest. Accordingly, no gain or loss was recognized upon debt conversion.

On June 14, 2022, the Company issued 2,902,922 shares of Common Stock in exchange for conversion of $100,000 of principle balance on a convertible debenture and $60,822 of accrued interest. Accordingly, no gain or loss was recognized upon debt conversion.

F-41

On June 21, 2022, the Company issued 3,393,979 shares of Common Stock in exchange for conversion of $150,000 of principle balance on a convertible debenture and $3,068 of accrued interest. Accordingly, no gain or loss was recognized upon debt conversion.

On June 30, 2022, the Company issued 3,401,877 shares of Common Stock in exchange for conversion of $150,000 of principle balance on a convertible debenture and $3,425 of accrued interest. Accordingly, no gain or loss was recognized upon debt conversion.

On July 19, 2022, the Company issued 4,364,987 shares of Common Stock in exchange for conversion of $200,000 of principle balance on a convertible debenture and $6,027 of accrued interest. Accordingly, no gain or loss was recognized upon debt conversion.

On August 18, 2022, the Company issued 4,325,913 shares of Common Stock in exchange for conversion of $200,000 of principle balance on a convertible debenture and $7,644 of accrued interest. Accordingly, no gain or loss was recognized upon debt conversion.

On September 8, 2022, the Company issued 3,396,898 shares of Common Stock in exchange for conversion of $150,000 of principle balance on a convertible debenture and $4,219 of accrued interest. Accordingly, no gain or loss was recognized upon debt conversion.

On September 26, 2022, the Company issued 3,605,259 shares of Common Stock in exchange for conversion of $150,000 of principle balance on a convertible debenture and $2,863 of accrued interest. Accordingly, no gain or loss was recognized upon debt conversion.

On October 11, 2022, the Company issued 2,907,240 shares of Common Stock in exchange for conversion of $100,000 of principle balance on a convertible debenture and $1,753 of accrued interest.

On October 18, 2022, the Company issued 4,782,778 shares of Common Stock in exchange for conversion of $150,000 of principle balance on a convertible debenture and $658 of accrued interest. Accordingly, no gain or loss was recognized upon debt conversion.

On October 26, 2022, the Company issued 5,487,951 shares of Common Stock in exchange for conversion of $150,000 of principle balance on a convertible debenture and $370 of accrued interest. Accordingly, no gain or loss was recognized upon debt conversion.

On October 31, 2022, the Company issued 6,510,348 shares of Common Stock in exchange for conversion of $150,000 of principle balance on a convertible debenture and $28,384 of accrued interest. Accordingly, no gain or loss was recognized upon debt conversion.

On November 1, 2022, the Company issued 9,236,212 shares of Common Stock in exchange for conversion of $250,000 of principle balance on a convertible debenture and $301 of accrued interest. Accordingly, no gain or loss was recognized upon debt conversion.

On November 14, 2022, the Company issued 5,974,335 shares of Common Stock in exchange for conversion of $150,000 of principle balance on a convertible debenture and $1,151 of accrued interest. Accordingly, no gain or loss was recognized upon debt conversion.

On November 17, 2022, the Company issued 5,935,350 shares of Common Stock in exchange for conversion of $150,000 of principle balance on a convertible debenture and $164 of accrued interest. Accordingly, no gain or loss was recognized upon debt conversion.

The Company issued a $1,500,000, thirteen-month (13), unsecured, convertible note on April 11, 2022, which was due May 11, 2023. The convertible note bore an interest at 10%. The note contained a discount to market feature, whereby, the lender could purchase stock at 85% of the lowest trading price for a period of ten (10) days preceding the conversion date. As of November 17, 2022 this debenture was satisfied.

F-42

The Company also paid $115,000 as a debt issuance cost to a placement agent for services rendered. These costs are considered to be a component of the total debt discount.

As of November 17, 2022, the above three notes were fully converted, with the no remaining balance due.

The following represents a summary of the Company’s convertible debt at December 31, 2023:

Convertible Note Payable

Amounts
Balance – December 31, 2021	$503,423
Proceeds	3,000,000
Debt discount and issue costs recorded	(865,000)
Conversion of debt into common shares	(3,750,003)
Amortization of debt discount	1,111,580
Balance – December 31, 2022	$-
No activity – December 31, 2023	-
Balance – December 31, 2023	$-

Accrued Interest Payable

Amounts
Balance – December 31, 2021	31,657
Interest Expense December 31, 2022	153,955
Interest conversion into common shares	(185,612)
Balance – December 31, 2022	$-
No activity – December 31, 2023	-
Balance – December 31, 2023	$-

NOTE 8 STOCKHOLDERS’ DEFICIT

(A) Common Stock Issued for Cash

On March 9, 2019, the Company entered into a purchase agreement with one investor (the “Purchase Agreement”). Pursuant to the Purchase Agreement, the Company issued the investor 14,797,278 Units at a purchase price of $0.06758 per Unit, for total gross proceeds to the Company of $1,000,000. The Units consist of 14,797,278 shares of the Company’s Class A Common Stock (the “Common Stock”) and two warrants (the “Warrants”): (i) one warrant entitles the investor to purchase up to 14,797,278 shares of Common Stock at an exercise price of $0.06 per share (the “6 Cent Warrants”) and (ii) one warrant entitles the investor to purchase up to 7,398,639 shares of Common Stock at an exercise price of $0.08 per share (the “8 Cent Warrant”). The Warrants shall be exercisable at any time from the issuance date until the following expiration dates:

●	½ of all $0.06 Warrants shall expire on March 8, 2021;
●	½ of all $0.06 Warrants shall expire on March 8, 2022;
●	½ of all $0.08 Warrants shall expire on March 8, 2022; and,
●	½ of all $0.08 Warrants shall expire on March 8, 2023.

All unexercised warrants are now expired.

On February 15, 2022, the Company issued 7,398,639 shares of Common stock in connection with the exercise of 7,398,639 warrants for $443,918.

On February 15, 2022, the Company issued 3,699,320 shares of Common stock in connection with the exercise of 3,699,320 warrants for $295,946.

F-43

(B) Common Stock Issued for Services

Shares issued for services as mentioned below were valued at the closing price of the stock on the date of grant.

On December 26, 2023, the Company issued 5,000,000 shares of its class A common stock for services with a fair value of $225,000 ($0.045/share) on the date of grant.

(C) Common Stock Warrants and Options

On February 16, 2023, the Company issued 2,434,211 shares of Common Stock in exchange for the cashless exercise of 2,500,000 warrants.

On February 15, 2022, the Company issued 7,398,639 shares of Common stock in connection with the exercise of 7,398,639 warrants for $443,918.

On February 15, 2022, the Company issued 3,699,320 shares of Common stock in connection with the exercise of 3,699,320 warrants for $295,946.

On April 11, 2022, the Company extended the expiration date of the warrant issued on May 28, 2015 to May 27, 2025. No additional expense was recorded due to rate difference being de minimis.

On December 13, 2023 the Company issued a 10-year option to purchase 10,00,000 shares of common stock at an exercise price of $0.04 per share to a related party for services rendered. The options had a fair value of $260,000, based upon the Black-Scholes option-pricing model on the date of grant. Options vest on grant date. During the year ended December 31, 2023, the Company recorded $260,000 as an expense for options issued.

Expected dividends	0%
Expected volatility	133.30%
Expected term	5 years
Risk free interest rate	4.00%
Expected forfeitures	0%

On December 13, 2023, the Company issued a 5-year option to purchase 6,000,000 shares of common stock at an exercise price of $0.04 per share to a related party for services rendered. The options had a fair value of $162,000, based upon the Black-Scholes option-pricing model on the date of grant. Options vest 20% on the grant date, 20% will vest on the second anniversary, 20% will vest on the third-year anniversary, 20% will vest on the fourth year anniversary as long as the employee remains with the Company at the end of each successive year for four years. Options will be exercisable on December 31, 2023, and for a period of 10 years expiring on December 13, 2033. During the year ended December 31, 2023, the Company recorded $32,400 as an expense for options issued.

Expected dividends	0%
Expected volatility	133.30%
Expected term	6.25 years
Risk free interest rate	4.04%
Expected forfeitures	0%

On December 13, 2023, the Company issued a 5-year option to purchase 4,000,000 shares of common stock at an exercise price of $0.04 per share to a related party for services rendered. The options had a fair value of $108,000, based upon the Black-Scholes option-pricing model on the date of grant. Options vest 20% on the grant date, 20% will vest on the second anniversary, 20% will vest on the third-year anniversary, 20% will vest on the fourth year anniversary as long as the employee remains with the Company at the end of each successive year for four years. Options will be exercisable on December 31, 2023, and for a period of 10 years expiring on December 13, 2033. During the year ended December 31, 2023, the Company recorded $21,600 as an expense for options issued.

Expected dividends	0%
Expected volatility	133.30%
Expected term	6.25 years
Risk free interest rate	4.04%
Expected forfeitures	0%

F-44

On January 25, 2021, the Company issued a 7-year option to purchase 2,500,000 shares of common stock at an exercise price of $0.134 per share to a related party for services rendered. The options had a fair value of $310,165, based upon the Black-Scholes option-pricing model on the date of grant. Options vest 33.3% on the year one anniversary of the grant date, 33.3% will vest on the second anniversary, and 33.3% will vest on the third year anniversary as long as the employee remains with the Company at the end of each successive year for three years. Options will be exercisable on January 25, 2021, and for a period of 7 years expiring on January 25, 2028. During the year ended December 31, 2023 the Company recorded $93,752 as an expense for options issued.

Expected dividends	0%
Expected volatility	133.22%
Expected term	7 years
Risk free interest rate	1.46%
Expected forfeitures	0%

On February 19, 2020 the Company issued a 10-year option to purchase 6,000,000 shares of common stock at an exercise price of $0.115 per share to a related party for services rendered. The options had a fair value of $626,047, based upon the Black-Scholes option-pricing model on the date of grant and 2,000,000 options are fully vested on the date granted and 1,000,000 options vest at the end of each successive year for four years. Options will be exercisable on February 19, 2021, and for a period of 10 years expiring on February 19, 2030. During the year ended December 31, 2023, the Company recorded $104,270 as an expense for options issued.

Expected dividends	0%
Expected volatility	125.19%
Expected term	3 years
Risk free interest rate	1.50%
Expected forfeitures	0%

On February 19, 2020 the Company issued a 7-year option to purchase 1,340,000 shares of common stock at an exercise price of $0.115 per share to employees for services rendered. The options had a fair value of $133,063, based upon the Black-Scholes option-pricing model on the date of grant and 268,000 options are fully vested on the date granted and the remaining option vest equally over the remaining 4 years at the end of each successive year. Options will be exercisable on February 19, 2021, and for a period of 6 years expiring on February 19, 2027. During the year ended December 31, 2023, the Company recorded $26,594 as an expense for options issued

Expected dividends	0%
Expected volatility	125.19%
Expected term	6 years
Risk free interest rate	1.46%
Expected forfeitures	0%

F-45

Warrant activity as of December 31, 2023 is summarized as follows:

Warrants	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding - December 31, 2021	48,972,279	$0.12	2.64	$1,248,452
Exercisable - December 31, 2021	48,972,279	$0.12	2.64	$1,248,452
Granted	16,785,714	$0.12	4.05	-
Exercised	(11,097,959)	$0.07	-	-
Cancelled/Forfeited	-	$-	-	-
Outstanding - December 31, 2022	54,660,034	$0.13	3.04	$319,000
Exercisable - December 31, 2022	54,660,034	$0.13	3.04	$319,000
Granted	20,000,000	$0.04	8.96	-
Exercised	(2,500,000)	$0.001	-	-
Cancelled/Forfeited	(4,824,320)	$0.11	-	-
Outstanding – December 31, 2023	67,335,714	$0.12	3.89	$331,500
Exercisable – December 31, 2023	67,335,714	$0.12	3.89	$331,500

As of December 31, 2023, the following warrants were outstanding:

Exercise Price Warrants Outstanding	Warrants Exercisable	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
$0.001	8,500,000	2.14	$331,500
$0.04	2,300,000	2.75	$-
$0.056	1,000,000	1.52	$-
$0.2299	7,125,000	1.27	$-
$0.16	3,125,000	1.95	$-
$0.25	8,000,000	2.23	$-
$0.1160	500,000	1.52	$-
$0.12	12,500,000	3.05	$-
$0.14	4,285,714	3.05	$-
$0.04	4,000,000	9.95	$-
$0.04	6,000,000	9.95	$-
$0.04	10,000,000	9.95	$-

	67,335,714		$331,500

For the year ended December 31, 2022, the following warrants were outstanding:

Exercise Price Warrants Outstanding	Warrants Exercisable	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
$0.001	11,000,000	3.43	$321,000
$0.04	2,300,000	3.75	$-
$0.056	1,000,000	2.02	$-
$0.08	3,699,320	0.18	$-
$0.2299	8,250,000	2.21	$-
$0.16	3,125,000	2.95	$-
$0.25	8,000,000	3.23	$-
$0.1160	500,000	2.52	$-
$0.12	12,500,000	4.05	$-
$0.14	4,285,714	4.05	$-
	54,660,034		$321,000

F-46

Options activity as of December 31, 2023 is summarized as follows:

Options	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding - December 31, 2021	26,802,500	$0.12	19.12	$-
Exercisable - December 31, 2021	26,802,500	$0.12	19.12	$-
Granted	-	$-	-	-
Exercised	-	$-	-	-
Cancelled/Forfeited	(282,500)	$0.12	5.00	-
Outstanding - December 31, 2022	26,520,000	$0.12	18.27	$-
Granted	-	$-	-	-
Exercised	-	$-	-	-
Cancelled/Forfeited	-	$-	-	-
Outstanding – December 31, 2023	26,520,000	$0.12	17.27	$-
Exercisable – December 31, 2023	26,520,000	$0.12	17.27	$-

For the year ended December 31, 2023, the following options were outstanding:

Exercise Price	Options Outstanding	Options Exercisable	Weighted Average Remaining Contractual Life (in Years)

$0.115	26,520,000	26,520,000	17.27

For the year ended December 31, 2022, the following options were outstanding:

Exercise Price	Options Outstanding	Options Exercisable	Weighted Average Remaining Contractual Life (in Years)

$0.115	26,520,000	26,520,000	18.52

(C) Amendment to Articles of Incorporation

On February 16, 2009, the Company amended its articles of incorporation to amend the number and class of shares the Company is authorized to issue as follows:

●	Common stock Class A, unlimited number of shares authorized, no par value
●	Common stock Class B, unlimited number of shares authorized, no par value
●	Preferred stock, unlimited number of shares authorized, no par value

Effective December 17, 2013, the Company amended its articles of incorporation to designate a Series A no par value preferred stock. Two shares of Series A Preferred stock have been authorized.

(D) Common Stock Issued for Debt

As of November 17, 2022, the Company has satisfied all debentures to Yorkville Advisors.

On November 17, 2022, the Company issued 5,935,350 shares of Common Stock in exchange for conversion of $150,000 of principle balance on a convertible debenture and $164 of accrued interest.

On November 14, 2022, the Company issued 5,974,335 shares of Common Stock in exchange for conversion of $150,000 of principle balance on a convertible debenture and $1,151 of accrued interest.

F-47

On November 1, 2022, the Company issued 9,236,212 shares of Common Stock in exchange for conversion of $250,000 of principle balance on a convertible debenture and $301 of accrued interest.

On October 31, 2022, the Company issued 6,510,348 shares of Common Stock in exchange for conversion of $150,000 of principle balance on a convertible debenture and $28,384 of accrued interest.

On October 26, 2022, the Company issued 5,487,951 shares of Common Stock in exchange for conversion of $150,000 of principle balance on a convertible debenture and $370 of accrued interest.

On October 18, 2022, the Company issued 4,782,778 shares of Common Stock in exchange for conversion of $150,000 of principle balance on a convertible debenture and $658 of accrued interest.

On October 11, 2022, the Company issued 2,907,240 shares of Common Stock in exchange for conversion of $100,000 of principle balance on a convertible debenture and $1,753 of accrued interest.

On September 26, 2022, the Company issued 3,605,259 shares of Common Stock in exchange for conversion of $150,000 of principle balance on a convertible debenture and $2,863 of accrued interest. Accordingly, no gain or loss was recognized upon debt conversion.

On September 8, 2022, the Company issued 3,396,898 shares of Common Stock in exchange for conversion of $150,000 of principle balance on a convertible debenture and $4,219 of accrued interest. Accordingly, no gain or loss was recognized upon debt conversion.

On August 18, 2022, the Company issued 4,325,913 shares of Common Stock in exchange for conversion of $200,000 of principle balance on a convertible debenture and $7,644 of accrued interest. Accordingly, no gain or loss was recognized upon debt conversion

On July 19, 2022, the Company issued 4,364,987 shares of Common Stock in exchange for conversion of $200,000 of principle balance on a convertible debenture and $6,027 of accrued interest. Accordingly, no gain or loss was recognized upon debt conversion.

On June 30, 2022, the Company issued 3,401,877 shares of Common Stock in exchange for conversion of $150,000 of principle balance on a convertible debenture and $3,425 of accrued interest. Accordingly, no gain or loss was recognized upon debt conversion.

On June 21, 2022, the Company issued 3,393,979 shares of Common Stock in exchange for conversion of $150,000 of principle balance on a convertible debenture and $3,068 of accrued interest. Accordingly, no gain or loss was recognized upon debt conversion.

On June 14, 2022, the Company issued 2,902,922 shares of Common Stock in exchange for conversion of $100,000 of principle balance on a convertible debenture and $60,822 of accrued interest. Accordingly, no gain or loss was recognized upon debt conversion.

On June 6, 2022, the Company issued 3,549,793 shares of Common Stock in exchange for conversion of $200,000 of principle balance on a convertible debenture and $5,178 of accrued interest. Accordingly, no gain or loss was recognized upon debt conversion.

On May 17, 2022, the Company issued 3,628,325 shares of Common Stock in exchange for conversion of $200,000 of principle balance on a convertible debenture and $5,726 of accrued interest. Accordingly, no gain or loss was recognized upon debt conversion.

On April 14, 2022, the Company issued 2,358,380 shares of Common Stock in exchange for conversion of $150,000 of principle balance on a convertible debenture and $1,644 of accrued interest. Accordingly, no gain or loss was recognized upon debt conversion.

F-48

On April 29, 2022, the Company issued 4,272,417 shares of Common Stock in exchange for conversion of $250,000 of principle balance on a convertible debenture and $5,918 of accrued interest. Accordingly, no gain or loss was recognized upon debt conversion.

On February 16, 2022, the Company issued 3,924,443 shares of Common Stock in exchange for conversion of $250,000 of principle balance on a convertible debenture and $1,164 of accrued interest.

On January 21, 2022, the Company issued 3,935,417 shares of Common Stock in exchange for conversion of $250,000 of principle balance on a convertible debenture and $2,260 of accrued interest.

On January 31, 2022, the Company issued 4,569,059 shares of Common Stock in exchange for conversion of $250,000 of principle balance on a convertible debenture and $42,877 of accrued interest.

NOTE 9 COMMITMENTS AND CONTINGENCIES

On November 10, 2010, the Company entered into an employment agreement with its CEO, effective January 1, 2011 through the December 31, 2015. The term of the agreement is a five year period at an annual salary of $210,000. There is a 6% annual increase. For the year ending December 31, 2015, the annual salary was $281,027. The employee is also to receive a 20% bonus based on the annual based salary. Any stock, stock options bonuses have to be approved by the board of directors. On January 1, 2016 the agreement was renewed with the same terms for another 5 years with an annual salary of $297,889 for the year ended December 31, 2016. On January 1, 2017, the agreement renewed with the same terms for another 5 years, but with an annual salary of $315,764 for the year ended December 31, 2017. On January 1, 2019 the agreement renewed again with the same terms for another 5 years. On January 1, 2023 the agreement renewed again with the same terms, but with an annual salary of $447,915 for the years ended December 31, 2023. As of December 31, 2023 and December 31, 2022, the accrued salary balance is $3,511,776 and $3,077,393, respectively (See Note 10).

On January 20, 2015, the board of directors appointed Mr. Jonathan R. Rice as our Chief Operating Officer. Mr. Rice’s employment agreement has a term of one year and can be terminated by either the Company or Mr. Rice at any time. Under the employment agreement, Mr. Rice is entitled to an annual cash compensation of $120,000, which includes salary, health insurance, 401K retirement plan contributions, etc. The Company also agreed to reimburse Mr. Rice for his past educational expenses of approximately $11,000. In addition, Mr. Rice was issued a three-year warrant to purchase 2,000,000 shares of common stock of the Company at an exercise price of $0.001 per share (the “January 2015 Warrant”) pursuant to the employment agreement. Additionally, on May 28, 2015, the Company issued a three-year warrant to purchase 3,000,000 shares of common stock of the Company at an exercise price of $0.001 per share (the “May 2015 Warrant”) to Mr. Rice. The May 2015 warrant fully vested on October 28, 2016 and will expire on May 28, 2022. For the year ended December 31, 2015, the Company recorded $121,448 for the warrants issued to Mr. Rice. On January 14, 2016, the Company signed a new employment agreement with Mr. Rice. The employment agreement has a term of one year and can be terminated by either the Company or Mr. Rice at any time. Under the employment agreement, Mr. Rice is entitled to annual cash compensation of $140,000, which includes salary, health insurance, 401K retirement plan contributions, etc. In addition, Mr. Rice was issued a three-year warrant to purchase 6,000,000 shares of common stock of the Company at an exercise price of $0.001 per share pursuant to the employment agreement (the “May 2016 Warrant”). The May 2016 warrant fully vested on February 20, 2017 and will expire on May 20, 2026. On January 9, 2018, the Company extended the expiration date of the January 2015 warrant from January 19, 2018 to January 31, 2020, and on January 10, 2020 the Company extended the expiration date of the January 2015 warrant to January 10, 2025 and on March 15, 2018, the Company signed an extension of its at-will employment agreement with its COO, extending the term to January 31, 2019. On March 25, 2019, the Company signed an extension of its at-will employment agreement with its COO, extending the term to January 1, 2020. On March 5, 2021, the Company signed an extension of its at-will employment agreement with its COO, extending the term to January 1, 2022. On February 25, 2022, the Company signed an extension of its at-will employment agreement with its COO, extending the term to January 1, 2023. On August 8, 2019, Mr. Rice was issued a set of three five-year warrants to purchase a total of 6,000,000 shares of common stock of the Company at an exercise price of $0.2299 per share pursuant to the employment agreement. On April 26, 2019, the Company signed an agreement to increase Mr. Rice’s base salary by $20,000 per year and issue a one-time $20,000 bonus. Additionally, on August 15, 2019, the Company signed an agreement to increase Mr. Rice’s base salary by an additional $20,000 per year.

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As of December 31, 2023 and December 31, 2022, the Company owes $3,482 and $3,728, respectively, to Mr. Rice for payroll payable.

On July 3, 2019, the board of directors appointed Mr. Kenneth Le as the Company’s Director of Government relations and President of Prodigy Textiles. Mr. Le’s employment agreement has a term of one year and can be terminated by either the Company or Mr. Rice at any time. Under the employment agreement, Mr. Le is entitled to annual cash compensation of $60,000. In addition, Mr. Le was issued two three-year warrants to purchase 2,000,000 shares of common stock of the Company at an exercise price of $0.2299 per share. As of December 31, 2023 and December 31, 2022, the accrued salary balance is $1,154 and $1,243, respectively.

Legal Matters

The Company may be involved in legal actions and claims arising in the ordinary course of business, from time to time, none of which at the time are considered to be material to the Company’s business or financial condition.

(A) License Agreement

On May 8, 2006, the Company entered into a license agreement. Pursuant to the terms of the agreement, the Company paid a non- refundable license fee of $10,000. The Company will pay a license maintenance fee of $10,000 on the one year anniversary of this agreement and each year thereafter. The Company will pay an annual research fee of $13,700 with first payment due January 2007, then on each subsequent anniversary of the effective date commencing May 4, 2007. The annual research fees are accrued by the Company for future payment. Pursuant to the terms of the agreement the Company may be required to pay additional fees aggregating up to a maximum of $10,000 a year for patent maintenance and prosecution relating to the licensed intellectual property.

On October 28, 2011, the Company entered into a license agreement with the University of Notre Dame. Under the agreement, the Company received exclusive and non-exclusive rights to certain spider silk technologies including commercial rights with the right to sublicense such intellectual property. In consideration of the licenses granted under the agreement, the Company agreed to issue to the University of Notre Dame 2,200,000 shares of its common stock and to pay a royalty of 2% of net sales. The license agreement has a term of 20 years which can be extended on an annual basis after that. It can be terminated by the University of Notre Dame if the Company defaults on its obligations under the agreement and fails to cure such default within 90 days of a written notice by the university. The Company can terminate the agreement upon a 90 day written notice subject to payment of a termination fee of $5,000 if the termination takes place within 2 years after its effectiveness, $10,000 if the termination takes place within 4 years after its effectiveness and $20,000 if the Agreement is terminated after 4 years. On May 5, 2017, the Company signed an addendum to that agreement relating to tangible property and project intellectual property. On March 1, 2019, the Company singed an addendum to that agreement. The Company entered into a separate loan agreement and promissory noted dated March 1, 2019 as a payment for expenses paid by the University prior to January 31, 2019 totaling $265,244 and issued 4,025,652 shares of Class A common stock with a fair value of $281,659 as payment of certain debt. In the event of default, the license agreement will be terminated. During the year ended December 31, 2023, the Company paid $60,000 of the balance (See Notes 6).

On December 26, 2006, the Company entered into an addendum to the intellectual property transfer agreement with Mr. Thompson, its CEO. In accordance with FASB ASC No 480, Distinguishing Liabilities from Equity, the Company determined that the present value of the payment of $120,000 that was due on December 26, 2007. As of December 31, 2023 and December 31, 2022, the outstanding balance is $65,292. For the year ended December 31, 2023, the Company recorded $1,960 in interest expensed and related accrued interest payable.

(B) Operating Lease Agreements

Since September of 2015, we rent office space at 2723 South State Street, Suite 150, Ann Arbor, Michigan 48104, which is our principal place of business. We pay an annual rent of $2,508 for conference facilities, mail, fax, and reception services located at our principal place of business.

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On July 1, 2021, the Company signed a 5 year property lease in Vietnam which consists of 6,000 square meters of space, which it leases at a current rent of approximately $8,645 per year. The Company accounts for the lease in accordance with ASC Topic 842, “Leases”

On September 13, 2017, the Company signed a two year lease with a 2 year option commencing on October 1, 2017 and ending on September 31, 2019. The Company paid an annual rent of $39,200 for the year one of lease and $42,000 for the year two of lease for office and manufacturing space. On September 5, 2019, the Company signed a new two-year lease for this 5,000 square foot property in Lansing, MI that commenced on October 1, 2019 and ended on September 30, 2021, for its research and development headquarters. The Company pays an annual rent of $42,000 for year one of the lease and $44,800 for year two of the lease. On April 16, 2021, the Company signed a two year amendment to this lease. Commencing on July 1, 2021 and ending on September 30, 2022, the Company paid an annualized rent of $42,000. From October 1, 2022 through September 30, 2023, the Company will pay an annual rent of $44,800. On October 1, 2023, the Company extended the terms of the lease through September 30, 2025. From October 1, 2023, through September 30, 2024, the Company will pay an annual rent of $44,800. From October 1, 2024, through September 30, 2025, the Company will pay an annual rent of $47,600. The Company accounts for the lease in accordance with ASC Topic 842, “Leases”

NOTE 10 RELATED PARTY TRANSACTIONS

Accounts payable and accrued expenses – related party consists of the following:

	As of December 31, 2023	As of December 31, 2022

Accounts payable - related party	$388,001	$356,191
Accrued expenses - related party	3,516,411	3,082,363
Accrued interest - related party	2,680,236	2,276,454

Total accounts payable and accrued expenses - related party	$6,584,648	$5,715,008

Between June 6, 2016, and December 1, 2020 the Company received a total of $1,657,000 in loans from its founder and CEO. Pursuant to the terms of the loan, the advance bears an interest at 3%, is unsecured, and due on demand.

On January 26, 2022, the Company repaid $40,000 of the outstanding loan to its founder and CEO.

Total loan payable to principal stockholder for as of December 31, 2023 is $1,617,000.

Total loan payable to this principal stockholder as of December 31, 2022 is $1,617,000.

During the year ended December 31, 2023, the Company recorded $80,851 as an in-kind contribution of interest related to the loan and recorded accrued interest payable of $56,050. As of December 31, 2023, total interest payable is $246,714.

During the year ended December 31, 2022, the Company recorded $80,849 as an in-kind contribution of interest related to the loan and recorded accrued interest payable of $54,755. As of December 31, 2022, total interest payable was $107,882.

As of December 31, 2023, and December 31, 2022, there was $388,001 and $356,191, respectively, included in accounts payable – related party, which is owed to the Company’s Chief Executive Officer for expenses paid on behalf of the Company.

As of December 31, 2023, and December 31, 2022, there was $3,516,411 and $3,082,363, respectively, included in accrued expenses – related party, which includes accrued salaries owed to the Company’s senior staff.

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As of December 31, 2023, and December 31, 2022, there was $2,680,236 and $2,276,454, respectively, included in accrued interest – related party, which includes interest on accrued salary and accrued expenses owed to the Company’s Chief Executive Officer.

In aggregate as of December 31, 2023, and December 31, 2022, the Company owed $6,584,648 and $5,715,008, respectively to its related parties in accrued salaries and accrued interest.

As of December 31, 2023 and December 31, 2022, the Company owed $65,292 and $65,292, respectively, in royalty agreement payable to Chief Executive Officer.

During the year ended December 31, 2022, the Company paid $98,480 as a deposit towards the purchase of inventory from a related party vendor (an entity in which we hold a 15% ownership interest). As of December 31, 2023, the Company recognized impairment expense of $95,872 related to a deposit towards the purchase of inventory. The remaining balance as of December 31, 2023, is $0 (See Note 1).

NOTE 11 SUBSEQUENT EVENTS

The Company has analyzed its operations subsequent to April 1, 2024 through the date these financial statements were issued, and other than those listed below, has determined that it does not have any material subsequent events to disclose.

On January 24, 2024, the Company signed a memorandum of understand with the Vietnam Sericulture Association (“VSA”) and the Lam Dong Agro-Forestry Research & Experiment Center (“LAREC”) to enhance sericulture in Vietnam through the expanded application of the Company’s spider silk silkworm technology.

On January 31, 2024, the Company signed a five-year lease for a 700 square meter facility in Lam Dong, Vietnam that commenced on February 1, 2024 and ends on January 31, 2029. We pay an annual rent of ~$7,284 for year one and two of the lease. For years 3-5 the price will increase with Vietnam’s state land price bracket, not to exceed 10%.

On February 2, 2024, the Company repaid $90,000 of accrued expenses to its Chief Executive Officer.

On March 26, 2024, the Company authorized the reclassification of two shares of Preferred stock into Series A preferred stock as approved by the board of directors.

On March 26, 2024, the Company issued one share of Series A preferred stock to Mr. Thompson, our CEO and founder. In consideration for the share of Series A preferred stock, Mr. Thompson paid twenty thousand dollars ($20,000), in the form of debt cancellation.

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